Exhibit 2.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM HIS EXHIBIT IN
ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE SUCH
INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION
THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION
THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED
WITH “[***]” TO INDICATE THE OMISSION.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ORGANON & CO.,

ORGANON BERMUDA LTD.,

DERMAVANT SCIENCES LTD.

AND

ROIVANT SCIENCES LTD.
solely in its capacity as Securityholders’ Representative (for the limited purposes described herein)

DATED AS OF SEPTEMBER 17, 2024

i

4.3	Authority	54

4.4	Capitalization	55

4.5	Title to Properties and Assets; Sufficiency of Assets	57

4.6	Required Filings and Consents; No Conflict	58

4.7	Material Contracts	59

4.8	Financial Statements	62

4.9	Absence of Certain Changes	62

4.10	Liabilities	63

4.11	Taxes	63

4.12	Environmental Matters	65

4.13	Employee Matters	66

4.14	Compliance With Laws	69

4.15	Legal Proceedings	69

4.16	Labor Matters	69

4.17	Intellectual Property	72

4.18	Governmental Authorizations	78

4.19	Insurance	78

4.20	Product Liability	79

4.21	Regulatory Matters	79

4.22	Healthcare Data Privacy	83

4.23	Unlawful Payments; International Trade Compliance	84

4.24	Cybersecurity, Data Privacy	86

4.25	Brokers	86

4.26	Key Customers and Suppliers	87

4.27	Inventory.	87

4.28	Affiliate Arrangements	87

4.29	No Additional Representations and Warranties	88

4.30	No Reliance	88

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	89

5.1	Organization, Standing and Power	89

5.2	Authority	89

5.3	Required Filings and Consents; No Conflict	90

5.4	Legal Proceedings	90

5.5	Financial Capability	90

5.6	Brokers	90

5.7	Merger Sub	91

5.8	No Additional Representations or Warranties	91

5.9	No Reliance	91

ARTICLE VI.	CONDUCT OF BUSINESS	91

6.1	Conduct of the Business of the Company	91

6.2	Certain Restrictions During the Pre-Closing Period	92

6.3	Confidentiality	96

ARTICLE VII.	ADDITIONAL AGREEMENTS	97

7.1	Access to Information	97

7.2	Consents and Regulatory Approvals	98

7.3	Notice of Certain Events	100

7.4	Public Disclosure	101

7.5	Tax Matters	101

7.6	Affiliate Matters	102

7.7	Employee Matters	103

7.8	Directors & Officers Indemnification	107

7.9	Bermuda Required Actions	108

7.10	Delivery of Virtual Data Room Electronic Copy	108

7.11	Acquisition Proposals.	109

7.12	Takeover Statutes	109

7.13	Resignations	109

7.14	R&W Insurance	110

7.15	Encumbrances	110

7.16	Release.	110

ARTICLE VIII.	CONDITIONS TO THE MERGER	112

8.1	Conditions to Each Party’s Obligation to Effect the Merger	112

8.2	Additional Conditions to Obligations of Parent and Merger Sub	112

8.3	Additional Conditions to Obligations of the Company	113

ARTICLE IX.	TERMINATION AND AMENDMENT	114

9.1	Termination	114

9.2	Effect of Termination	115

9.3	Fees and Expenses	116

9.4	Amendment	116

9.5	Extension; Waiver	116

ARTICLE X.	SECURITYHOLDERS’ REPRESENTATIVE	117

10.1	Appointment and Authorization; Assignment and Delegation	117

10.2	Right to Act	118

10.3	Agency	118

10.4	Indemnification of Securityholders’ Representative; Limitations of Liability	119

10.5	Reasonable Reliance	119

10.6	Orders	120

10.7	Removal of Securityholders’ Representative; Assignment and Delegation; Authority of Securityholders’ Representative	120

10.8	Expenses of the Securityholders’ Representative	121

10.9	Irrevocable Appointment	121

ARTICLE XI.	SURVIVAL; INDEMNIFICATION	121

11.1	Survival	121

11.2	Indemnification of Parent	122

11.3	Notice of Claims	122

11.4	Third Party Claims	123

11.5	Limitations on Indemnification.	123

11.6	Payment of Indemnification Claims; Set-off.	124

11.7	Remedies	125

ARTICLE XII.	MISCELLANEOUS	125

12.1	Notices	125

12.2	Entire Agreement	127

12.3	No Third-Party Beneficiaries	127

12.4	Assignment	128

12.5	Severability	128

12.6	Counterparts and Signature	128

12.7	Interpretation	129

12.8	Governing Law	129

12.9	Remedies	130

12.10	Submission to Jurisdiction	130

12.11	WAIVER OF JURY TRIAL	131

12.12	Company Disclosure Schedule	131

12.13	Joint Negotiation	131

12.14	Waiver of Conflicts; Privilege	132

v

EXHIBITS:
Exhibit A	Form of Statutory Merger Agreement
Exhibit B	Form of Written Consent
Exhibit C	Current Assets and Current Liabilities
Exhibit D	Form of Closing Date Statement
Exhibit E	Form of Consideration Spreadsheet
Exhibit F	Form of Letter of Transmittal
Exhibit G	Compound, DMVT-506 and Product Description
Exhibit H	Contingent Payments
Exhibit I	Additional Contingent Payments

SCHEDULES:

Company Disclosure Schedule
Schedule A     Accounting Principles

AGREEMENT AND PLAN OF MERGER

 THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of September 17, 2024 (the “Execution Date”), by and among Organon & Co., a Delaware corporation (“Parent”), Organon Bermuda Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Dermavant Sciences Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), and Roivant Sciences Ltd., an exempted company limited by shares incorporated under the laws of Bermuda, solely in its capacity as the representative of the securityholders of the Company (the “Securityholders’ Representative”). Parent, Merger Sub, the Company and the Securityholders’ Representative are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

 WHEREAS, Parent, Merger Sub and the Company intend that, upon the terms and subject to the conditions of this Agreement and a statutory merger agreement between the Company and Merger Sub, substantially in the form attached hereto as Exhibit A (the “Statutory Merger Agreement”), and in accordance with the applicable provisions of the Bermuda Companies Act, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”);

 WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that the Per Preference Share Merger Consideration constitutes fair value for each Preference Share in accordance with the Bermuda Companies Act, (b) determined that the Per Common Share Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act, (c) determined that the terms of this Agreement, the Statutory Merger Agreement and transactions contemplated hereby and thereby, including the Merger (the “Transactions”) are fair to and in the best interests of the Company and its shareholders, (d) approved and declared advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the consummation of the Merger and the other Transactions and (e) resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement, the Statutory Merger Agreement and the Merger;

 WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board”) have each (a) approved the Transactions; (b) determined that the terms of this Agreement and the Statutory Merger Agreement are fair to and in the best interests of Parent and Merger Sub, respectively, and their respective shareholders; and (c) declared it is advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Statutory Merger Agreement and to consummate the Transactions, including the Merger;

 WHEREAS, the Merger Sub Board has recommended the adoption and approval of this Agreement and the Statutory Merger Agreement by a subsidiary of Parent, as Merger Sub’s sole shareholder;

 WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub a written consent in the form attached hereto as Exhibit B (the “Written Consent”) of Company shareholders constituting the Requisite Shareholder Approval;

 WHEREAS, concurrently with the execution and delivery of this Agreement, Rome has delivered a “Drag-Along Sale Notice” to the “Other Members” (each as defined in and pursuant to Section 83 of the Second Amended and Restated Bye-Laws of the Company) in connection with the Transactions;

 WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Rome has entered into a letter agreement (the “Rome Letter Agreement”), agreeing to certain covenants and obligations, including certain restrictive covenants; and

 WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe certain conditions to, the Merger and the other Transactions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Accounting Principles” means the accounting principles, policies, procedures and methodologies set forth on Schedule A attached hereto.

 “Action” means any judicial, arbitral or administrative claim, complaint, action, cause of action, demand, charge, suit, arbitration, litigation or other proceeding, in each case, from, by or before any Governmental Authority.

 “Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly (through one or more intermediaries), controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including correlative meanings, the terms “controlled by”, “controlling” or “under common control”) means (a) the direct or indirect ownership of 50% or more of the voting stock or other voting interests of the Person or (b) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body of the Person.

 “Aggregate Liquidation Preference” means an amount equal to the product of (a) the Per Share Liquidation Preference and (b) the number of Preference Shares issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, prior to any payments with respect to the Underlying Common Shares with respect to such Preference Shares in accordance with Section 3.1(c)).

 “Anti-Corruption Laws” means all applicable Laws concerning or relating to bribery, corruption, ethical business conduct, fraud, money laundering, political contributions, gifts and gratuities or improper payments, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, the Bermuda Bribery Act 2016 and Laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

 “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and non-U.S. applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate mergers and acquisitions from a competition or antitrust perspective or actions having the purpose or effect of monopolization or restraint of trade.

 “Base Purchase Price” means one hundred and seventy five million ($175,000,000) dollars, plus the amount equal to the Milestone Payment 1 if Milestone Event 1 has been achieved by or on behalf of the Company Group on or after the Execution Date but prior to the Closing and Milestone Payment 1 is included in the Estimated Closing Date Statement delivered in accordance with Section 3.6(a).

 “Bermuda Companies Act” means the Companies Act 1981 of Bermuda.

 “Business” means the business of the Company Group, which includes the Commercialization, Manufacturing and other exploitation of the Product and any Development activities in respect of the Product, the Compound or DMVT-506, in each case, conducted by or on behalf of the Company Group (including, for clarity, by Rome or any of its other Affiliates on behalf of the Company Group).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York; Hamilton, Bermuda; or London, United Kingdom are authorized or obligated by applicable Law to close.

 “Calendar Year” has the meaning given to it in Exhibit H.

 “Canadian Dollars” means the lawful currency of Canada.

 “Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series A Preference Shares of the Company.

 “Clearances” means all consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, permits, nonactions, Orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Authority in connection with the consummation of the Merger, including the expiration or termination of any waiting period (and any extensions thereof) under any applicable Laws.

 “Clinical Trial” means any human clinical investigation, as defined in the U.S. Code of Federal Regulations Title 21 section 312.3(b) or under comparable regulatory standards promulgated by other applicable Regulatory Authorities that is conducted, including any such trials designed to generate data in support of any Regulatory Filing and any post-marketing commitments in connection with an NDA as well as any investigator-initiated studies.

 “Closing Aggregate Exercise Amount” means the aggregate exercise price of all In-the-Money Closing Options and all In-the-Money Closing Warrants, in each case, that are issued and outstanding and unexercised immediately prior to the Effective Time.

 “Closing Amount” means an amount equal to (a) the Estimated Purchase Price, minus (b) the Escrow Amount, minus (c) the Securityholders’ Representative Expense Amount.

 “Closing Cash” means the aggregate amount of cash and cash equivalents held by the Company Group as of immediately prior to the Closing, calculated in accordance with the Accounting Principles. Closing Cash shall (a) be determined net of the amount of any outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made for the accounts of any member of the Company Group that have not yet settled or cleared, (b) exclude restricted cash that is not freely usable, distributable or transferable by the Company Group without penalty, offset, reduction or obligation to replenish pursuant to any Law or Contract (including security or similar deposits, bond guarantees, amounts held as collateral in respect of outstanding letters of credit, and restrictions on dividends and repatriations) and (c) include, to the extent not already reflected in the immediately preceding sentence, the amount of all cash subject to received checks, drafts, wire transfers and credit transactions written or made for the benefit of any member of the Company Group that have not yet settled or cleared.

 “Closing Fully Diluted Share Number” means the sum (without duplication) of (a) the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the Closing Top-Up Shares), (b) without duplication of the foregoing, the aggregate number of Underlying Common Shares in respect of Preference Shares issued and outstanding as of immediately prior to the Effective Time, (c) the aggregate number of Underlying Common Shares in respect of all RSUs issued and outstanding as of immediately prior to the Effective Time and (d) the aggregate number of Underlying Common Shares in respect of all In-the-Money Closing Options and In-the-Money Closing Warrants issued and outstanding as of immediately prior to the Effective Time.

 “Closing Indebtedness” means any Indebtedness of the Company Group outstanding as of immediately prior to the Closing, calculated in accordance with the Accounting Principles.

 “Closing Net Working Capital” means (a) the current assets of the Company Group minus (b) the current liabilities of the Company Group, in each case as of immediately prior to the Closing, in each case determined without duplication and without giving effect to the Merger or the other Transactions and calculated in accordance with the Accounting Principles, which current assets and current liabilities shall include only the line items set forth on Exhibit C attached hereto under the headings “Current Assets” and “Current Liabilities”, respectively; provided, however, that in no event shall “Closing Net Working Capital” include (i) any amounts constituting Closing Cash, any amounts excluded from Closing Cash pursuant to the definition thereof, any amounts constituting Closing Indebtedness, any assets or contra liabilities relating to Indebtedness (e.g., unamortized debt issuance costs), or any amounts constituting Transaction Expenses (including, for the avoidance of doubt, the Specified [***] Obligations), (ii) any amounts outstanding pursuant to Intercompany Obligations solely to the extent settled or eliminated at or prior to the Closing, (iii) any other intercompany accounts, intercompany Indebtedness or other intercompany obligations solely among members of the Company Group, (iv) any liabilities or payments that are expressly required to be paid at or following the Closing by a Securityholder or any of its Affiliates (excluding, for clarity, all members of the Company Group), (v) any Parent Expenses or (vi) any Specified Assumed Obligations; and provided further that “Closing Net Working Capital” (A) shall include all current Tax assets (other than with respect to income Taxes) and (B) shall include any amounts with respect to current Tax liabilities (other than with respect to income Taxes).

 “Closing Top-Up Shares” means the Common Shares issuable as “EIP Top-Up Shares” as defined in and pursuant to the terms of each of the Subscription Agreements in connection with the Merger (determined, for the avoidance of doubt, by counting the number of the In-the-Money Closing Options, but not any Out-of-the-Money Closing Options, as part of “Fully Diluted Share Capital” under and as defined in the applicable Subscription Agreement and otherwise in accordance with Sections 1.4(b), 1.4(c) and 1.4(d) in the applicable Subscription Agreement).

 “Code” means the U.S. Internal Revenue Code of 1986.

 “Commercialization” means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, exporting, transporting, using, offering for sale or selling a product.

 “Common Share” means a common share, par value $0.00001 per share, of the Company.

 “Common Share Holder” means each Person holding any Common Share (including, for the avoidance of doubt, any Closing Top-Up Share) immediately prior to the Effective Time.

 “Company Group” means the Company and its Subsidiaries.

 “Company Group Employee” means, as of any relevant time, each employee of any member of the Company Group.

 “Company Intellectual Property” means (a) any Intellectual Property, including any Know-How, owned or purported to be owned (whether solely or jointly with others) by any member of the Company Group, including the owned Intellectual Property set forth in Section 4.17(a) of the Company Disclosure Schedule and (b) any Intellectual Property licensed or sublicensed by any member of the Company Group, including the licensed or sublicensed Intellectual Property set forth in Section 4.17(a) of the Company Disclosure Schedule (other than licenses to commercially available, off the-shelf software products or services). For purposes of this Agreement, “purported to be owned” means, with respect to any Intellectual Property, any Intellectual Property claimed as being owned by a member of the Company Group, even though such Company Group member (i) is not listed as the owner of record of any such Intellectual Property filed, registered or recorded with a Governmental Authority for the purposes of establishing or providing notice of ownership of such Intellectual Property or (ii) has not secured a written inventor assignment or other Intellectual Property assignment from the Person who created or developed, or contributed to the creation or development of, such Intellectual Property for or for the benefit of such Company Group member.

    “Company’s Knowledge” means the actual knowledge of each Person set forth on Section 1.1(a) of the Company Disclosure Schedule,  after making reasonable inquiry.

 “Company Material Adverse Effect” means any change, event, circumstance, occurrence, effect, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole; provided that no change, event, circumstance, occurrence, effect, state of facts or development to the extent resulting or arising from any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Company Material Adverse Effect”: (a) changes generally affecting the U.S. or global economy or financial or securities markets, including changes in interest or exchange rates; (b) the negotiation, execution, public announcement or pendency of the Merger and the identity of, or the effects of any facts and circumstances relating to, Parent, including any impact thereof on the suppliers, vendors, employees, service providers or other business relations of the Company Group, in each case to the extent resulting therefrom (provided, however, that this clause (b) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences arising from the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions and any condition set forth in Section 8.2(a) solely as it relates to any such representation or warranty); (c) (i) any act of war (whether or not declared), hostility, terrorism, riot, political unrest, calamity or crisis, or similar activities or events, (ii) earthquake, landslide, tsunami, flood, hurricane, cyclone, tornado, volcanic activity, wildfire or other fire, drought, famine, or other natural or man-made disaster, or act of God, (iii) epidemic, pandemic, endemic or public health emergency (including in respect of COVID-19) and (iv) any continuation, escalation or worsening in respect of any of the items or matters referenced in the foregoing clauses (i), (ii) and (iii); (d) any changes, events, circumstances, occurrences, effects, state of facts or developments described on Section 1.1(b) of the Company Disclosure Schedule; (e) any change generally in business, regulatory or other conditions in the industry in which the Company Group operates; (f) any failure by the Company Group to meet any internal or published projections, forecasts, guidance, estimates, milestones, budgets, or revenue or earnings predictions (it being understood that any change, event, circumstance, occurrence, effect, state of facts or development giving rise to or contributing to any such failure may be deemed, constitute or be taken into account in determining whether there has been, or there would reasonably be expected to be, a Company Material Adverse Effect, to the extent not otherwise excluded in another clause of this definition); (g) any adoption, change, implementation, repeal, modification, or reinterpretation of GAAP or any applicable Law by any Governmental Authority, in each case, after the Execution Date; or (h) any action taken or not taken by the Company Group (i) at Parent’s prior written request or with Parent’s written consent or (ii) in order to comply with the express terms of this Agreement (other than compliance with the terms in Section 6.1, except to the extent that Parent has unreasonably withheld consent under Section 6.1) (provided, however, that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences arising from the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions and any condition set forth in Section 8.2(a) solely as it relates to any such representation or warranty), except, in the case of the forgoing clauses (a), (c), (e) or (g), to the extent that the Company Group, taken as a whole, is disproportionately and adversely affected thereby relative to other Persons operating in the industry in which the Company Group operates (in which case the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect).

 “Company Stock Plan” means the Company 2016 Equity Incentive Plan, as may be amended from time to time.

 “Compound” means the compound known as tapinarof having the chemical structure set forth on Exhibit G.

 “Constitutive Documents” means the certificate of incorporation, memorandum of association, certificate of formation, certificate of designation, limited liability company agreement, bye-laws, by-laws or equivalent organizational documents of a Person.

 “Contingent Payment” means any Milestone Payment or any Royalty Payment, together with any interest accrued with respect thereto pursuant to Section 1.5 of Exhibit H.

 “Contract” means any contract, commitment, agreement, instrument, franchise agreement, warranty, guaranty, indenture, note, bond, loan, security agreement, purchase order, deed, lease, sublease, license, sublicense, obligation, undertaking or other legally binding arrangement or understanding, including all amendments to any of the foregoing, in each case, whether written or oral.

 “Copyright” means any copyrights and copyrightable works, including all works for hire, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, all registrations, applications for registration and renewals of any of the foregoing anywhere in the world, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of copyright law anywhere in the world.

 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

 “D&O Parent Cost Cap” means an amount equal to 300% of the aggregate annual premium most recently paid by the Company Group in respect of its current directors’ and officers’ liability insurance policy.

 “Damages” means damages, losses, costs, Liabilities or amounts paid in settlement, including interest, fines, penalties, reasonable attorneys’ fees and expenses of investigation, defense and remedial action; provided that Damages shall not include (a) punitive or exemplary damages, (b) consequential or special damages other than to the extent such damages are reasonably foreseeable and such damages are indemnifiable pursuant to Article XI and (c) any damages based on a multiplier of a financial metric, except, in each case ((a), (b) and (c)), to the extent a Parent Indemnified Party is actually liable to a Third Party for such Damages in connection with a Third Party Claim and such Damages are indemnifiable pursuant to Article XI.

 “Data Protection Laws” means all applicable Laws relating to the Processing of Personal Data, data privacy, data security, and data breach notification, website and mobile application privacy policies and practices, consumer protection, the Processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message or telephone communications.

 “Data Requirements” means all applicable (a) Data Protection Laws; (b) industry standards and certifications binding on the Company Group related to the privacy, security or the Processing of Personal Data (including, to the extent applicable, the Payment Card Industry Data Security Standards (PCI-DSS)), (c) contractual commitments related to the privacy, security or the Processing of Personal Data and (d) publicly posted policies, notices and/or statements related to the privacy, security or the Processing of Personal Data.

 “Development” means Non-Clinical Development and clinical drug development activities reasonably relating to the development of a compound or product and submission of information regarding a compound or product to a Regulatory Authority in connection therewith, including Clinical Trials (including pre- and post-Regulatory Approval studies and statistical analyses), but excluding Commercialization activities. When used as a verb, “Develop” means to engage in Development.

 “DMVT-506” means the compound known as DMVT-506 having the chemical structure set forth on Exhibit G.

 “DOJ” means the United States Department of Justice.

“Encumbrance” means any lien (statutory or otherwise), mortgage, hypothecation, deed of trust, pledge, charge, security interest, license, sublicense, option, right of first refusal, right of first offer, covenant not to sue, covenant not to enforce, easement, servitude, encroachment, right of way, restriction or promise regarding the transfer or use of an asset (or any interest therein) to a Third Party, or other similar encumbrance, in each case, other than transfer restrictions under applicable securities Laws or any applicable Constitutive Documents (any action of correlative meaning, to “Encumber”).

 “Environmental Claim” means any Action (written or oral) by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties, or corrective actions) arising out of, based on, resulting from or relating to (a) the presence, Release or threatened Release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, now or in the past owned or operated by the Company Group or (b) conditions, facts or circumstances forming the basis of any violation, or alleged violation, of or liability under any Environmental Law.

 “Environmental Laws” means all Laws relating to pollution or protection of the environment (including indoor and ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), and human and worker health or safety (but only with respect to protection from Materials of Environmental Concern), including Laws relating to (a) Releases or threatened Releases of, or exposure to, Materials of Environmental Concern, (b) the manufacture, processing, distribution, labeling, marketing, sale, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport, handling of, or exposure to, Materials of Environmental Concern, (c) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (d) endangered or threatened species of flora and fauna (including fish, wildlife and plants), and the management or use of natural resources, (e) the preservation of the environment or mitigation of adverse effects on or to human health or the environment or (f) emissions or control of greenhouse gases.

 “Equity Securities” means (a) any capital stock or share capital of, other voting securities of, other equity, membership, partnership or other ownership interest in any Person, (b) any securities (including debt securities) directly or indirectly convertible into, or exchangeable or exercisable for, any capital stock or share capital of, other voting securities of, other equity, membership, partnership or other ownership interest in any Person, (c) any rights, warrants or options directly or indirectly to subscribe for or to purchase or otherwise acquire any capital stock or share capital of, other voting securities of or other equity, membership, partnership or other ownership interest in, any Person, or to subscribe for or to purchase or otherwise acquire any securities (including debt securities) convertible into, or exchangeable or exercisable for, any capital stock or share capital of, other voting securities of or other equity, membership, partnership or other ownership interest in, any Person or (d) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (a) through (c) above or other similar rights (including any right to receive any profits and losses of, or distribution of assets of, any Person).

 “Equity Award” means each Option and each RSU.

 “Equity Award Holder” means each Option Holder and each RSU Holder.

 “ERISA” means the Employee Retirement Income Security Act of 1974.

 “ERISA Affiliate” means any entity (whether or not incorporated) other than a member of the Company Group that, together with any member of the Company Group, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

 “Escrow Amount” means [***].

 “Escrow Funds” means, at any time of determination, the funds held in escrow at such time by the Escrow Agent in the Escrow Account pursuant to this Agreement and the Escrow Agreement.

 “Estimated Purchase Price” means an amount equal to the Base Purchase Price plus (a) Estimated Closing Cash, plus (b) the Estimated Net Working Capital Adjustment, plus (c) the amount of any [***] Agreement Payment to the extent such payment has been made on or after the Execution Date but prior to or on the Closing Date, minus (d) Estimated Closing Indebtedness and minus (e) Estimated Transaction Expenses.

 “Exchange Act” means the Securities Exchange Act of 1934.

 “Existing Top-Up Rights” means the rights of certain Shareholders to be issued additional Common Shares as “ECL Top-Up Shares” or “EIP Top-Up Shares” pursuant to the terms of the Subscription Agreements.

 “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

 “FDA” means the U.S. Food and Drug Administration.

 “Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

 “Fraud” means actual and intentional common law fraud under the Laws of the State of Delaware by a Person with respect to the making by such Person of any representation or warranty, in each case, expressly set forth in this Agreement or any other Transaction Document; provided that Fraud does not include claims (including based on equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud or any torts including fraud) that are based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation).

 “FTC” means the United States Federal Trade Commission.

 “Fundamental Representations” means the representations and warranties of the Company in Sections 4.1, 4.2, 4.3, 4.4(a), 4.4(b), 4.4(d), 4.4(h) and 4.25.

 “Funding Agreement” means that certain Funding Agreement, dated as of July 10, 2018 and amended as of May 24, 2024, by and among Dermavant Sciences GmbH, the Company, solely with respect to the provisions specified therein, and NovaQuest Co-Investment Fund VIII, L.P.

 “GCP” means the applicable then-current good clinical practice standards promulgated or endorsed by the FDA, and all analogous guidelines promulgated by other Governmental Authorities or the ICH, as applicable, including, for example, (a) U.S. Code of Federal Regulations Title 21 parts 50, 54, 56, and 312; (b) the applicable revision of ICH Guideline for good clinical practice E6 and (c) the applicable requirements of Regulation (EU) No 536/2014.

 “GDP” means all then-current applicable requirements and standards for distribution of pharmaceutical products for human use, including: (a) U.S. Code of Federal Regulations Title 21 sections 211.142 and 211.150, (b) the Drug Supply Chain Security Act, (c) the requirements and standards of any state, district or territory in the United States for the distribution of pharmaceutical products, (d) the World Health Organization’s Good Distribution Practices for Pharmaceutical Products (WHO Technical Report Series, No. 957, 2010, Annex 5) and (e) the European Commission’s Guidelines on Good Distribution Practice of Medicinal Products for Human Use (2013/C 343/01).

 “GLP” means the applicable then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by other applicable Regulatory Authorities, as they may be updated from time to time, including applicable guidelines promulgated under the ICH, the OECD Principles on Good Laboratory Practice and the requirements of Directive 2004/10/EC.

 “GMP” means the applicable then-current good manufacturing practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws, regulations or guidelines applicable to the manufacture and testing of pharmaceutical materials promulgated by other applicable Regulatory Authorities, as they may be updated from time to time, including, for example, U.S. Code of Federal Regulations Title 21 parts 210, 211, 600 and 610 and the EU Guidelines for Good Manufacturing Practice for Medicinal Products for Human and Veterinary Use, as set forth in Volume IV of Eudralex.

 “Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) international, supranational, transnational, multinational, federal, state, local, municipal, county, foreign or other government, agency or authority or (c) governmental or quasi-governmental authority of any nature (including any division, subdivision, regulatory body, department, agency, Regulatory Authority, commission, board, bureau, tribunal, instrumentality, organization, unit or body of (a) or (b)) and (d) any court, arbitral body or other tribunal.

 “Governmental Authorizations” means all licenses, permits (including insurance permits), variances, waivers, orders, registrations, consents, certificates, certifications, clearances and other authorizations and approvals of or by a Governmental Authority required (a) with respect to the Parties, to perform their respective obligations hereunder and under any Transaction Document and (b) with respect to the Company Group, to carry on the business of the Company Group.

 “HCP” means a licensed physician, physician’s assistant, nurse, nurse practitioner, pharmacist, midwife, medical technician, dentist, podiatrist, chiropractor or other similar participant in the healthcare field.

 “Healthcare Laws” means the FD&C Act; the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)); the exclusion laws (42 U.S.C. § 1320a-7); the civil monetary penalties law (42 U.S.C. § 1320a-7a); HIPAA, including the healthcare fraud criminal provisions; Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.); Laws relating to government pricing or price-reporting programs, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8); any state supplemental rebate program, and Medicare average sales price reporting (42 U.S.C. § 1395w-3a); the Public Health Service Act (42 U.S.C. § 256b); the VA Federal Supply Schedule (38 U.S.C. § 8126) or any Laws relating to any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; all criminal Laws relating to healthcare fraud and abuse, including 18 U.S.C. §§ 286, 287, 1035, 1347, 1349; regulations promulgated under each of the foregoing Laws; and any state, local or non-U.S. counterpart to each of the foregoing.

 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the Health Information and Technology for Economic and Clinical Health Act.

 “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

 “ICH” means the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

 “IND” means an Investigational New Drug Application under 21 C.F.R. Part 312 in the United States or similar clinical trial application in other countries.

 “Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance (other than Permitted Encumbrances) on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (calculated, in the case of Indebtedness for which recourse is limited solely to the property subject to the applicable Encumbrance, as an amount equal to the lesser of (i) the value (as determined in good faith by the Company) of the property of such Person subject to such Encumbrance securing such Indebtedness and (ii) the amount of such Indebtedness), (e) all guarantees by such Person of Indebtedness of others, (f) the amount of all capital or finance lease obligations of such Person that have been classified as such in the Financial Statements or in accordance with GAAP  (excluding, for the avoidance of doubt, any leases classified as operating leases in the Financial Statements), (g) all reimbursement obligations of such Person as an account party in respect of letters of credit, performance bonds, surety bonds, banker’s acceptances and similar obligations (to the extent drawn), (h) all obligations in respect of any accrued but unpaid severance benefits (including the employer portion of any employment or payroll Taxes related thereto, whether or not such employment or payroll Taxes are due and payable at the time of payment of the underlying compensatory obligation), (i) all accrued and unpaid income Taxes of the Company Group with respect to Pre-Closing Tax Periods, taking into account and netting out all Tax credits and other Tax assets of any member of the Company Group available to reduce or offset any such Taxes, including all Transaction Tax Deductions that are at least “more likely than not” to offset such accrued and unpaid income Taxes and after reduction for any overpayments shown on the most recently filed Tax Return and estimated Tax payments that have been deposited on or after January 1, 2023, in each case calculated on a jurisdiction-by-jurisdiction basis and with offset only permitted to the extent the applicable Tax jurisdiction allows overpayments and deposits of the relevant Tax to be offset against the relevant Tax liability (which amount under this clause (i) shall not be less than zero), (j) any obligations of such Person under any currency swaps, forward contracts, collars, caps, currency or other derivative or hedging arrangements of such Person, (k) any declared but unpaid dividends or other distributions or loans payable by such Person to its equityholders or Affiliates, (l) obligations for the deferred purchase price of property or services pursuant to any earn-out, milestone payment, royalty payment or similar obligations, in each case, to the extent due and payable and excluding, for the avoidance of doubt, any obligations under supply arrangements and (m) all accrued or unpaid interest with respect to any of the foregoing and all penalties, fees, expenses and breakage costs to the extent payable as a result of the consummation of the Transactions; provided, however, that in no event shall “Indebtedness” of the Company Group include (i) any amounts constituting Transaction Expenses (including, for the avoidance of doubt, the Specified [***] Obligations) or reflected in the definition of Closing Net Working Capital, (ii) any amounts outstanding pursuant to Intercompany Obligations solely to the extent settled or eliminated at or prior to the Closing, (iii) any other intercompany accounts, intercompany Indebtedness or other intercompany obligations solely among members of the Company Group, (iv) any liabilities or payments that are expressly required to be paid at or following the Closing by a Securityholder or any of its Affiliates (excluding, for clarity, all members of the Company Group), (v) any Parent Expenses or (vi) any Specified Assumed Obligations. For the avoidance of doubt, Indebtedness shall not include any trade credit or trade payables or letters of credit or banker acceptances to the extent undrawn. The Indebtedness referred to in clauses (a), (b) and (g) shall be referred to as “Payoff Indebtedness”; provided that notwithstanding the foregoing, “Payoff Indebtedness” as of the Closing shall not include the Specified Assumed Obligations.

 “Intellectual Property” means any and all intellectual property and proprietary rights of any kind or nature, whether registered or unregistered and whether protected, created or arising under any Law in any jurisdiction throughout the world and all rights associated therewith, including the following: (a) Patents and other indicia of ownership of an invention recognized or issued by or filed with any Governmental Authority; (b) trade secrets, inventions, discoveries and other Know-How, including articles of manufacture, business methods, compositions of matter machines, methods, and processes and new uses for any of the preceding items; (c) Trademarks; (d) internet domain names and social media handles; (e) published and unpublished works of authorship, including audiovisual works and collective works, and Copyrights; (f) rights in designs, databases, data, collections of data and compilations of data; (g) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (h) instantiations of any of the foregoing in any form and embodied in any media; (i) software (including source code, executable code, systems, network tools, data, databases, applications, firmware and all related documentation); (j) all other intellectual property and proprietary rights; and (k) rights to sue (and to secure or recover damages, royalties and other proceeds or remedies) for past, present and future infringements, misappropriations or other violations of any of the foregoing.

 “In-the-Money Closing Option” means all Options other than the Out-of-the-Money Closing Options.

 “In-the-Money Closing Option Holder” means each Person holding any In-the-Money Closing Option immediately prior to the Effective Time.

 “In-the-Money Closing Warrant” means all Warrants other than the Out-of-the-Money Closing Warrants.

 “In-the-Money Closing Warrant Holder” means each Person holding any In-the-Money Closing Warrant immediately prior to the Effective Time.

 “Intercompany Obligations” means all intercompany accounts, all intercompany Indebtedness and all other intercompany obligations between Rome or any of its Affiliates (other than the Company Group), on the one hand, and any member the Company Group, on the other hand.

 “Intercompany Services Agreement” means that certain Services Agreement, dated as of October 21, 2021, by and among Rome and the Company.

 “Inventory” means all raw materials, work-in-process, goods in transit or finished goods of the Product, and all inventories of the Compound, that are owned by any member of the Company Group.

 “Know-How” means all confidential and proprietary commercial, technical, scientific and other data, results, know-how and information, trade secrets, inventions, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, knowledge, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, and specifications (including biological, chemical, structural, pharmacological, toxicological, clinical, safety, assay, method of screening, study designs and protocol and related know-how and trade secrets, and manufacturing data, non-clinical information, pre-clinical and clinical data, specifications of ingredients, manufacturing processes, formulation, specifications, sourcing information, quality control and testing procedures and related know-how and trade secrets), in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed.

 “Law” means any local, state, supranational, federal, national, regional, municipal, provincial, transnational or international statute, law, act, constitution, ordinance, code, rule, treaty, regulation, common law or other legal requirement.

 “Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense or claim of or by any Person of any type, known or unknown, and whether accrued, fixed, absolute, contingent, matured, unmatured, determined or determinable or other, including “off-balance sheet” liabilities.

 “Lookback Date” means September 1, 2021.

 “Manufacturing” means all activities directed to making, sourcing of necessary raw materials, manufacturing, producing, synthesizing, processing, packaging, labeling, filling, finishing, quality assurance testing, shipping, storing, holding (prior to distribution) and release of a product (or any component of such product). When used as a verb, “Manufacture” means to engage in Manufacturing.

 “Materials of Environmental Concern” means any substance, material or waste that is listed, defined, classified or regulated as “hazardous,” “toxic,” “pollutant,” or “contaminant” (or terms of similar intent or meaning) or otherwise regulated or that could give rise to liability under any Environmental Law, including petroleum or petroleum byproducts, radioactive materials, asbestos or asbestos-containing materials, per- or polyfluoroalkyl substances and polychlorinated biphenyls.

 “Merger Consideration” means (a) the consideration payable to holders of Preference Shares pursuant to Section 3.1(c), (b) the consideration payable to holders of Common Shares (including any Underlying Common Shares with respect to any Preference Shares) pursuant to Section 3.1(d), (c) the consideration payable to RSU Holders pursuant to Section 3.2(a), (d) the consideration payable to In-the-Money Closing Option Holders pursuant to Section 3.2(b), (e) the consideration payable to Out-of-the-Money Closing Option Holders pursuant to Section 3.2(c), (f) the consideration payable to In-the-Money Closing Warrant Holders pursuant to Section 3.3(a), (g) the consideration payable to Out-of-the-Money Closing Warrant Holders pursuant to Section 3.3(b) and (h) the consideration payable to any Post-Closing Top-Up Right Holders pursuant to Section 3.4(a).

 “Milestone Event” has the meaning given to it in Exhibit H.

 “Milestone Payment 1” has the meaning given to it in Exhibit H.

 “Milestone Payment” has the meaning given to it in Exhibit H.

 “Milestone Product” has the meaning given to it in Exhibit H.

 “Most Recent Balance Sheet Date” means June 30, 2024.

 “NDA” means a New Drug Application as defined in 21 C.F.R. §314.3 or any equivalent application in any applicable non-U.S. jurisdiction.

 “Net Working Capital Adjustment” means an amount (which may be a positive or negative number) equal to (a) Closing Net Working Capital minus (b) Target Net Working Capital.

 “Non-Clinical Development” means activities relating to the discovery, research and other laboratory or animal testing of a compound or product, including toxicology, pharmacology and other discovery, optimization and pre-clinical efforts, test method development and stability testing, Manufacturing process development, formulation development, delivery system development, and quality assurance and quality control development, but excluding Clinical Trials (including pre- and post-Regulatory Approval studies and statistical analysis) and Commercialization activities.

 “Non-Owned Company Intellectual Property” means all Company Intellectual Property that is not Owned Company Intellectual Property.

 “Non-U.S. Company Benefit Plans” means any Company Benefit Plans that are maintained primarily for the benefit of Company Group Employees outside of the United States.

 “NTB Payment” has the meaning given to it in Exhibit I.

 “Option” means each option to purchase Common Shares granted pursuant to the Company Stock Plan or otherwise (whether vested or unvested), and that is outstanding and unexercised.

 “Option Holder” means an In-the-Money Closing Option Holder or an Out-of-the-Money Closing Option Holder.

 “Order” means, with respect to any Person, any judgment, decision, writ, decree, award, consent decree, injunction, ruling, stipulation or order rendered by, entered into with, or of any federal, state, local or other domestic or non-U.S. court or other Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent) that, in each case, is binding on such Person or its property under applicable Laws.

 “Ordinary Course” means the ordinary course of the Company Group’s business.

 “Out-of-the-Money Closing Option” means each Option with an exercise price per share that equals or exceeds the Per Common Share Closing Amount.

 “Out-of-the-Money Closing Option Holder” means each Person holding any Out-of-the-Money Closing Option immediately prior to the Effective Time.

 “Out-of-the-Money Closing Warrant” means each Warrant with an exercise price per share that equals or exceeds the Per Common Share Closing Amount.

 “Out-of-the-Money Closing Warrant Holder” means each Person holding any Out-of-the-Money Closing Warrant immediately prior to the Effective Time.

 “Owned Company Intellectual Property” means all Company Intellectual Property owned or purported to be owned (whether solely or jointly with others) by any member of the Company Group.

 “Parent Expenses” means (a) any costs, fees or expenses of the Company Group incurred at the request or direction of Parent or any of its Affiliates, including any severance pay or benefits, notice pay and pay in lieu of notice under the WARN Act, or similar amounts payable as a result of (i) any termination of employment or service of any employee or service provider (including the Non-Continuing Employees) at the request or direction of Parent or any of its Affiliates (including, after the Closing, any member of the Company Group) and (ii) the termination of Continuing Employees, or any costs, fees or expenses under any Contract entered into by any employee or service provider with Parent or any of its Affiliates (including, after the Closing, any member of the Company Group) in connection with the Transactions, (b) any costs, fees or expenses of the Company Group for which Parent or any of its Affiliates is expressly stated to be responsible pursuant to the terms of this Agreement, (c) any Indebtedness incurred or arranged by Parent and its Affiliates (and subsequently assumed or guaranteed by the Company Group) on or after the Closing Date and (d) any obligations or liabilities under any Contract between the Company Group, on the one hand, and Parent or any of its Affiliates, on the other hand.

 “Parent Material Adverse Effect” means any change, event, circumstance, occurrence, effect, state of facts or development that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

 “Patents” means (a) all patents and patent applications (provisional and non-provisional) anywhere in the world, including PCT applications, (b) all divisionals, continuations, continuations in-part thereof, or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patents or patent applications or (ii) any patent or patent application from which such patents or patent applications claim, or are entitled to claim, direct or indirect priority, and (c) all patents issuing on any of the foregoing anywhere in the world (including from PCT applications), together with all registrations, reissues, re-examinations, patents of addition, utility models or designs, renewals, substitutions, revisions, provisionals, supplemental protection certificates, inventors’ certificates and all disclosures, or extensions of any of the foregoing and counterparts thereof anywhere in the world.

 “Payoff Letters” means payoff letters in customary form reasonably acceptable to Parent in respect of each item of Payoff Indebtedness.

 “Per Common Share Closing Amount” means an amount equal to the quotient of (a) the sum of (i) the excess, if any, of (A) the Closing Amount over (B) the Aggregate Liquidation Preference and (ii) the Closing Aggregate Exercise Amount, divided by (b) the Closing Fully Diluted Share Number; provided, however, that if the amount referenced in (a)(i)(A) is less than or equal to the amount referenced in (a)(i)(B), the “Per Common Share Closing Amount” shall be zero.

 “Per Preference Share Merger Consideration” means, with respect to each Preference Share, the Per Share Liquidation Preference together with the Per Common Share Merger Consideration with respect to each Underlying Common Share with respect to such Preference Share.

 “Per Share Contingent Payment Amount” means, with respect to any Contingent Payment, an amount equal to the quotient of (a) the sum of (i) the excess, if any, of (A) the aggregate amount of such Contingent Payment over (B) the (1) then-remaining Unpaid Liquidation Preference, if any, and (2) aggregate amount of any Post-Closing Payment Expenses payable in connection with such Contingent Payment, if any, and (ii) the applicable Post-Closing Payment Aggregate Exercise Amount, if any, divided by (b) the applicable Post-Closing Fully Diluted Share Number; provided, however, that if the amount referenced in (a)(i)(A) is less than or equal to the amount referenced in (a)(i)(B), then the applicable “Per Share Contingent Payment Amount” shall be zero.

 “Per Share Escrow Consideration” means, with respect to any Escrow Release Amount, an amount equal to the quotient of (a) the sum of (i) the excess, if any, of (A) such Escrow Release Amount over (B) the (1) then-remaining Unpaid Liquidation Preference, if any, and (2) aggregate amount of any Post-Closing Payment Expenses payable in connection with such Escrow Release Amount, if any, and (ii) the applicable Post-Closing Payment Aggregate Exercise Amount, if any, divided by (b) the applicable Post-Closing Fully Diluted Share Number; provided, however, that if the amount referenced in (a)(i)(A) is less than or equal to the amount referenced in (a)(i)(B), then the “Per Share Escrow Consideration” shall be zero.

 “Per Share Expense Fund Consideration” means, with respect to any Expense Fund Release Amount, an amount equal to the quotient of (a) the sum of (i) the excess, if any, of (A) such Expense Fund Release Amount over (B) the (1) then-remaining Unpaid Liquidation Preference, if any, and (2) aggregate amount of any Post-Closing Payment Expenses payable in connection with such Expense Fund Release Amount, if any, and (ii) the applicable Post-Closing Payment Aggregate Exercise Amount, if any, divided by (b) the applicable Post-Closing Fully Diluted Share Number; provided, however, that if the amount referenced in (a)(i)(A) is less than or equal to the amount referenced in (a)(i)(B), then the applicable “Per Share Expense Fund Consideration” shall be zero.

 “Per Share Final Adjustment Amount” means, with respect to any Price Increase, an amount equal to the quotient of (a) the sum of (i) the excess, if any, of (A) such Price Increase over (B) the (1) then-remaining Unpaid Liquidation Preference, if any, and (2) aggregate amount of any Post-Closing Payment Expenses payable in connection with such Price Increase, if any, and (ii) the applicable Post-Closing Payment Aggregate Exercise Amount, if any, divided by (b) the applicable Post-Closing Fully Diluted Share Number; provided, however, that if the amount referenced in (a)(i)(A) is less than or equal to the amount referenced in (a)(i)(B), then the “Per Share Final Adjustment Amount” shall be zero.

 “Per Share Liquidation Preference” means, with respect to each issued and outstanding Preference Share as of immediately prior to the Effective Time, an amount equal to the “Liquidation Preference” of such share at such time under and as defined in the Certificate of Designation. As of the Execution Date, the Per Share Liquidation Preference is $0.735 per Preference Share.

 “Per Share Net Tax Benefit Amount” means, with respect to the NTB Payment, an amount equal to the quotient of (a) the sum of (i) the excess, if any, of (A) the NTB Payment over (B) the (1) then-remaining Unpaid Liquidation Preference, if any, and (2) aggregate amount of any Post-Closing Payment Expenses payable in connection with the NTB Payment, if any, and (ii) the applicable Post-Closing Payment Aggregate Exercise Amount, if any, divided by (b) the applicable Post-Closing Fully Diluted Share Number; provided, however, that if the amount referenced in (a)(i)(A) is less than or equal to the amount referenced in (a)(i)(B), then the “Per Share Net Tax Benefit Amount” shall be zero.

 “Per Share Post-Closing Payment” means (a) any Per Share Final Adjustment Amount, (b) any Per Share Escrow Consideration, (c) any Per Share Expense Fund Consideration, (d) Per Share Set-Off Reimbursement Amount, (e) any Per Share [***] Reimbursement Amount, (f) any Per Share Net Tax Benefit Amount and (g) any Per Share Contingent Payment Amount, as applicable, in each case, only if and to the extent such payment becomes payable under this Agreement.

 “Per Share Set-Off Reimbursement Amount” means, with respect to any Set-Off Reimbursement Amount, an amount equal to the quotient of (a) the sum of (i) the excess, if any, of (A) such Set-Off Reimbursement Amount over (B) the (1) then-remaining Unpaid Liquidation Preference, if any, and (2) aggregate amount of any Post-Closing Payment Expenses payable in connection with such Set-Off Reimbursement Amount, if any, and (ii) the applicable Post-Closing Payment Aggregate Exercise Amount, if any, divided by (b) the applicable Post-Closing Fully Diluted Share Number; provided, however, that if the amount referenced in (a)(i)(A) is less than or equal to the amount referenced in (a)(i)(B), then the applicable “Per Share Set-Off Reimbursement Amount” shall be zero.

 “Per Share [***] Reimbursement Amount” means, with respect to any [***] Reimbursement Amount, an amount equal to the quotient of (a) the sum of (i) the excess, if any, of (A) such [***] Reimbursement Amount over (B) the (1) then-remaining Unpaid Liquidation Preference, if any, and (2) aggregate amount of any Post-Closing Payment Expenses payable in connection with such [***] Reimbursement Amount, if any, and (ii) the applicable Post-Closing Payment Aggregate Exercise Amount, if any, divided by (b) the applicable Post-Closing Fully Diluted Share Number; provided, however, that if the amount referenced in (a)(i)(A) is less than or equal to the amount referenced in (a)(i)(B), then the applicable “Per Share [***] Reimbursement Amount” shall be zero.

 “Permitted Encumbrances” means the following: (a) Encumbrances for Taxes not yet due or payable or that are being contested in good faith by appropriate proceedings and where appropriate reserves have been established in accordance with GAAP; (b) statutory Encumbrances for assessments and other governmental charges or statutory Encumbrances of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course, in each case for sums not yet due and payable or being contested in good faith by appropriate proceedings and where adequate reserves have been established in accordance with GAAP; (c) with respect to real property subject to the Company Group Leases, Encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property, in each case that do not materially detract from the value of the property encumbered thereby, materially impair the use of such property in the business of the Company Group and are not violated by the Company Group’s current use of such real property; (d) Encumbrances unrelated to the borrowing of money that are incurred in the Ordinary Course securing liabilities that are not material the Company Group and that, individually or in the aggregate, do not materially interfere with the use or operation of the property subject thereto and (e) non-exclusive licenses or other non-exclusive grants of rights to or under Intellectual Property rights  that are, in each case, granted in the Ordinary Course, where the grant of such rights to and under such Intellectual Property are incidental to any performance under the agreement granting such rights.

 “Person” means any individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a business trust, a trust, a Governmental Authority or any other entity or organization.

“Personal Data” means all data or other information (a) that identifies, relates to, describes, or could reasonably be linked to an individual or household or, in combination with any other information or data available to the Company, is capable of identifying, relating to, describing, or could be reasonably linked to an individual or household, or (b) that is otherwise considered “personally identifiable information,” “personal information”, “personal data” or the like under any applicable Data Protection Laws.

 “Post-Closing Fully Diluted Share Number” means, with respect to any Post-Closing Payment, the sum (without duplication) of (a) the Closing Fully Diluted Share Number, plus (b) the aggregate number of Underlying Common Shares in respect of all In-the-Money Post-Closing Options and In-the-Money Post-Closing Warrants as of the time of such Post-Closing Payment (determined after taking into account such Post-Closing Payment), plus (c) the number of Post-Closing Top-Up Shares.

 “Post-Closing Payment” means (a) any Price Increase, (b) any Escrow Release Amount, (c) any Expense Fund Release Amount, (d) any Set-Off Reimbursement Amount, (e) any [***] Reimbursement Amount, (f) the NTB Payment and (g) any Contingent Payment, in each case, only if and to the extent such payment becomes payable under this Agreement.

 “Post-Closing Payment Aggregate Exercise Amount” means, with respect to any Post-Closing Payment, the aggregate Post-Closing Payment Exercise Amount applicable thereto.

 “Post-Closing Payment Exercise Amount” means, with respect to any Post-Closing Payment and with respect to each Out-of-the-Money Closing Option and Out-of-the-Money Closing Warrant that becomes an In-the-Money Post-Closing Option or In-the-Money Post-Closing Warrant, as applicable, as a result of such Post-Closing Payment, an amount equal to (a) the exercise price per Common Share subject to such In-the-Money Post-Closing Option or In-the-Money Post-Closing Warrant, minus (b) the sum of (i) the Per Common Share Closing Amount and (ii) the sum of the Per Share Post-Closing Payments applicable to all previous Post-Closing Payments.

 “Post-Closing Payment Expenses” means, with respect to any Post-Closing Payment, (a) any amounts of the type described in clause (i) of the definition of Transaction Expenses that are payable following the Closing by any member of the Company Group (including the Surviving Company) pursuant to any Contract entered into by any member of the Company Group prior to the Closing as a result of the payment of such Post-Closing Payment and (b) the employer portion of any employment or payroll Taxes related to the applicable Post-Closing Equity Award Consideration with respect to such Post-Closing Payment, in each case ((a) and (b)), to the extent not included in Transaction Expenses, Closing Net Working Capital or Closing Indebtedness.

 “Post-Closing Payment Spreadsheet” means, in connection with any Post-Closing Payment, an updated Consideration Spreadsheet reflecting any updates to (x) the Consideration Spreadsheet delivered in connection with the Closing or (y) the prior Post-Closing Payment Spreadsheet delivered in connection with the most recent Post-Closing Payment issued, in each case, to the extent reasonably determined by the Securityholders’ Representative, and including the calculation of (a) the applicable Post-Closing Fully Diluted Share Number (including all components thereof), (b) the Post-Closing Payment, the Per Share Post-Closing Payment (including the applicable Post-Closing Payment Aggregate Exercise Amount, if any, and all other components thereof) and the aggregate Post-Closing Payment payable to each Securityholder and the allocation thereof among the Securityholders, (c) the aggregate amount of any Post-Closing Payment Expenses payable in connection with such Post-Closing Payment and (d) the applicable Post-Closing Fully Diluted Share Number. All amounts included in any Post-Closing Payment Spreadsheet shall be, as applicable, calculated in accordance with the Company’s Constitutive Documents, applicable Law, this Agreement, and, in the case of Equity Awards, the Company Stock Plan and any applicable grant or similar agreement with respect to any such Equity Awards.

 “Post-Closing Top-Up Shares” means, with respect to any Post-Closing Payment, the aggregate number of incremental Common Shares that would have been issuable as “EIP Top-Up Shares” to each Shareholder party to a Subscription Agreement and entitled to “EIP Top-Up Shares” pursuant to the terms thereof in connection with the Merger, calculated as if all applicable In-the-Money Post-Closing Options (if any) were included in the “Fully Diluted Share Capital” under and as defined in the applicable Subscription Agreements at the Closing. For the avoidance of doubt, “Post-Closing Top-Up Shares” shall not include any Common Shares to the extent included in the Closing Top-Up Shares.

 “Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

 “Preference Share” means a Series A preference share, par value $0.00001 per share, of the Company.

 “Preference Share Holder” means the Person holding the Preference Shares as of immediately prior to the Effective Time.

 “Processing” means any operation or set of operations which is performed on information, including Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such Personal Data, and/or is considered “processing” by any applicable Data Requirements.

 “Product” means the pharmaceutical product incorporating the Compound, and sold in the United States under the Trademark VTAMA®, as further described on Exhibit G.

 “Protected Health Information” shall have the same meaning set forth in 45 C.F.R. §160.103.

 “Purchase Price” means an amount equal to the Base Purchase Price, plus (a) Closing Cash, plus (b) the Net Working Capital Adjustment, plus (c) the amount of any [***] Agreement Payment to the extent such payment has been made on or after the Execution Date but prior to or on the Closing Date, minus (d) Closing Indebtedness and minus (e) Transaction Expenses.

 “R&W Insurance Policy” means that certain buyer’s side representation and warranty insurance policy purchased by Parent and issued by AXA XL Mergers and Acquisitions Insurance Group in connection with this Agreement.

 “Registered Company Intellectual Property” means all Company Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction, and all internet domain name registrations, websites and social media handles, in each case, owned or purported to be owned (whether solely or jointly with others) by or licensed or sublicensed by any member of the Company Group, including the Intellectual Property set forth in Section 4.17(a) of the Company Disclosure Schedule.

 “Regulatory Approvals” means, with respect to a country or region, any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by the relevant Regulatory Authority necessary in order to import, develop, distribute, market and sell a pharmaceutical product in such country or region, including any INDs (including clinical trial applications) and NDAs (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals).

 “Regulatory Authority” means, with respect to a jurisdiction, any national (e.g., the FDA), supra-national, regional, state, local or non-U.S. regulatory agency, department, bureau, commission, council or other Governmental Authority with responsibility for granting any Regulatory Approvals with respect to any pharmaceutical product or authority to enforce any Healthcare Law.

 “Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including Regulatory Approvals) or waivers with respect to the Development, Manufacture, Commercialization, or other exploitation of a pharmaceutical product (including any compound, biologic or product) made to or received from any Regulatory Authority in a given country, including any IND or NDA.

 “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, emptying, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Materials of Environmental Concern into or through the indoor or outdoor environment.

 “Related Party” means (a) each Shareholder, (b) each Affiliate of a Shareholder (other than the Company Group), (c) any member of the Rome Group (other than the Company Group) and (d) each officer or director of (i) a Shareholder, (ii) any member of the Company Group or (iii) other member of the Rome Group.

 “RIPSA” means that certain Revenue Interest Purchase and Sale Agreement, dated as of May 14, 2021 and amended as of May 24, 2024, by and among Dermavant Sciences GmbH, the Company, solely for purposes of the provisions specified therein, XYQ Luxco S.A.R.L., NovaQuest Co-Investment Funds XVII, L.P., MAM Tapir Lender, LLC and U.S. Bank Trust Company, National Association.

 “Rome” means Roivant Sciences Ltd., an exempted company limited by shares incorporated under the laws of Bermuda.

 “Rome Equity Commitment Letter” means that certain Commitment Letter, dated as of May 24, 2024, by and between the Company and Rome.

 “Rome Group” means Rome and its Subsidiaries (including, prior to the Closing, the Company Group); provided that any publicly traded Subsidiary of Rome (and the Subsidiaries of any such publicly traded Subsidiary) shall not be included in the Rome Group.

“Royalty Payment” has the meaning given to it in Exhibit H.

 “RSU” means each restricted stock unit granted pursuant to the Company Stock Plan or otherwise (whether vested or unvested) that represents the right to receive payment in Common Shares, and that is outstanding and unsettled.

 “RSU Holder” means each Person holding any RSU immediately prior to the Effective Time.

 “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. Governmental Authority, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

 “Securities Act” means the Securities Act of 1933.

 “Securityholder” means a Shareholder, an Equity Award Holder, a Warrant Holder or a Post-Closing Top-Up Right Holder.

 “Security Incident” means any (a) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Data on and/or confidential information; or (b) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident” or any similar term under any applicable Law.

 “Securityholders’ Representative Expense Amount” means [***].

 “Share” means a Common Share or a Preference Share.

 “Shareholder” means a Common Share Holder or the Preference Share Holder.

 “Specified Assumed Obligations” means any indebtedness or other obligations (including, for the avoidance of doubt, any milestone, royalty or other deferred or contingent payment obligations) of any member of the Company Group under (a) the Funding Agreement, (b) the RIPSA or (c) the [***] Agreement (including, for the avoidance of doubt, any obligation to make the [***] Agreement Payment, to the extent such payment has not been made prior to or on the Closing Date).

 “Specified [***] Obligations” means the aggregate amount payable by any member of the Company Group pursuant [***].

 “Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

 “Subscription Agreements” means, collectively, [***].

 “Subsidiary” means, with respect to any Person, any other Person as to which it owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests, or any partnership or limited liability company of which such Person is a general partner or managing member.

 “Systems” means those information technology assets, computer systems, devices, mobile devices, equipment, hardware, servers, software, networks, telecommunications systems and related infrastructure and facilities, used or held for use by the Company.

 “Target Net Working Capital” means [***].

 “Tax” means all income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll, transfer, conveyance, documentary, stamp, property, turnover tax, tax at source, transaction related taxes, value added, customs duties, minimum taxes, estimated and any other taxes, fees, charges, levies, excises, duties or assessments in the nature of a tax, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by the U.S. federal government or any state, local, or non-U.S. government.

 “Tax Authority” means the Internal Revenue Service and any state, local, or non-U.S. Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.

 “Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

 “Tax Return” means any and all returns, reports, information returns, declarations, statements, claims for refund, or other written information with respect to any Tax which is supplied to or required to be supplied to any Tax Authority, including any and all attachments, amendments and supplements thereto.

 “Territory” has the meaning given to it in Exhibit H.

 “Third Party” means any Person other than Parent, Merger Sub or the Company and their respective Affiliates.

 “Trade Controls” means (a) all applicable trade, export control, import, customs, and antiboycott laws and regulations imposed, administered or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import and antiboycott laws and regulations imposed, administered or enforced by any Governmental Authority, except to the extent inconsistent with U.S. Law.

 “Trademarks” means trademarks, service marks, trade dress, trade names, logos, slogans, words, names, symbols, designs, corporate names, doing business designations, and all other indicia of origin, quality or source, and all registrations, applications for registration and renewals of the foregoing anywhere in the world, and all goodwill associated with the foregoing.

 “Transaction Documents” means this Agreement, the Statutory Merger Agreement, the Letters of Transmittal, the Escrow Agreement, the Paying Agent Agreement, the Rome Letter Agreement and any other document, certificate, Contract or deliverable required to be executed by a Party (or their applicable Affiliates) in connection with this Agreement and the Transactions, and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

 “Transaction Expenses” means, without duplication, to the extent (a) owing (whether or not yet invoiced) by the Company Group, (b) incurred prior to or as a result of the Closing and (c) not paid as of immediately prior to the Closing: (i) all fees (including brokerage fees, finders’ fees and commissions), costs and expenses payable to legal counsel or to any financial advisor, accountant, consultant, auditor, service provider, expert or other similar professional Person who performed services for or on behalf of the Company Group in connection with the negotiation, preparation and execution of this Agreement or the consummation of the Transactions or the process by which the Company solicited, discussed or negotiated strategic alternatives with respect to the Company Group (the amounts set forth in this clause (i) and clauses (iv) and (v), the “Specified Transaction Expenses”), (ii) all transaction‑related bonuses, discretionary bonuses, change in control or retention bonuses or payments and other similar amounts that, in each case, become payable as a result of or in connection with the execution of this Agreement or the consummation of the Merger (including, for each item in this clause (ii), the employer portion of any employment or payroll Taxes related thereto, whether or not such employment or payroll Taxes are due and payable at the time of payment of the underlying compensatory obligation), but excluding any “double trigger” severance or retention payments that are conditioned upon termination or continuation of employment or engagement (other than a termination for cause) after the Closing (it being understood that if any portion of the transaction-related bonuses disclosed on Section 6.2(m) of the Company Disclosure Letter is forfeited after the Closing Date, such forfeited bonuses (including the employer portion of any employment or payroll Taxes related thereto) shall not constitute Transaction Expenses for purposes of the final determination the Purchase Price pursuant to Section 3.10 and the amount of Transaction Expenses as set forth in the Adjusted Closing Date Statement shall be reduced by the amount of such forfeited bonuses and such Taxes), (iii) the employer portion of any employment or payroll Taxes related to the Closing Equity Award Consideration, (iv) [***] of (A) Transfer Taxes and (B) the fees of the Paying Agent and the Escrow Agent, (v) [***] of the premium for the D&O Insurance up to the D&O Parent Cost Cap and [***] of the premium for the D&O Insurance in excess of the D&O Parent Cost Cap and (vi) the Specified [***] Obligations; provided, however, that in no event shall Transaction Expenses include (1) any amounts constituting Closing Indebtedness or reflected in the definition of Closing Net Working Capital, (2) any amounts outstanding pursuant to Intercompany Obligations solely to the extent settled or eliminated at or prior to the Closing, (3) any other intercompany accounts, intercompany Indebtedness or other intercompany obligations solely among members of the Company Group, (4) any liabilities or payments that are expressly required to be paid at or following the Closing by a Securityholder or any of its Affiliates (excluding, for clarity, all members of the Company Group), (5) any Parent Expenses or (6) any Specified Assumed Obligations.

 “Transaction Tax Deductions” means, without duplication and regardless of by whom paid, the aggregate amount of Tax deductions with respect to (a) any and all stay bonuses, sale bonuses, change in control payments, retention payments, severance payments, synthetic equity payments, or similar payments made or to be made by the Company Group in connection with or resulting from the Closing (or included as a liability in Closing Net Working Capital or Closing Indebtedness), (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, accelerated, deferred or unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make whole payments, defeasance in excess of par or similar payments incurred in respect of the Indebtedness in connection with the Closing (or included as a liability in Closing Net Working Capital), (c) all fees, costs and expenses incurred by the Company Group in connection with or incident to this Agreement and the transactions contemplated hereby (or included as a liability in Closing Net Working Capital or Closing Indebtedness), including any such legal, accounting and investment banking fees, costs and expenses, (d) the employer portion of any employment or payroll Taxes related to the amounts set forth in the foregoing clause (a), and (e) any Transaction Expenses (or items that would be Transaction Expenses if they remained unpaid as of immediately prior to the Closing) not otherwise included in the foregoing clauses (a) through (d). The Parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011 29 to determine the amount of any success-based fees for purposes of clause (c) above.

 “Underlying Common Shares” means (a) with respect to any Preference Share, the aggregate number of Common Shares issuable upon conversion of such Preference Share pursuant to the Certificate of Designation, (b) with respect to any RSU, the aggregate number of Common Shares issuable upon the settlement of such RSU, (c) with respect to any Option, the aggregate number of Common Shares subject to such Option and (d) with respect to any Warrant, the aggregate number of Common Shares subject to such Warrant.

 “Unpaid Liquidation Preference” means, with respect to any Post-Closing Payment, the portion of the Aggregate Liquidation Preference that remains unpaid as of immediately prior to the making of such Post-Closing Payment.

 “Warrant” means each warrant to purchase shares of Common Shares issued pursuant to [***].

 “Warrant Holder” means an In-the-Money Closing Warrant Holder or an Out-of-the-Money Closing Warrant Holder.

 “[***] Agreement” means that certain [***].

 “[***] Agreement Payment” means any payment made by any member of the Company Group or any of its Affiliates to [***] or any of its Affiliates pursuant to [***].

 “Willful Breach” means, with respect to any agreement or covenant of this Agreement, an intentional and material breach that is the consequence of an intentional action or intentional omission (including with respect to any cure) by the breaching party with actual knowledge that such action or omission is, or would reasonably be expected to be or result in, a material breach of such agreement or covenant of this Agreement.

1.2           Terms Defined Elsewhere in This Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Accounting Firm	Section 3.10(c)
Accrued Non-Continuing Employee Amounts	Section 7.7(b)
Accrued Per Share Consideration Amount	Section 3.2(c)
Acquisition Proposal	Section 7.11(a)
Adjusted Closing Date Statement	Section 3.10(a)
Agreement	Preamble
Audited Financial Statements	Section 4.8
Bankruptcy and Equity Exceptions	Section 4.3(a)
Benefit Plan	Section 4.13(a)
Certificate of Merger	Section 2.3(c)
Certificates	Section 3.7(e)(i)
Claim Notice	Section 11.3

Claims	Section 7.16
Closing	Section 2.2
Closing Date	Section 2.2
Closing Equity Award Consideration	Section 3.2(b)
Closing RSU Consideration	Section 3.2(a)
COBRA	Section 4.13(e)
Company	Preamble
Company Benefit Plan	Section 4.13(a)
Company Board	Preamble
Company Group Leases	Section 4.5(b)
Company Partner	Section 4.21(a)
Company Permits	Section 4.18
Company Service Provider	Section 4.13(i)
Company Systems	Section 4.16(q)
Comparability Period	Section 7.7(c)
Confidentiality Agreement	Section 6.3
Consideration Spreadsheet	Section 3.6(b)
Continuing Employee	Section 7.7(c)
Convicted Entity	Section 4.21(f)
Convicted Individual	Section 4.21(f)
D&O Indemnified Parties	Section 7.8(a)
D&O Indemnified Party	Section 7.8
D&O Insurance	Section 7.8(b)
Data Partners	Section 4.24(a)
Data Room	Section 7.10
Deal Communications	See 12.14(d)
Debarred Entity	Section 4.21(f)
Debarred Individual	Section 4.21(f)
Disputed Amount	Section 3.10(b)
Effective Time	Section 2.3(c)
End Date	Section 9.1(b)
Escrow Account	Section 3.7(b)(i)A
Escrow Agent	Section 3.8(a)
Escrow Agreement	Section 3.8
Escrow Release Amount	Section 1.2(a)(ii)
Estimated Closing Cash	Section 3.6(a)
Estimated Closing Date Statement	Section 3.6(a)
Estimated Closing Indebtedness	Section 3.6(a)
Estimated Net Working Capital Adjustment	Section 3.6(a)
Estimated Transaction Expenses	Section 3.6(a)
Exchange Fund	Section 3.7(b)(i)A
Excluded Entity	Section 4.21(f)
Excluded Individual	Section 4.21(f)
Excluded Share	Section 3.1(b)
Execution Date	Preamble
Expense Fund Release Amount	Section 3.9(b)

Financial Statements	Section 4.8
Freshfields	Section 12.14(a)
GAAP	Section 4.8
Health Data	Section 4.22(a)
Healthcare Data Requirements	Section 4.22(a)
Incidental Contracts	Section 4.7(a)(xvi)
Insurance Policies	Section 4.19(a)
Interim Financial Statements	Section 4.8
In-the-Money Closing Option Consideration	Section 3.2(b)
In-the-Money Closing Warrant Consideration	Section 3.3(a)
In-the-Money Post-Closing Option	Section 3.2(c)
In-the-Money Post-Closing Option Consideration	Section 3.2(c)
In-the-Money Post-Closing Warrant	Section 3.3(b)
Labor Agreement	Section 4.16(b)
Leased Real Property	Section 4.5(b)
Legal Restraints	Section 8.1(b)
Letter of Transmittal	Section 3.7(e)(i)
Material Contracts	Section 4.7(a)
Merger	Preamble
Merger Application	Section 2.3(a)
Merger Sub	Preamble
Merger Sub Board	Preamble
Non-Continuing Employee Release	Section 7.7(b)
OFAC	Section 4.23(b)
Parent	Preamble
Parent 401(k) Plan	Section 7.7(g)
Parent Board	Preamble
Parent Indemnified Parties	Section 11.2
Paying Agent	Section 3.7(a)(i)
Paying Agent Agreement	Section 3.7(a)(i)
PEO	Section 4.13(a)
PEO Benefit Plan	Section 4.13(a)
Per Common Share Merger Consideration	Section 3.1(d))
Post-Closing Equity Award Consideration	Section 3.2(c)
Post-Closing In-the-Money Closing Option Consideration	Section 3.2(b)
Post-Closing In-the-Money Post-Closing Warrant Consideration	Section 3.3(a)
Post-Closing RSU Consideration	Section 3.2(a)
Post-Closing Top-Up Consideration	Section 3.4(a)
Post-Closing Top-Up Right	Section 3.4(a)
Post-Closing Top-Up Right Holder	Section 3.4(a)
Post-Closing Warrant Consideration	Section 3.3(b)
Pre-Closing Period	Section 6.1
Preparation Period	Section 3.10(b)
Price Decrease	Section 3.10(e)
Price Increase	Section 3.10(d)
Privileged Deal Communications	Section 12.14(b)

R&D Sponsor	Section 4.16(n)
Registrar	Section 2.3(b)
Released Matters	Section 7.16
Representative Losses	Section 10.4
Representatives	Section 7.2(c)
Requisite Shareholder Approval	Section 4.3(b)
Resolution Agreement	Section 3.10(c)
Resolution Period	Section 3.10(c)
Review Period	Section 3.10(b)
Rome 401(k) Plan	Section 7.7(g)
Rome Letter Agreement	Preamble
Safety Notices	Section 4.21(j)
Sanctioned Jurisdiction	Section 4.23(b)
Sanctioned Person	Section 4.23(b)
Sanctions Authorities	Section 4.23(b)
Security Risk Analysis	Section 4.22(f)
Securityholders’ Representative	Preamble
Set-Off Reimbursement Amount	Section 11.6(b)
SR Agreements	Section 10.1(a)
Statutory Merger Agreement	Preamble
Surviving Company	Section 2.1
Takeover Statutes	Section 4.4(d)
Third Party Claim	Section 11.3
Top Customers and Suppliers	Section 4.26
Transactions	Preamble
Transfer Taxes	Section 7.5(d)
Trojan horses	Section 4.16(q)
Union	Section 4.16(b)
WARN Act	Section 4.16(i)
[***] Reimbursement Amount	Section 3.7(d)
Written Consent	Preamble

ARTICLE II.

THE MERGER

2.1         The Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving company in the Merger (the “Surviving Company”), such that the Surviving Company will be a wholly-owned Subsidiary of Parent. References to the Company after the Effective Time in this Agreement shall be deemed to be references to the Surviving Company.

2.2          Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions at such time), or at such other time and date as Parent and the Company may agree in writing. The Closing shall take place remotely via the electronic exchange of documents and signature pages or at such location as Parent and the Company may mutually agree. The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.3         Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub, as applicable, shall:

  (a) on the Closing Date, execute and deliver the Statutory Merger Agreement;

  (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the following documents required by Section 108(2) of the Bermuda Companies Act: (i) a certified copy of the resolutions of the Company Board and the shareholders of the Company adopted in connection with the approval of this Agreement, the Statutory Merger Agreement and the Transactions; (ii) a certified copy of the resolutions of the Merger Sub Board and a subsidiary of Parent, as the sole shareholder of Merger Sub, adopted in connection with the approval of this Agreement, the Statutory Merger Agreement and the Transactions; (iii) a notice of the Merger containing the registered office address of the Surviving Company, the memorandum of association of the Surviving Company, and a statement confirming that the Surviving Company is to be registered as the Surviving Company pursuant to the Merger; and (iv) a statutory declaration by an officer of each of Merger Sub and the Company that establishes to the reasonable satisfaction of the Registrar that (A) there are reasonable grounds for believing that each merging company is, and the Surviving Company will be, able to pay its liabilities as they become due, (B) that the realizable value of the Surviving Company’s assets will not be less than the aggregate of its liabilities and issued capital of all classes and that (C) either (1) no creditor will be prejudiced by the Merger or (2) if any creditor will be prejudiced by the Merger, (x) adequate notice has been given to any such known creditor and (y) no creditor objects to the Merger other than on grounds that are frivolous or vexatious; and

 (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger will become effective upon the issuance of the Certificate of Merger by the Registrar or such other time and date as mutually agreed by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.4          Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.

2.5          Memorandum of Association and Bye-laws. At the Effective Time, subject to Section 7.8, (a) the memorandum of association of Merger Sub as in effect immediately prior to the Effective Time will, by virtue of the Merger and without any further action, become the memorandum of association of the Surviving Company and (b) the bye-laws of Merger Sub as in effect immediately prior to the Effective Time will, by virtue of the Merger and without any further action, become the bye-laws of the Surviving Company, in each case except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Company and until thereafter amended as provided therein or by applicable Law.

2.6         Directors and Officers of the Surviving Company. (a) The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Company following the Effective Time and (b) the officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Company following the Effective Time, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. For the avoidance of doubt, nothing herein shall entitle Parent or Merger Sub to make any changes to the composition of the Company Board or the officers of the Company prior to the occurrence of the Effective Time.

ARTICLE III.

EFFECT OF THE MERGER ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES

3.1         Effect on Share Capital. Upon the occurrence of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Shareholder or any other Person:

(a)
Shares of Merger Sub. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid common share of the Surviving Company.

(b)
Cancellation of Treasury Shares and Parent-Owned Shares. Each Share that is held in the Company’s treasury or owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries immediately prior to the Effective Time (each, an “Excluded Share”) shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)
Treatment of Preference Shares. Each Preference Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, the treatment of which is addressed in Section 3.1(b)) shall be automatically cancelled and converted into, and represent only, the right to (i) be paid, prior and in preference to any of the other payments set forth in this Section 3.1, Section 3.2, Section 3.3 or Section 3.4, an amount in cash (without interest) equal to the Per Share Liquidation Preference and (ii) upon payment in full of the Per Share Liquidation Preference, participate in future distributions of the Merger Consideration on an as-converted to Common Share basis and be entitled to receive the payments provided under Section 3.1(d) with respect to the Underlying Common Shares with respect to such Preference Share (and, to the extent required under the Certificate of Designation, be deemed to have automatically converted into the Underlying Common Shares to effect such payments). The Per Share Liquidation Preference shall be paid to the Preference Share Holder in accordance with the procedures set forth in Section 3.7 and Section 3.13. All other portions of the Per Preference Share Merger Consideration, if any, shall be paid to the Preference Share Holder in accordance with Sections 3.7, 3.9, 3.10, 3.11, 3.13, 7.5(a) and 11.6, as applicable.

(d)
Treatment of Common Shares. Each (x) Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, the treatment of which is addressed in Section 3.1(b), but including, for the avoidance of doubt, each Closing Top-Up Share) and (y) Underlying Common Share with respect to any Preference Share shall be automatically cancelled and converted into, and represent only, the right to receive an amount in cash (without interest) equal to (i) the Per Common Share Closing Amount, if any, plus (ii) the Per Share Final Adjustment Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.10(d)), plus (iii) the Per Share Escrow Consideration, if any (but only when, as if and to the extent such amount becomes payable pursuant to Section 3.10(e)), plus (iv) the Per Share Expense Fund Consideration, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.9(b)), plus (v) the Per Share Contingent Payment Amount applicable to each Contingent Payment, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.11(a)) plus (vi) the Per Share Set-Off Reimbursement Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 11.6(b)), plus (vii) the Per Share [***] Reimbursement Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.7(d), plus (viii) the Per Share Net Tax Benefit Amount applicable to the NTB Payment, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 7.5(a) (the amounts set forth in the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), collectively, the “Per Common Share Merger Consideration”). The Per Common Share Closing Amount, if any, shall be paid to the Common Share Holders in accordance with the procedures set forth in Section 3.7 and Section 3.13. All other portions of the Per Common Share Merger Consideration, if any, shall be paid to the Common Share Holders in accordance with Sections 3.7, 3.9, 3.10, 3.11, 3.13, 7.5(a) and 11.6, as applicable.

3.2           Treatment of Equity Awards.

(a)
RSUs. Upon the occurrence of the Effective Time, but, with respect to the Non-Continuing Employees, no later than the termination of employment of such Non-Continuing Employees pursuant to Section 7.7(a), by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any RSU Holder or any other Person, each RSU that is issued and outstanding immediately prior to the Effective Time shall be automatically accelerated in vesting (to the extent not yet vested), canceled and converted into, and represent only, the right to receive, subject to the proviso in Section 3.11(a) and to Section 3.11(c), an amount in cash (without interest) equal to (i) the product of (A) the Per Common Share Closing Amount, if any, and (B) the number of Underlying Common Shares in respect of such RSU (the amount set forth in this clause (i), the “Closing RSU Consideration”), plus (ii) the product of (A) the Per Share Final Adjustment Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.10(d)), and (B) the number of Underlying Common Shares in respect of such RSU, plus (iii) the product of (A) the Per Share Escrow Consideration, if any (but only when, as if and to the extent such amount becomes payable pursuant to Section 3.10(e)), and (B) the number of Underlying Common Shares in respect of such RSU, plus (iv) the product of (A) the Per Share Expense Fund Consideration, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.9(b)), and (B) the number of Underlying Common Shares in respect of such RSU, plus (v) the product of (A) the Per Share Contingent Payment Amount applicable to each Contingent Payment, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.11(a)), and (B) the number of Underlying Common Shares in respect of such RSU, plus (vi) the product of (A) the Per Share Set-Off Reimbursement Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 11.6(b)) and (B) the number of Underlying Common Shares in respect of such RSU, plus (vii) the product of (A) the Per Share [***] Reimbursement Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.7(d)) and (B) the number of Underlying Common Shares in respect of such RSU plus (viii) the product of (A) the Per Share Net Tax Benefit Amount applicable to the NTB Payment, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 7.5(a)) and (B) the number of Underlying Common Shares in respect of such RSU (the amounts set forth in clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), collectively, the “Post-Closing RSU Consideration”), in each case, less any applicable withholding taxes.

(b)
In-the-Money Closing Options. Upon the occurrence of the Effective Time, but, with respect to the Non-Continuing Employees, no later than the termination of employment of such Non-Continuing Employees pursuant to Section 7.7(a), by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Option Holder or any other Person, each In-the-Money Closing Option that is issued and outstanding and unexercised immediately prior to the Effective Time shall be automatically accelerated in vesting (to the extent not yet vested), canceled and converted into, and represent only, the right to receive, subject to the proviso in Section 3.11(a) and to Section 3.11(c), an amount in cash (without interest) equal to (i) the product of (A) the excess of the Per Common Share Closing Amount, if any, over the exercise price per Common Share subject to such In-the-Money Closing Option and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Option (the amount set forth in this clause (i), the “In-the-Money Closing Option Consideration” and, together with the Closing RSU Consideration, the “Closing Equity Award Consideration”), plus (ii) the product of (A) the Per Share Final Adjustment Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.10(d)) and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Option, plus (iii) the product of (A) the Per Share Escrow Consideration, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.10(e)), and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Option, plus (iv) the product of (A) the Per Share Expense Fund Consideration, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.9(b)), and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Option, plus (v) the product of (A) the Per Share Contingent Payment Amount applicable to each Contingent Payment, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.11(a)), and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Option, plus (vi) the product of (A) the Per Share Set-Off Reimbursement Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 11.6(b)) and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Option, plus (vii) the product of (A) the Per Share [***] Reimbursement Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.7(d)) and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Option, plus (viii) the product of (A) the Per Share Net Tax Benefit Amount applicable to the NTB Payment, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 7.5(a)) and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Option (the amounts set forth in clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), collectively, the “Post-Closing In-the-Money Closing Option Consideration”), in each case, less any applicable withholding taxes.

(c)
Out-of-the-Money Closing Options. Upon the occurrence of the Effective Time, but, with respect to the Non-Continuing Employees, no later than the termination of employment of such Non-Continuing Employees pursuant to Section 7.7(a), by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Option Holder or any other Person, each Out-of-the-Money Closing Option that is issued and outstanding and unexercised immediately prior to the Effective Time shall be automatically accelerated in vesting (to the extent not yet vested), canceled and converted into, and represent only, the right to receive, subject to the proviso in Section 3.11(a) and to Section 3.11(c), an amount in cash (without interest) equal to (i) if, following the Closing, any Post-Closing Payment becomes payable, and the sum of (A) the Per Common Share Closing Amount, (B) the Per Share Post-Closing Payment applicable to such Post-Closing Payment (determined after taking into account any related Post-Closing Top-Up Rights) and (C) the Per Share Post-Closing Payment applicable to any prior Post-Closing Payment (collectively, the “Accrued Per Share Consideration Amount”) becomes greater than the exercise price per Common Share subject to such Out-of-the-Money Closing Option as a result of such Post-Closing Payment (each such Out-of-the-Money Closing Option with respect to which the Accrued Per Share Consideration Amount is greater than such exercise price per Common Share subject to such Out-of-the-Money Closing Option, an “In-the-Money Post-Closing Option”), then the product of (1) the excess of the Accrued Per Share Consideration Amount over the exercise price per Common Share subject to such In-the-Money Post-Closing Option and (2) the Underlying Common Shares in respect of such In-the-Money Post-Closing Option, plus (ii) after any amount has become payable pursuant to clause (i), the product of (A) the Per Share Post-Closing Payment applicable to any subsequent Post-Closing Payment (but only when, as and if and to the extent such Post-Closing Payment becomes payable) and (B) the number of Underlying Common Shares in respect of such In-the-Money Post-Closing Option (the amounts set forth in clauses (i) and (ii), collectively, the “In-the-Money Post-Closing Option Consideration” and, together with the Post-Closing RSU Consideration and the Post-Closing In-the-Money Closing Option Consideration, the “Post-Closing Equity Award Consideration”).

(d)
Prior to the Closing, the Company Board (or, if appropriate, any committee thereof) shall adopt such resolutions and take all other action (including obtaining required consents or delivering any required notices, but not including the payment of any cash or non-cash consideration without Parent’s prior written consent) reasonably necessary to effectuate the treatment of the Equity Awards set forth in this Section 3.2 and the Company shall take all actions necessary such that the Company Stock Plan shall be terminated effective as of the Closing in accordance with its terms and such that, from and after the Effective Time, there are no outstanding rights to acquire Shares pursuant to the Company Stock Plan.  The Company shall provide to Parent, prior to the Closing, copies of all documentation evidencing completion of the actions necessary and appropriate to effectuate the actions contemplated by this Section 3.2(d).

(e)
The Closing Equity Award Consideration, if any, shall be paid to the Equity Award Holders in accordance with the procedures set forth in Section 3.7. The Post-Closing Equity Award Consideration, if any, shall be paid to the Equity Award Holders in accordance with Sections 3.7, 3.9, 3.10, 3.11, 3.13, 7.5(a) and 11.6, as applicable.

3.3           Treatment of Warrants.

(a)
In-the-Money Closing Warrants. Upon the occurrence of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any In-the-Money Closing Warrant Holder or any other Person, each In-the-Money Closing Warrant that is issued and outstanding and unexercised immediately prior to the Effective Time shall be automatically canceled and converted into, and represent only, the right to receive an amount in cash (without interest) equal to (i) the product of (A) the excess of the Per Common Share Closing Amount over the exercise price per Common Share subject to such In-the-Money Closing Warrant and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Warrant (the amount set forth in this clause (i), the “In-the-Money Closing Warrant Consideration”), plus (ii) the product of (A) the Per Share Final Adjustment Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.10(d)) and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Warrant, plus (iii) the product of (A) the Per Share Escrow Consideration, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.10(e)), and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Warrant, plus (iv) the product of (A) the Per Share Expense Fund Consideration, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.9(a)), and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Warrant, plus (v) the product of (A) the Per Share Contingent Payment Amount applicable to each Contingent Payment, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.11(a)), and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Warrant, plus (vi) the product of (A) the Per Share Set-Off Reimbursement Amount, if any, (but only when, as, if and to the extent such amount becomes payable pursuant to Section 11.6(b)) and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Warrant, plus (vii) the product of (A) the Per Share [***] Reimbursement Amount, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 3.7(d)) and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Warrant, plus (viii) the product of (A) the Per Share Net Tax Benefit Amount applicable to the NTB Payment, if any (but only when, as, if and to the extent such amount becomes payable pursuant to Section 7.5(a)) and (B) the number of Underlying Common Shares in respect of such In-the-Money Closing Warrant (the amounts set forth in clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), the “Post-Closing In-the-Money Closing Warrant Consideration”).

(b)
Out-of-the-Money Closing Warrants. Upon the occurrence of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Out-of-the-Money Closing Warrant Holder or any other Person, each Out-of-the-Money Closing Warrant that is issued and outstanding and unexercised immediately prior to the Effective Time shall be automatically canceled and converted into, and represent only, the right to receive an amount in cash (without interest) equal to (i) if, following the Closing, (x) any Post-Closing Payment becomes payable, and (y) the Accrued Per Share Consideration Amount becomes greater than the exercise price per Common Share subject to such Out-of-the-Money Closing Warrant as a result of such Post-Closing Payment (each such Out-of-the-Money Closing Warrant with respect to which the Accrued Per Share Consideration Amount is greater than the exercise price per Common Share subject to such Out-of-the-Money Closing Warrant, an “In-the-Money Post-Closing Warrant”), then the product of (A) the excess of the Accrued Per Share Consideration Amount over the exercise price per Common Share subject to such In-the-Money Post-Closing Warrant and (B) the Underlying Common Shares in respect of such In-the-Money Post-Closing Warrant, plus (ii) after any amount has become payable pursuant to clause (i), the product of (A) the Per Share Post-Closing Payment applicable to any subsequent Post-Closing Payment and (B) the number of Underlying Common Shares in respect of such In-the-Money Post-Closing Warrant(the amounts set forth in clauses (i) and (ii), collectively, together with the Post-Closing In-the-Money Closing Warrant Consideration, the “Post-Closing Warrant Consideration”).

(c)
The In-the-Money Closing Warrant Consideration, if any, shall be paid to the In-the-Money Closing Warrant Holders in accordance with the procedures set forth in Section 3.7. The Post-Closing Warrant Consideration, if any, shall be paid to the Warrant Holders in accordance with Sections 3.7, 3.9, 3.10, 3.11, 3.13, 7.5(a) and 11.6, as applicable.

3.4           Issuance of Closing Top-Up Shares; Treatment of Post-Closing Top-Up Rights.

(a)
In satisfaction of its obligations pursuant to the Subscription Agreements, the Company shall, immediately prior to the Effective Time and subject to the occurrence thereof, issue each Shareholder party to a Subscription Agreement (i) the Closing Top-Up Shares to which such Shareholder is entitled under the terms of the applicable Subscription Agreement (which shares shall be treated as set forth in Section 3.1(d)) and (ii) the right (a “Post-Closing Top-Up Right” and each such Shareholder, a “Post-Closing Top-Up Right Holder”) to receive, in connection with any Post-Closing Payment, an amount equal to the product of (1) the Post-Closing Top-Up Shares of such Shareholder with respect to such Post-Closing Payment multiplied by (2) the applicable Per Share Post-Closing Payment, (the aggregate amount of any such payments, the “Post-Closing Top-Up Consideration”). The Post-Closing Top-Up Consideration, if any, shall be paid to the Post-Closing Top-Up Right Holder in accordance with Sections 3.7, 3.9, 3.10, 3.11, 3.13, 7.5(a) and 11.6, as applicable.

(b)
The Securityholders’ Representative shall implement procedures for determining the number of Closing Top-Up Shares and Post-Closing Top-Up Shares to which each Shareholder is entitled under the applicable Subscription Agreement and such procedures and the determination of the number of Closing Top-Up Shares and Post-Closing Top-Up Shares of the Securityholders’ Representative shall be dispositive for all purposes under this Agreement, and neither Parent nor Merger Sub shall challenge such procedures or determination. Parent and its Affiliates shall not be responsible for and shall be entitled to conclusively rely on such determinations, without any obligation to investigate or verify the accuracy or correctness thereof, and in no event shall Parent or any of its Affiliates or representatives have any liability to any Person (including the Securityholders’ Representative or any Securityholder) in connection with any claims relating to any alleged inaccuracy or miscalculation associated with determining the number of Closing Top-Up Shares and Post-Closing Top-Up Shares to which each Shareholder is entitled under the applicable Subscription Agreement.

3.5           Appraisal Claims.  The Company shall give Parent (i) prompt written notice of (A) any demands for appraisal by any Shareholder or withdrawal or waiver of any right to appraisal by any Shareholder and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of any Shares and (ii) to the extent permitted by applicable Law, the right to direct all negotiations and proceedings with respect to any demands for appraisal of any Shares, including with respect to any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Authority of competent jurisdiction, voluntarily make any payment with respect to, negotiate with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act.

3.6           Pre-Closing Calculations.

(a)
No less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Date Statement”), substantially in the form attached hereto as Exhibit D, setting forth in reasonable detail the Company’s good faith estimates of (i) Closing Indebtedness (the “Estimated Closing Indebtedness”) and the components thereof, (ii) Closing Net Working Capital, the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”) and the components thereof, (iii) Closing Cash (the “Estimated Closing Cash”) and the components thereof, (iv) Transaction Expenses (the “Estimated Transaction Expenses”) and the components thereof, including each invoice to be paid by Parent at Closing as a separate line item, (v) any [***] Agreement Payment and (vi) the Estimated Purchase Price calculated based on the foregoing, in each case of the foregoing clauses (i) through (vi), calculated in accordance with the definitions thereof and, if applicable, the Accounting Principles, together with reasonably detailed supporting documentation used to calculate the foregoing amounts. At least ten (10) Business Days prior to the Closing, the Company shall deliver to Parent a preliminary Estimated Closing Date Statement for information purposes only (which shall not be considered the Estimated Closing Date Statement for any purpose hereunder). Parent shall be entitled, no later than five (5) Business Days prior to the Closing Date, to comment on and request reasonable changes to the preliminary Estimated Closing Date Statement, and the Company shall consider and implement (to the extent agreed by the Company) in good faith any changes Parent proposes to the preliminary Estimated Closing Date Statement within such time period in the Estimated Closing Date Statement, which shall thereupon supersede and replace the preliminary Estimated Closing Date Statement for all purposes hereunder.

(b)
No less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a consideration spreadsheet (the “Consideration Spreadsheet”), based on the Estimated Closing Date Statement and substantially in the form attached hereto as Exhibit E, completed to include all of the following information:

(i)	the name, the mailing address, the email address and, where applicable and in the Company’s possession, the taxpayer identification number of each Securityholder;

(ii)
the number of Shares held by each Securityholder immediately prior to the Effective Time, indicating whether such shares are Common Shares (including and indicating any Closing Top-Up Shares) or Preference Shares (indicating the Underlying Common Shares in respect thereof) and the respective certificate numbers representing such shares (or a statement that such shares are not represented by certificates), as applicable;

(iii)
the number of RSUs, Options and Warrants held by each Securityholder, indicating (A) the Underlying Common Shares in respect thereof, (B) the per share exercise price with respect to any Options and Warrants and (C) which Options and Warrants are In-the-Money Closing Options and In-the-Money Closing Warrants, respectively;

(iv)	(A) the Per Share Liquidation Preference of each Preference Share and the Aggregate Liquidation Preference and (B) the Closing Aggregate Exercise Amount;

(v)	the Closing Amount and the Per Common Share Closing Amount, if any;

(vi)	the Closing Fully Diluted Share Number; and

(vii)
the aggregate consideration, if any, payable at Closing to the Preference Share Holder and to each Common Share Holder (including any such holder of Closing Top-Up Shares), each RSU Holder, each In-the-Money Closing Option Holder and each In-the-Money Closing Warrant Holder, in each case in accordance with Sections 3.1(c), 3.1(d), 3.2(a), 3.2(b) or 3.3(a), as the case may be.

At least ten (10) Business Days prior to the Closing, the Company shall deliver to Parent a preliminary Consideration Spreadsheet (taking into account the Estimated Closing Date Statement) for information purposes only (which shall not be considered the Consideration Spreadsheet for any purpose hereunder). Parent shall be entitled, no later than five (5) Business Days prior to the Closing Date, to comment on and request reasonable changes to the preliminary Consideration Spreadsheet, and the Company shall consider and implement (to the extent agreed by the Company) in good faith any changes Parent proposes to the preliminary Consideration Spreadsheet within such time period in the Consideration Spreadsheet, which shall thereupon supersede and replace the preliminary Consideration Spreadsheet for all purposes hereunder.

(c)
All amounts included in the Consideration Spreadsheet shall be, as applicable, calculated in accordance with the Company’s Constitutive Documents, applicable Law, this Agreement, and, in the case of Equity Awards, the Company Stock Plan and any applicable grant or similar agreement with respect to any such Equity Awards.

3.7           Closing Date Payments and Payment Procedures.

(a)	Paying Agent. Prior to the Effective Time:

(i)
Parent shall appoint a nationally recognized bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with the Consideration Spreadsheet and shall enter into an agreement relating to the Paying Agent’s responsibilities under this Agreement, which shall be in form and substance reasonably satisfactory to the Company and the Securityholders’ Representative (the “Paying Agent Agreement”).

(ii)
Parent shall, or shall cause its Affiliates (including the Surviving Company) to, cause the Paying Agent, a payroll services provider or similar agent to set up and be able to provide payroll services for the payment of the Closing Equity Award Consideration and Post-Closing Equity Award Consideration, including to be able to calculate, deduct or withhold (as applicable) and remit to the applicable Governmental Authority any withholding pursuant to Section 3.12 in respect of any portion of the Closing Equity Award Consideration and Post-Closing Equity Award Consideration payable to any Equity Award Holder, including by providing such Person with all information reasonably requested in connection with any of the foregoing; provided that, in the event such Person is unable or unwilling to provide such payroll services, Parent shall, and nothing herein shall relieve Parent of its obligation to, cause the Surviving Company or its applicable Subsidiary to pay any such Closing Equity Award Consideration or Post-Closing Equity Award Consideration in accordance with the Consideration Spreadsheet or any applicable Post-Closing Payment Spreadsheet, as applicable, to the applicable Equity Award Holder on or prior to the date on which such amounts are otherwise due and payable pursuant to the terms of this Agreement.  Notwithstanding the foregoing, with respect to Continuing Employees and/or non-Continuing Employees, Parent may elect, in its sole discretion, to make (or to cause its Affiliate to make) any such payments of Post-Closing Equity Award Consideration to such Continuing Employees and/or non-Continuing Employees rather than causing the Paying Agent, a payroll services provider or similar agent to make such payments.

(b)	Certain Closing Date Payments and Deposits.

(i)	At the Effective Time, Parent shall deposit, or cause to be deposited:

A.
with the Paying Agent, by wire transfer of immediately available funds to an account specified by the Paying Agent no later than two (2) Business Days prior to the Closing Date, for the benefit of and for further distribution to the Securityholders in accordance with the Consideration Spreadsheet (in the case of the Closing Equity Award Consideration, such distribution to be made not later than the first applicable regularly scheduled payroll date occurring at least 10 Business Days following the Closing Date), cash in an amount equal to (x) the Closing Amount, (y) the employer portion of any employment or payroll Taxes related to the Closing Equity Award Consideration, if any, and (z) the Closing Aggregate Exercise Amount, if any (such cash being hereinafter referred to as the “Exchange Fund”); provided that, if the Closing Amount shall be less than or equal to the Aggregate Liquidation Preference, the Closing Amount shall be paid solely to the Preference Share Holder, and no other Securityholders shall be entitled to any payment on the Closing Date;

B.
with the Escrow Agent, by wire transfer of immediately available funds to an escrow account specified no later than two (2) Business Days prior to the Closing Date by, and established and maintained by the Escrow Agent (the “Escrow Account”), the Escrow Amount, to be held in escrow therein in accordance with the terms of this Agreement and the Escrow Agreement; and

C.
with the Securityholders’ Representative, by wire transfer of immediately available funds to an account specified no later than two (2) Business Days prior to the Closing Date by the Securityholders’ Representative, the Securityholders’ Representative Expense Amount.

(c)	Payments of Transaction Expenses and Payoff Indebtedness.

(i)
The Company shall use its commercially reasonable efforts to deliver, or cause to be delivered, to Parent, at least three (3) Business Days prior to the Closing, invoices with respect to the Specified Transaction Expenses, including wire and account information for receipt of amounts payable thereunder. At the Effective Time, Parent shall pay, or cause to be paid, in full all Specified Transaction Expenses set forth on the Estimated Closing Date Statement for which invoices have been provided to Parent at least three (3) Business Days prior to the Closing in accordance with such invoices; provided that if Parent has not received an invoice for any Specified Transaction Expenses set forth on the Estimated Closing Date Statement at least three (3) Business Days prior to the Closing, Parent shall pay, or cause to be paid, such Specified Transaction Expenses promptly following Parent’s receipt of an invoice therefor in accordance with Parent’s ordinary course payment practices for fees and expenses of such nature.

(ii)
With respect to any Payoff Indebtedness, the Company shall deliver, or cause to be delivered (and shall use commercially reasonable efforts to cause such delivery at least five (5) Business Days prior to the Closing), to Parent, drafts of Payoff Letters with respect to such Payoff Indebtedness and, at least two (2) Business Days prior to the Closing, duly executed copies of the Payoff Letters (in each case, accompanied by UCC termination statements and other instruments of lien release, in customary form, including duly executed releases to be filed with the United States Patent and Trademark Office and its foreign counterparts, as applicable), (A) setting forth the amount required to repay in full such Payoff Indebtedness as of immediately prior to the anticipated Closing Date (and the daily accrual thereafter), (B) providing for a release of all Encumbrances (other than Permitted Encumbrances) granted by any member of the Company Group to the holders of such Payoff Indebtedness and (C) wire instructions for payment of the Payoff Indebtedness. At the Effective Time, Parent shall pay, or cause to be paid, the aggregate amount of such Payoff Indebtedness specified in such duly executed Payoff Letters (and reflected in the Estimated Closing Date Statement);provided that, upon prior written notice to Parent at least ten (10) Business Days prior to the Closing Date, the Company may elect, in its sole discretion that such Payoff Indebtedness shall be paid out of cash held by the Company Group rather than by Parent.

(d)
If, and to the extent that, as of the first anniversary of the Closing Date, any Specified [***] Obligation has not become due and payable by the Company Group pursuant to the [***] Agreement, Parent shall pay or cause to be paid, by wire transfer of immediately available funds, an aggregate amount in cash equal to the aggregate amount of such Specified [***] Obligations that has not so become due and payable (such amount, the “[***] Reimbursement Amount”) for the benefit of, and for further distribution to, the Securityholders in accordance with Section 3.13 and the Post-Closing Payment Spreadsheet applicable to the [***] Reimbursement Amount.  In connection with the payment of the [***] Reimbursement Amount, the Securityholders’ Representative shall prepare and deliver (or cause to be prepared and delivered) to Parent and the Paying Agent a Post-Closing Payment Spreadsheet with respect thereto. The payment of the [***] Reimbursement Amount for the benefit of, and for further distribution to, the Securityholders shall be made within five (5) Business Days following the later of (i) the date on which the [***] Reimbursement Amount becomes payable and (ii) Parent’s receipt of the applicable Post-Closing Payment Spreadsheet with respect to such [***] Reimbursement Amount pursuant to this Section 3.7(d).

(e)	Exchange Procedures.

(i)
Prior to the Effective Time, the Company shall mail, or shall cause the Paying Agent to mail, to each Shareholder, Warrant Holder or Post-Closing Top-Up Right Holder, a letter of transmittal substantially in the form attached hereto as Exhibit F with such reasonable changes as the Paying Agent may require (a “Letter of Transmittal”), which shall specify the instructions for effecting the surrender of such holder’s Shares, Warrants or Post-Closing Top-Up Rights as applicable, and the certificates, if any, representing the same (the “Certificates”) in exchange for the relevant portion of the Merger Consideration in accordance with the Consideration Spreadsheet. The Paying Agent shall provide to Parent and the Company, as promptly as reasonably practicable upon receipt thereof, copies of each Letter of Transmittal delivered to the Paying Agent prior to the Closing. Notwithstanding anything herein to the contrary, after the Closing, all payments to which a Shareholder, Warrant Holder or Post-Closing Top-Up Right Holder may be entitled pursuant to this Section 3.7 or Section 3.13 shall only be made to such holder if such holder has delivered to the Paying Agent a properly completed and duly executed Letter of Transmittal and has surrendered to the Paying Agent the Certificates, if any, representing such holder’s Shares or Warrants, as applicable.

(ii)
Following the Closing, the Paying Agent shall as promptly as practicable (and, if the applicable properly completed and duly executed Letter of Transmittal has been delivered, and the applicable Certificates have been surrendered, to the Paying Agent prior to the Closing, in any event within two (2) Business Days of the Closing Date) pay each Shareholder, Warrant Holder or Post-Closing Top-Up Right Holder the consideration to which it is entitled in each case in accordance with Sections 3.1(c), 3.1(d) or 3.3(a), as the case may be, and as set forth in the Consideration Spreadsheet, once such Securityholder has delivered to the Paying Agent a properly completed and duly executed Letter of Transmittal and has surrendered to the Paying Agent the Certificates, if any, applicable thereto.

(iii)
In the event of a transfer of ownership of any Shares, Warrants or Post-Closing Top-Up Rights that are not registered in the transfer records of the Company, payment of the applicable portion of the Merger Consideration payable in respect thereof pursuant to this Article III to a Person other than the Person in whose name the Shares, Warrants or Post-Closing Top-Up Rights so surrendered are registered shall be conditioned on (in addition to the conditions set forth in this Agreement more generally for payment of Merger Consideration) (A) subject to Section 3.7(j), the Paying Agent being presented with the Certificate (if any) applicable thereto, properly endorsed or otherwise in proper form for transfer or other evidence reasonably satisfactory to Parent and the Paying Agent that the Person requesting such payment is entitled thereto, and (B) the Person requesting such payment paying to the Surviving Company any transfer Taxes or other Taxes required by reason of payment of such Merger Consideration to a Person other than the registered holder of such Shares, Warrants or Post-Closing Top-Up Rights, as applicable, or such Person shall establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable.

(iv)
Until surrendered as contemplated by this Section 3.7 (including delivery of the applicable properly completed and duly executed Letter of Transmittal), each Certificate, if any, shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the relevant portion of the Merger Consideration which the holder thereof has the right to receive in respect of the Shares or Warrants, as applicable, represented by such Certificate pursuant to this Section 3.7 or Section 3.13. No interest shall be paid or will accrue on any cash payable to Shareholders, Warrant Holders or Post-Closing Top-Up Right Holders pursuant to the provisions of this Agreement.

(f)
Closing of Company Transfer Books. At the close of business on the day on which the Effective Time occurs, the share register of the Company shall be closed, and there shall be no further registration of transfers on the share register of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate evidencing Shares is presented to the Surviving Company or Paying Agent for any reason, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(g)
Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former Securityholders for twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any former Securityholders who have not theretofore complied with this Article III shall thereafter look only to the Surviving Company for, and the Surviving Company shall remain liable for, payment of their claims for the relevant portion of the Merger Consideration in accordance with this Article III.

(h)
No Liability. None of Parent, Merger Sub, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Shares, Warrants or Post-Closing Top-Up Rights shall not have been surrendered immediately prior to the date on which the relevant portion of the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such portion of the Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(i)
Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent solely in cash or in liquid money market funds that invest solely in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days; provided that no such investment or loss thereon shall affect the amounts payable to any Securityholder pursuant to this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of such holders in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investments shall be paid to Parent.

(j)
Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (in form and substance reasonably satisfactory to the Paying Agent and Parent) and compliance with such other requirements as may be reasonably requested by the Paying Agent (or the Surviving Company), the Paying Agent or (following the first anniversary of the Closing Date) the Surviving Company shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Merger Consideration with respect thereto as set forth in the Consideration Spreadsheet, subject to the other deliveries required by Section 3.7.

3.8           Escrow.

(a)
Prior to the Effective Time, Parent shall appoint a nationally recognized bank or trust company reasonably acceptable to the Company to act as escrow agent (the “Escrow Agent”) and shall enter into an agreement relating to the Escrow Agent’s responsibilities in connection with the Escrow Funds (the “Escrow Agreement”), which shall be in form and substance reasonably satisfactory to the Company and the Securityholders’ Representative. The Escrow Funds shall be governed by the terms of this Agreement and the Escrow Agreement and shall be released and distributed in accordance with Section 3.10(e) and Section 3.10(f).

(b)
The Parties agree for all Tax purposes the Parent is intended to be treated as the owner of the Escrow Funds solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Funds, or any portion thereof, shall be allocable to Parent.

3.9           Securityholders’ Representative Expense Fund.

(a)
The Securityholders’ Representative Expense Amount may be used at any time by the Securityholders’ Representative to fund or reimburse any expenses incurred by it in the performance of its duties and obligations hereunder or under the Escrow Agreement, including those duties and obligations set forth in Article X. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Securityholders’ Representative Expense Amount other than as a result of its fraud, bad faith, gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholders’ Representative Expense Amount, and has no Tax reporting or income distribution obligations. The Securityholders will not receive any interest or earnings on the Securityholders’ Representative Expense Amount and irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Parties agree for all income Tax purposes that the Securityholders’ Representative Expense Amount shall be treated as having been received and voluntarily set aside by the Securityholders on the Closing Date.

(b)
The Securityholders’ Representative Expense Amount will be held by the Securityholders’ Representative for so long as the Securityholders’ Representative determines is reasonably necessary for it to fulfill its obligations and duties under this Agreement; provided that following the completion of all such obligations and duties and the satisfaction of all expense reimbursements to which the Securityholders’ Representative is entitled in connection therewith, the Securityholders’ Representative shall release such amount (an “Expense Fund Release Amount”) for the benefit of, and for further distribution to, the Securityholders in accordance with Section 3.13 and the Post-Closing Payment Spreadsheet applicable to the Expense Fund Release Amount. In connection with the release of the Expense Fund Release Amount (if any), the Securityholders’ Representative shall prepare and deliver (or cause to be prepared and delivered) to Parent and the Paying Agent a Post-Closing Payment Spreadsheet with respect thereto.

3.10         Post-Closing Adjustments.

(a)
Within ninety (90) days after the Closing Date, Parent shall prepare and deliver or cause to be prepared and delivered to the Securityholders’ Representative a statement (the “Adjusted Closing Date Statement”), substantially in the form attached hereto as Exhibit D, setting forth Parent’s determination of (i) Closing Indebtedness and the components thereof, (ii) Closing Net Working Capital, the Net Working Capital Adjustment and the components thereof, (iii) Closing Cash and the components thereof, (iv) Transaction Expenses and the components thereof, (v) any [***] Agreement Payment and (vi) the Purchase Price calculated based on the foregoing, in each case of the foregoing clauses (i) through (vi), calculated in accordance with the definitions thereof and, if applicable, the Accounting Principles, together with reasonably detailed supporting documentation used to calculate the foregoing amounts. If Parent fails to deliver the Adjusted Closing Date Statement within such ninety (90) day period following the Closing Date, then the Securityholders’ Representative shall have the right to either (A) determine that the calculations of the amounts in the Estimated Closing Date Statement will be deemed to be the amounts set forth in the Adjusted Closing Date Statement, the Purchase Price will be deemed to be the Estimated Purchase Price, and the Price Increase and the Price Decrease will be deemed to be zero, and such amounts shall be final and binding upon the Parties for all purposes of this Agreement and not subject to appeal, or (B) within thirty (30) days thereafter (the “Preparation Period”), prepare and deliver to Parent the Adjusted Closing Date Statement (it being understood that, if the Securityholders’ Representative exercises such right to prepare and deliver the Adjusted Closing Date Statement, the provisions in paragraph (b) below shall be construed in a manner such that Parent has the right to review such statement and submit a Dispute Notice thereto). During the Preparation Period (if applicable), the Review Period and the Resolution Period, Parent shall afford to the Securityholders’ Representative reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with Parent’s business operations, to all of the properties, books, Contracts, personnel and records of the Company Group as the Securityholders’ Representative shall reasonably request in connection with Securityholders’ Representative’s review of the Adjusted Closing Date Statement.

(b)
The Securityholders’ Representative shall have thirty (30) days following receipt of the Adjusted Closing Date Statement to review such statement (the “Review Period”). If the Securityholders’ Representative disagrees with the Adjusted Closing Date Statement, the Securityholders’ Representative shall notify Parent in writing of such disagreement during the Review Period, which notice (a “Dispute Notice”) shall describe in reasonable detail the nature of such disagreement, including the specific items involved, the dollar amounts and recalculations thereof, and the basis for the disagreements set forth therein (each, a “Disputed Amount”); provided that a Dispute Notice shall only include Disputed Amounts (and Disputed Amounts may only be) based on (A) a failure of any of the calculations of Closing Indebtedness, Closing Net Working Capital, the Net Working Capital Adjustment, Closing Cash, Transaction Expenses and the Purchase Price contained in the Adjusted Closing Date Statement to be determined in accordance with the Accounting Principles and the applicable definitions set forth in this Agreement or (B) mathematical errors in the Adjusted Closing Date Statement. If the Securityholders’ Representative does not deliver a Dispute Notice within the Review Period, the Adjusted Closing Date Statement, as delivered pursuant to Section 3.10(a), shall be considered final, binding and non-appealable upon the Parties. If the Securityholders’ Representative delivers a Dispute Notice within the Review Period, then (i) the Disputed Amounts shall be resolved pursuant to Section 3.10(c) and (ii) such portions of the Adjusted Closing Date Statement that are not Disputed Amounts shall be considered final, binding and non-appealable upon the Parties.

(c)
During the thirty (30) days immediately following the delivery of a Dispute Notice (the “Resolution Period”), the Securityholders’ Representative and Parent shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Dispute Notice (and all discussions related thereto shall, unless otherwise agreed to by Parent and Securityholders’ Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rules)). If Parent and the Securityholders’ Representative are unable to resolve all Disputed Amounts within the Resolution Period (or such longer time as the parties may agree), then the Disputed Amounts shall be referred for final determination to Deloitte & Touche LLP, or if Deloitte & Touche LLP is unwilling or unable to serve, then an independent nationally recognized accounting firm of independent certified public accountants, jointly determined by Parent and the Securityholders’ Representative (such firm, or another firm determined pursuant to this Section 3.10(c), the “Accounting Firm”), within fifteen (15) days after the end of such thirty (30) day period. The Accounting Firm shall be engaged pursuant to a customary engagement letter among the Securityholders’ Representative, Parent and the Accounting Firm on terms and conditions consistent with this Section 3.10(c), shall act as expert, and not as arbitrator, and shall consider only those Disputed Amounts which Parent and the Securityholders’ Representative have been unable to resolve during the Resolution Period. Neither the Securityholders’ Representative nor Parent (and none of their respective Representatives) shall have any ex parte communications (whether written or oral) or meetings with the Accounting Firm without the prior written consent of the other party. The Accounting Firm shall deliver to Parent and the Securityholders’ Representative, as promptly as practicable, and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of such Disputed Amounts. The Accounting Firm determination shall be based solely on presentations and supporting material provided by the Securityholders’ Representative and Parent and not pursuant to any independent review, and shall be limited to fixing mathematical errors in the calculations underlying the Disputed Amounts and determining the extent to which Parent’s or the Securityholders’ Representative’s, as applicable, determination of the Disputed Amounts were determined in accordance with the definitions of Closing Indebtedness, Closing Net Working Capital, the Net Working Capital Adjustment, Closing Cash, Transaction Expenses and Purchase Price contained herein and the Accounting Principles. The Accounting Firm shall only be permitted to determine an amount with respect to any Disputed Amount that is either the amount of such Disputed Amount as proposed by the applicable Party in the Adjusted Closing Date Statement or the Dispute Notice or an amount in between the two amounts. Such report shall be final, binding and non-appealable upon the Parties, absent fraud or manifest error. Upon the decision of the Accounting Firm, the Adjusted Closing Date Statement, as adjusted to the extent necessary to reflect the Accounting Firm’s decision, shall be final, binding and non-appealable upon the Parties. At any time, Parent and the Securityholders’ Representative may agree to settle any remaining Disputed Amount, including any such Disputed Amount submitted to the Accounting Firm, which agreement shall be in writing and shall be deemed final, binding and non-appealable upon the Parties with respect to the subject matter of such Disputed Amount so resolved (the “Resolution Agreement”); provided that, if the Accounting Firm has been engaged, Parent and the Securityholders’ Representative shall promptly provide a copy of such Resolution Agreement to the Accounting Firm and instruct the Accounting Firm not to resolve such Disputed Amount so resolved, it being agreed that if the Accounting Firm nonetheless resolved such Disputed Amount for any reason, the Resolution Agreement shall control. The fees, costs and expenses of the Accounting Firm shall be allocated between Parent and the Securityholders’ Representative based upon the percentage that the portion of the contested amount not awarded to each such party bears to the amount actually contested by such party. For example, if the Securityholders’ Representative claims the aggregate Purchase Price is $1,000 greater than the amount determined by Parent, and if the Accounting Firm ultimately resolves the dispute by awarding the Securityholders $300 of the $1,000 contested, then the costs and expenses of arbitration shall be allocated 30% (i.e., 300 ÷ 1,000) to Parent and seventy percent (70%) (i.e., $700 ÷ 1,000) to the Securityholders’ Representative. The dispute resolution provisions set forth in this Section 3.10 shall be the sole and exclusive remedy of the Parties for any disputes related to the determination of the Closing Indebtedness and the components thereof, Closing Net Working Capital, the Net Working Capital Adjustment and the components thereof, Closing Cash and the components thereof, Transaction Expenses and the components thereof and the Purchase Price; provided that, the foregoing shall not prohibit any Party from instituting an Action to enforce any final determination of the Purchase Price pursuant to the terms and conditions of this Section 3.10(c).

(d)
In the event that the Purchase Price as finally determined pursuant to this Section 3.10 is greater than the Estimated Purchase Price (such difference, the “Price Increase”), Parent shall pay, by wire transfer of immediately available funds, an aggregate amount in cash equal to the Price Increase for the benefit of, and for further distribution to, the Securityholders in accordance with Section 3.13 and the Post-Closing Payment Spreadsheet applicable to the Price Increase. The payment of the Price Increase for the benefit of, and for further distribution to, the Securityholders shall be made within five (5) Business Days following the later of (i) the final determination of the Price Increase and (ii) Parent’s receipt of the applicable Post-Closing Payment Spreadsheet with respect to such Price Increase pursuant to this Section 3.10(d).

(e)
In the event that the Purchase Price as finally determined pursuant to this Section 3.10 is less than the Estimated Purchase Price (such difference, the “Price Decrease”), then an amount in cash equal to the lesser of (i) the Price Decrease and (ii) the Escrow Funds shall be released from the Escrow Account to Parent in accordance with Section 3.10(f) and Section 3.10(g) and the Escrow Agreement. If the Escrow Funds are less than the amount of the Price Decrease, then Parent may set-off the amount of such deficiency by deducting such amount on a dollar-for-dollar basis from any Contingent Payment that has not yet been fully paid pursuant to this Agreement. For the avoidance of doubt, the Escrow Funds and the reduction of Contingent Payments contemplated by the immediately preceding sentence shall be the sole and exclusive remedies of Parent and its Affiliates with respect to any Price Decrease.

(f)
Within five (5) Business Days after the final determination of the Purchase Price, Parent and the Securityholders’ Representative shall send a joint written instruction to the Escrow Agent to release, by wire transfer of immediately available funds, all of the Escrow Funds, as follows:

(i)	to Parent, the amount (if any) payable to Parent pursuant to Section 3.10(e); and

(ii)
any remaining Escrow Funds after giving effect to the payment in clause (i) above, if any (the “Escrow Release Amount”), for the benefit of, and further distribution to, the Securityholders entitled thereto in accordance with Section 3.13 and the Post-Closing Payment Spreadsheet applicable to the Escrow Release Amount.

(g)
In connection with the payment of any Price Increase, any Price Decrease and any Escrow Release Amount, as applicable, the Securityholders’ Representative shall prepare and deliver (or cause to be prepared and delivered) to Parent and the Paying Agent a Post-Closing Payment Spreadsheet with respect to such payment. Parent and its Affiliates shall be entitled to rely on the Post-Closing Payment Spreadsheet delivered pursuant to this Section 3.10(g) as conclusive evidence of amounts payable to the Securityholders pursuant to this Agreement.

(h)	Any payment made pursuant to this Section 3.10 shall be treated as an adjustment to the Purchase Price for federal, state, local and non-U.S. income Tax purposes.

3.11         Contingent Payments.

(a)
From time to time after the Closing, subject to the terms and conditions of this Agreement (including Exhibit H), Parent shall pay or cause to be paid any amounts owing pursuant to Exhibit H to the Securityholders, such payment obligations (if any) to be governed by the terms and conditions of Exhibit H, this Section 3.11 and Section 3.13. In the event Parent becomes obligated pursuant to the terms and conditions of Exhibit H to make any Contingent Payment to the Securityholders, Parent shall pay or cause to be paid, in accordance with this Section 3.11, by wire transfer of immediately available funds, cash in an aggregate amount equal to the applicable Contingent Payment for the benefit of, and for further distribution to, the Securityholders in accordance with Section 3.13 and the Post-Closing Payment Spreadsheet applicable to such Contingent Payment. In connection with the payment of any Contingent Payment, the Securityholders’ Representative shall prepare and deliver (or cause to be prepared and delivered) to Parent and the Paying Agent a Post-Closing Payment Spreadsheet with respect thereto; provided that, from and after the fifth (5th) anniversary of the Closing Date, the Equity Award Holders shall not be eligible for any Royalty Payments for an applicable Calendar Year, unless aggregate Net Sales of the Milestone Products within the Territory in such Calendar Year exceed [***] (such rate, the “Hurdle”), and the Royalty Payments that would otherwise be paid to the Equity Award Holders were it not for the Hurdle shall instead be accumulated and paid to such Equity Award Holders if the Hurdle is achieved in such Calendar Year.  If the Hurdle is not achieved in such Calendar Year, such Royalty Payments that would otherwise be paid to the Equity Award Holders with respect to such Calendar Year shall instead be allocated to the Securityholders that are not Equity Award Holders for such Calendar Year. Parent and its Affiliates shall be entitled to rely on the Post-Closing Payment Spreadsheet delivered pursuant to this Section 3.11(a) as conclusive evidence of amounts payable to the Securityholders pursuant to this Agreement. The payment of the Contingent Payment for the benefit of, and for further distribution to, the Securityholders shall be made within five (5) Business Days following the later of (A) the final determination that the Contingent Payment is due and payable as provided in Exhibit H and (B) Parent’s receipt of the applicable Post-Closing Payment Spreadsheet with respect to such Contingent Payment pursuant to this Section 3.11.

(b)
Any right to receive any portion of any Contingent Payment is solely a contractual right and is not a security for purposes of any federal or state securities Laws. The right of any Securityholder to receive any Contingent Payment: (i) does not give the Securityholder dividend or distribution rights, voting rights, rights to payment upon a liquidation, dissolution or winding up or other event, redemption, repurchase, preemptive or subscription rights or other rights attributable to or associated with shares of the Surviving Company or any holder thereof; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by any Securityholder, except where Parent has provided its prior written consent thereto (which shall not be unreasonably withheld, delayed or conditioned); (iv) shall not accrue or pay interest on any portion thereof (except as provided in Exhibit H); and (v) does not represent any right other than the right to receive the consideration set forth in Exhibit H and this Section 3.11. Any attempted transfer or assignment (directly or indirectly) of the right to any Contingent Payment or interest therein by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void ab initio, and Parent shall have no obligation to recognize any such purported transfer or assignment or any putative rights of any purported transferee or assignee.

(c)
The Parties agree that for all income Tax purposes, any payment of any portion of any Contingent Payment to (i) the Shareholders, the Warrant Holders or the Post-Closing Top-Up Right Holders is intended to be treated as deferred contingent purchase price which may be eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of non-U.S., state or local law, as appropriate (subject to imputation of interest under Section 483 or Section 1274 of the Code), or (ii) the Equity Award Holders is intended to be treated as compensation and, in respect of Equity Awards, in compliance with (or exempt from) Section 409A of the Code and subject to applicable withholding Tax. It is intended that all payments of any portion of any Contingent Payment to the Equity Award Holders comply with Treasury Regulations Section 1.409A-(i)(5)(iv)(A), which is applicable to “transaction-based compensation”, or be exempt from the requirements of Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. It is the intent of the parties that each Milestone Event and Hurdle described in Section 3.11(a) be considered a condition on payment that constitutes a substantial risk of forfeiture within the meaning of Section 409A of the Code as it relates to the applicable Per Share Contingent Payment Amount. Each payment of any Per Share Contingent Payment Amount made to the Equity Award Holders shall be deemed a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2).

3.12       Withholding Rights. Parent, the Surviving Company, any of its Subsidiaries, the Paying Agent, the Escrow Agent and any other agent, designee, representative or Person making payments on behalf of any of them shall be entitled to deduct and withhold from any and all payments made under this Agreement (and for the avoidance of doubt, payments made under any exhibit or attachment hereto) such amounts as Parent, the Surviving Company, any of its Subsidiaries, the Paying Agent or the Escrow Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. Parent, the Surviving Company, any of its Subsidiaries, the Paying Agent or the Escrow Agent, as applicable, shall use commercially reasonable efforts to provide the Securityholders’ Representative with a written notice of such party’s intention to deduct or withhold at least five (5) Business Days prior to any such withholding and each of the applicable parties shall cooperate in good faith to minimize any such amounts so deducted or withheld under applicable Law, provided that (i) no notice shall be required for withholding attributable to payments treated as compensation for services rendered consistent with Section 3.11(c) and (ii) no party shall be required to assign, novate or otherwise transfer its obligations or entitlements under this Agreement, or to change the domicile or tax residency of any entity, to minimize deductions and withholdings. To the extent that amounts are so deducted or withheld and timely paid over to the proper Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Company, any of its Subsidiaries, the Paying Agent or the Escrow Agent.

3.13         Procedures for Post-Closing Payments.

(a)
Each Post-Closing Payment will be paid as follows: (i) first, the Preference Share Holder will be paid an amount equal to the lesser of (A) such Post-Closing Payment and (B) the Unpaid Liquidation Preference (or, the full amount of the Post-Closing Payment if (A) and (B) are equal to each other) as of immediately prior to the making of such Post-Closing Payment and (ii) second, to the extent such Post-Closing Payment exceeds the Unpaid Liquidation Preference as of immediately prior to the making of such Post-Closing Payment, such excess will be paid to the Securityholders, including, for the avoidance of doubt, the Preference Share Holder with respect to its Underlying Common Shares, as provided in Sections 3.1(d), 3.2, 3.3 and 3.4. No payments will be paid to the Securityholders other than the Preference Share Holder unless and until the Preference Share Holder has received payment in full of the Aggregate Liquidation Preference.

(b)
(i) Parent will cause each Post-Closing Payment (other than an Expense Fund Release Amount) payable to or for the benefit of the Securityholders pursuant to this Agreement and (ii) the Securityholders’ Representative shall cause any Expense Fund Release Amount payable to or for the benefit of the Securityholders pursuant to this Agreement, to be made to the Paying Agent, by wire transfer of immediately available funds to an account designated by the Paying Agent in writing no later than two (2) Business Days prior to such payment, for further distribution to the Securityholders (subject, in the case of any payments of Post-Closing Equity Award Consideration, to the last sentence of Section 3.7(a)(ii)) as promptly as practicable (and in any event within two (2) Business Days) in accordance with the applicable Post-Closing Payment Spreadsheet, in each case, in accordance with this Agreement and the Post-Closing Payment Spreadsheet applicable to such Post-Closing Payment; provided that (x) with respect to any portion of any Post-Closing Payment payable as a result of the achievement of a Milestone Event to or for the benefit of the Equity Award Holders, such payment shall be paid no later than March 15 of the Calendar Year following the Calendar Year in which the achievement of the Milestone Event that triggers such payment occurs and (y) with respect to any portion of any Post-Closing Payment payable with respect to Royalty Payments to or for the benefit of the Equity Award Holders, such payment shall be paid no later than March 15 of the Calendar Year following the Calendar Year to which the Royalty Payment relates; provided further that if the Paying Agent has not yet received the applicable funds by such required payment date, then the Parties shall cooperate to structure any such payments so that they are made in compliance with (or exempt from) Section 409A of the Code.

(c)
 In connection with any Post-Closing Payment, Parent shall cause an amount equal to the applicable Post-Closing Payment Aggregate Exercise Amount to be paid, in the manner provided in Section 3.13(b), mutatis matandis, for the benefit of, and further distribution to, the Securityholders entitled thereto, as set forth in the applicable Post-Closing Payment Spreadsheet.

(d)
In connection with any Post-Closing Payment, (i) the Securityholders’ Representative shall promptly (and, in any event, no later than ten (10) Business Days prior to the date such Post-Closing Payment is due and payable pursuant to the terms of this Agreement) deliver to Parent a preliminary Post-Closing Payment Spreadsheet with respect to such Post-Closing Payment, which will include, among other things, the applicable Post-Closing Equity Award Consideration, if any, with respect to such Post-Closing Payment and the allocation of such Post-Closing Payment among the Equity Award Holders, (ii) Parent shall, or shall cause the Paying Agent to, promptly (and, in any event, no later than three (3) Business Days after Parent’s receipt of such preliminary Post-Closing Payment Spreadsheet) deliver to the Securityholders’ Representative a calculation of the aggregate amount of the employer portion of any employment or payroll Taxes related to the applicable Post-Closing Equity Award Consideration, if any, with respect to such Post-Closing Payment (a “Post-Closing Payment Employer Tax Calculation”) and (iii) the Securityholders’ Representative shall promptly (and, in any event, no later than five (5) Business Days prior to the date such Post-Closing Payment is due and payable pursuant to the terms of this Agreement) deliver to Parent a final Post-Closing Payment Spreadsheet with respect to such Post-Closing Payment. Notwithstanding anything to the contrary contained herein, Parent shall not be required to make any Post-Closing Payment until the later of (i) the date on which such payment is due and payable pursuant to the terms of this Agreement and (ii) the date that is five (5) Business Days after Parent receives the final Post-Closing Payment Spreadsheet with respect to such Post-Closing Payment.  The Securityholders’ Representative shall not be responsible for and shall be entitled to conclusively rely on any Post-Closing Payment Employer Tax Calculation, without any obligation to investigate or verify the accuracy or correctness thereof, and in no event shall the Securityholders’ Representative or any Securityholder have any liability to any Person (including Parent or any of its Affiliates) in connection with any claims relating to any alleged inaccuracy or miscalculation associated with any Post-Closing Payment Employer Tax Calculation.

3.14         General Payment Terms.

  Notwithstanding anything herein to the contrary:

(a)
Parent shall have the absolute right to rely on and make payments of the Merger Consideration in accordance with, and shall not have any Liability to the Securityholders’ Representative, any Securityholder or any other Person for making any such payments, releases or distributions in accordance with, the Consideration Spreadsheet or any Post-Closing Payment Spreadsheet.

(b)
Subject to Parent’s compliance with its obligations under Section 3.7, (i) any payments delivered hereunder by or on behalf of Parent or the Surviving Company to the Paying Agent for the benefit of any Securityholder shall be deemed to have been made to such Securityholder by, or on behalf of, Parent and (ii) upon payment of the applicable portion of the Merger Consideration to the Paying Agent in accordance with this Agreement, Parent shall have satisfied its obligation with respect to the payment of such portion of the Merger Consideration and Parent shall not have any obligation to distribute such portion of the Merger Consideration to the Securityholders, provided that Parent shall timely direct the Paying Agent, as required by this Agreement or the Paying Agent Agreement, as applicable, to make payments as required hereunder and thereunder.

(c)
Parent shall be entitled to deduct all applicable Post-Closing Payment Expenses from any Post-Closing Payments that become payable under this Agreement prior to the payment of such Post-Closing Payments.

ARTICLE IV.

COMPANY REPRESENTATIONS AND WARRANTIES

 Except as set forth in the Company Disclosure Schedule, the Company represents and warrants with respect to the members of the Company Group to Parent as follows:

4.1         Organization, Standing and Power. The Company is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not (x) reasonably be expected to, individually or in the aggregate, be material to the Company Group, taken as a whole or (y) reasonably be expected to prevent or materially delay the ability of the Company to consummate the Transactions. The Company has made available to Parent a complete and correct copy of each of the Company’s Constitutive Documents, each as amended to the Execution Date, and such documents are in full force and effect. The Company is in compliance with all of the terms and provisions of its Constitutive Documents in all material respects.

4.2         Subsidiaries. Section 4.2 of the Company Disclosure Schedule contains a true, correct and complete list, as of the Execution Date, of each Subsidiary of the Company, the jurisdiction of its incorporation or organization and the number, class and beneficial and record owner of the outstanding issued Equity Securities of each such Subsidiary. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not (x) reasonably be expected to, individually or in the aggregate, be material to the Company Group, taken as a whole or (y) reasonably be expected to prevent or materially delay the ability of the Company to consummate the Transactions. All issued and outstanding Equity Securities of each Subsidiary of the Company (i) have been duly authorized, validly issued, fully paid and are non-assessable (to the extent applicable as a legal concept), (ii) have not been issued in violation of (x) any preemptive right, call option, right of first refusal or first offer, subscription right, transfer restrictions or other similar right, (y) any applicable Law (including securities Laws) or applicable Constitutive Documents or (z) any Contract to which the applicable Company Subsidiary is a party or by which it is bound and (iii) as of the Effective Time, will be owned by the Company free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws and restrictions under such Subsidiary’s Constitutive Documents). No other rights of any kind to acquire capital stock or any other Equity Securities of any of the Company’s Subsidiaries exist. None of the Company’s Subsidiaries have any bonds, notes, debentures or other debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, shares of capital stock or any other Equity Securities of any Company Subsidiary. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares of capital stock or other Equity Securities of any Company Subsidiary. Except for shares of capital stock of the Company’s Subsidiaries, none of the Company’s Subsidiaries have any other Equity Securities that are issued and outstanding. Except as set forth in Section 4.2 of the Company Disclosure Schedule, there are no (A) agreements pursuant to which registration rights in Equity Securities of the Company’s Subsidiaries have been granted, (B) shareholder agreements among any current or former shareholders of any of the Company’s Subsidiaries, (C) Contracts of the Company or, to the Company’s Knowledge, between any of the Securityholders with respect to the voting or transfer of shares of capital stock or any other Equity Securities of any of the Company’s Subsidiaries, or (D) statutory or contractual preemptive rights or rights of first refusal with respect to Equity Securities of the Company’s Subsidiaries. The Company has made available to Parent complete and correct copies of the Constitutive Documents of each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries is in compliance with all the terms and provisions of its respective Constitutive Documents in all material respects. The Company does not own, directly or indirectly, and none of the Subsidiaries of the Company owns, directly or indirectly, any Equity Securities in any Person other than the Company’s Subsidiaries.

4.3           Authority.

(a)
The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Statutory Merger Agreement and the other Transaction Documents to which it is (or will be) party and to consummate the Transactions in accordance with the terms of this Agreement, the Statutory Merger Agreement and the other Transaction Documents. The execution and delivery of this Agreement, the Statutory Merger Agreement and the other Transaction Documents to which the Company is (or will be) party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and except for (i) obtaining the Written Consent and (ii) executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement, the Statutory Merger Agreement and the other Transaction Documents to which the Company is (or will be) party or the consummation of the Transactions. This Agreement has been, and each other Transaction Document that the Company is (or will be) party to has been, or will be as of the Effective Time, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties hereto or thereto, as applicable, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).

(b)
The affirmative votes of the holders of at least seventy-five percent (75%) of the aggregate voting rights of the issued and outstanding Shares entitled to vote thereon is the only vote of the holders of Shares or other Equity Securities necessary to adopt and approve this Agreement under applicable Law and the Company’s Constitutive Documents (the “Requisite Shareholder Approval”), and, under the Bermuda Companies Act and the Company’s Constitutive Documents, the Requisite Shareholder Approval may be given by consent of the holders of Shares in lieu of a meeting.

(c)
The Company Board has, by resolutions duly adopted, (i) determined that the Per Preference Share Merger Consideration constitutes fair value for each Preference Share in accordance with the Bermuda Companies Act, (ii) determined that the Per Common Share Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act, (iii) determined that the terms of this Agreement, the Statutory Merger Agreement and the Transactions are fair to and in the best interests of the Company and its shareholders, (iv) approved and declared advisable the execution, delivery and performance of this Agreement, the Statutory Merger Agreement, the other Transaction Documents and the consummation of the Merger and the other Transactions and (v) resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement, the Statutory Merger Agreement and the Merger. None of the aforesaid resolutions have been subsequently rescinded, modified or withdrawn.

(d)
No restrictions on business combinations or any other “fair price,” “moratorium,” “control share acquisition” or other similar statute or regulation (“Takeover Statutes”) applies or purports to apply to the Company with respect to the Merger, this Agreement or any other Transaction.

4.4           Capitalization.

(a)
Section 4.4(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the Execution Date, of the authorized share capital of the Company and the number and class of Shares issued and outstanding and the beneficial and record holders of such Shares.

(b)
All issued and outstanding Shares of the Company (i) have been duly authorized, validly issued, fully paid and are non-assessable (to the extent applicable as a legal concept) and (ii) have not been issued in violation of (x) any preemptive right, call option, right of first refusal or first offer, subscription right, transfer restrictions or other similar right, (y) any applicable Law (including securities Laws) or applicable Constitutive Documents or (z) any Contract to which the Company is a party or by which it is bound and (iii) as of the Effective Time, will be owned by the Securityholders free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws and restrictions under such Subsidiary’s Constitutive Documents). There are no declared and unpaid dividends on any share of capital stock of any of the Company. The Company does not have any bonds, notes, debentures or other debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, shares of capital stock or any other Equity Securities of the Company. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares of capital stock or other Equity Securities of the Company. Except for the Shares, the Equity Awards set forth on Section 4.4(c) of the Company Disclosure Schedule or granted in accordance with Section 6.2(b), the Warrants set forth on Section 4.4(f) of the Company Disclosure Schedule, the Existing Top-Up Rights and, as of the Effective Time, the Post-Closing Top-Up Rights, the Company does not have any other Equity Securities that are issued and outstanding. Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, there are no (A) agreements pursuant to which registration rights in Equity Securities of the Company have been granted, (B) shareholder agreements among any current or former shareholders of the Company, (C) Contracts of the Company or, to the Company’s Knowledge, between any of the Securityholders with respect to the voting or transfer of shares of capital stock or any other Equity Securities of the Company, or (D) statutory or contractual preemptive rights or rights of first refusal with respect to Equity Securities of the Company. Pursuant to and in accordance with the Company’s Constitutive Documents, each Preference Share is convertible into one Common Share.

(c)
Section 4.4(c) of the Company Disclosure Schedule sets forth a true and complete list, (to the extent permitted by applicable Law and subject to such anonymization or other redactions as required to comply with applicable Law relating to data protection), as of the Execution Date, of each outstanding Equity Award, including (i) the Equity Award Holder, (ii) the number of Common Shares subject to such Equity Award, (iii) with respect to each Option, the exercise price or purchase price (if applicable), (iv) the grant date, (v) the vesting commencement date, (vi) the vesting schedule (including any acceleration provisions), (vii) whether performance targets have been satisfied, if applicable, (viii) with respect to each Option, and if applicable RSU, the expiration date, (ix) the jurisdiction in which the Equity Award Holder resides, (x) whether any Option is intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code), and (xii) whether early exercise is permitted with respect to any such Option.

(d)
Each Option (i) was duly and validly authorized by the Company Board as of the applicable date of grant, including approval of the exercise price per share of such Option, and (ii) was granted in compliance in all material respects with all applicable Laws and all the terms and conditions of the Company Stock Plan pursuant to which it was issued. No Options have been retroactively granted or the exercise price of any such Option determined retroactively in contravention of applicable Law. Each RSU was granted in compliance in all material respects with all applicable Laws and all the terms and conditions of the Company Stock Plan pursuant to which it was issued. Each Option and RSU may, by its terms, be treated at the Effective Time pursuant to the terms of this Agreement. No Option is exercisable for any class or series of Shares other than Common Shares. Nothing in this clause (d) shall constitute a representation or warranty regarding any matter with respect to Section 409A of the Code, which is addressed exclusively in Section 4.4(e).

(e)
Each Option has an exercise price per Common Share equal to or greater than the fair market value, as determined in accordance with Section 409A of the Code, of a Common Share on the date of such grant and is otherwise exempt from Section 409A of the Code.  None of the Options or RSUs constitute “deferred compensation” subject to Section 409A of the Code. The treatment of the Equity Awards under this Agreement does not violate the terms of the Company Stock Plan or any Contract governing the terms of such awards and will not cause adverse Tax consequences under Section 409A of the Code.

(f)
Section 4.4(f) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the Execution Date, of each outstanding Warrant, including (i) the Warrant Holder, (ii) the number of Common Shares issuable under such Warrant, (iii) with respect to each Warrant, the exercise price, (iv) the issuance date and (v) with respect to each Warrant, the expiration date.

(g)
No claim has been made or, to the Company’s Knowledge, threatened against the Company asserting that any Person other than a Person listed in Section 4.4(a), 4.4(c), 4.4(f) (including, for the avoidance of doubt, any holder of Existing Top-Up Rights or any Person to whom Equity Awards have been issued in accordance with Section 6.2(b)) is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Share, or any other voting right or Equity Securities in the Company.

(h)
The Consideration Spreadsheet once delivered pursuant to Section 3.6(b) shall be prepared in accordance with, and shall allocate the Merger Consideration in accordance with, the Company’s Constitutive Documents, applicable Law, this Agreement and, in the case of Equity Awards, the Company Stock Plan and any applicable grant or similar agreement with respect to such Equity Awards (it being understood that the Consideration Spreadsheet shall be based on the estimates contained in the Estimated Closing Date Statement and that such estimates are subject to post-Closing adjustments pursuant to Section 3.10 and that no representations or warranties are made with respect to the accuracy of such estimates). No past or present holder of Equity Securities in the Company shall be entitled to any consideration as a result of the Transactions in respect of Equity Securities in the Company from and after the Closing, except as set forth in the Consideration Spreadsheet or, with respect to any Post-Closing Payment, any Post-Closing Payment Spreadsheet delivered pursuant to the terms of this Agreement.

4.5           Title to Properties and Assets; Sufficiency of Assets.

(a)
The Company Group does not own, and has never owned, any real property or any ownership interest therein. No member of the Company Group is party to an option or other agreement to purchase any real property or ownership interest therein.

(b)
Section 4.5(b) of the Company Disclosure Schedule sets forth a true and complete list as, of the Execution Date, of (i) all material leases, subleases, licenses or occupancy agreements (together with all amendments, guarantees and modifications thereto) pursuant to which any member of the Company Group has a leasehold, subleasehold or license interest in, or otherwise uses or occupies, any real property (the “Company Group Leases”) and (ii) the address of all real property leased, subleased, licensed or occupied pursuant to such Company Group Leases (the “Leased Real Property”). The Leased Real Property constitutes all real property used, necessary for use or held for use, in all material respects, in connection with the operations of the Business as currently conducted. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group, taken as a whole, (i) the Company or one of its Subsidiaries has good and valid leasehold estate in and to the Leased Real Property pursuant to the applicable Company Group Lease, free and clear of all Encumbrances, other than Permitted Encumbrances; (ii) no member of the Company Group is party to any Contract pursuant to which any member of the Company Group grants to any third party the right of use or occupancy of any portion of the Leased Real Property and no Person other than the Company Group member party to the relevant Company Group Lease is in occupancy of any portion of the Leased Real Property thereunder; (iii) none of the Leased Real Property is subject to any pending suit for condemnation, eminent domain or other taking by any Governmental Authority, and, to the Company’s Knowledge, no such condemnation, eminent domain or other taking is threatened in writing; and (iv) no casualty event has occurred with respect to any Leased Real Property the damage from which has not been fully restored.

(c)
All of the tangible assets of the Company Group are in all material respects in good operating condition and repair (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate in all material respects for the uses to which they are being put. The Company Group holds good, valid and enforceable title to each material asset which it purports to own or, in the case of leased assets or assets held under license, a good and valid leasehold or license interest in, each material asset used or held for use by the Company Group, in each case, free and clear of any Encumbrances, other than Permitted Encumbrances; provided that the foregoing shall not constitute a representation or warranty regarding any leasehold interest in the Leased Real Property, which is addressed exclusively in the second sentence of Section 4.5(b).

(d)
The assets, properties, Contracts and rights of the Company Group constitute (i) all of the assets, properties, Contracts and rights sufficient for Parent and its Affiliates to conduct the Business in all material respects as conducted as of the Execution Date and as of immediately prior to the Closing and (ii) all of the assets, properties, Contracts and rights of Rome and its Affiliates used exclusively or primarily, or held for use exclusively or primarily, in the conduct of the Business as conducted as of the Execution Date and as of immediately prior to the Closing; provided that the foregoing shall not constitute a representation or warranty regarding the infringement, misappropriation or other violation of any Intellectual Property of any Person, which is addressed exclusively in Section 4.17(d) and Section 4.17(e).

4.6           Required Filings and Consents; No Conflict.

(a)
No notices to, consents or approvals of, waivers, permits, Orders or authorizations from or filings, declarations or registrations with, any Governmental Authority are required to be made, obtained or given by any member of the Company Group in connection with the execution, delivery or performance by the Company of this Agreement and the other Transaction Documents or the consummation of the Transactions, except for (i) as required under the HSR Act, the Securities Act or the Exchange Act, (ii) executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (iii) any such notice, consent, approval, waiver, permit, Order, authorization, filing, declaration or registration, the failure of which to make or obtain would not (x) reasonably be expected to, individually or in the aggregate, be material to the Company Group, taken as a whole, or (y) reasonably be expected to prevent or materially delay the ability of the Company to consummate the Transactions.

(b)
Subject to the making of the notices, filings, declarations and registrations and receipt of the consents, approvals, waivers, permits, Orders and authorizations and the expiration of any related waiting periods referred to in Section 4.6(a), the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is party and the consummation of the Transactions do not and will not (i) conflict with, result in a breach or violation of, or a default under (with or without the giving of notice or the passage of time or both), or right of termination, acceleration, suspension, revocation, cancellation or amendment in respect of, or result in the payment of any fee under, or other change in material right or obligation or the loss of any material benefit to which any member of the Company Group is entitled under, or give rise to any Encumbrance (other than Permitted Encumbrances) under any (A) applicable Law, Order or Governmental Authorization, (B) Material Contract, or (C) Company Permit, except in the foregoing clauses (A), (B) and (C), as would not (x) reasonably be expected to, individually or in the aggregate, be material to the Company Group, taken as a whole, or (y) reasonably be expected to prevent or materially delay the ability of the Company to consummate the Transactions or (ii) conflict with or result in a breach or violation of, or a default under, the Constitutive Documents of the Company or any of its Subsidiaries.

4.7           Material Contracts.

(a)
Section 4.7(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the Execution Date, of the following Contracts to which any member of the Company Group is party or by which it or any of its assets or properties is bound (including, in each case, all amendments, exhibits, purchase orders (with respect to the Compound or the Product), extensions and supplements thereto as of the Execution Date) (collectively, together with any Contract entered into after the Execution Date but would be required to be identified on Section 4.7(a) of the Company Disclosure Schedule if such Contract was in effect as of the Execution Date, the “Material Contracts”) (it being understood, for the avoidance of doubt, that this Section 4.7 shall not require the disclosure of, and Material Contracts shall not be deemed to include, (A) any Benefit Plans or (B) any Contract that is no longer in effect or that contains any of the provisions or obligations set forth below, but which provisions or obligations have terminated or expired in accordance with their terms and for which there is no continuing liability):

(i)
any Contract containing covenants requiring a member of the Company Group to indemnify or hold harmless any Person, other than indemnification provisions in contract manufacturing agreements, contract research agreements, clinical trial agreements and other services agreements, material transfer agreements or other commercial or vendor Contracts, in each case, entered into in the Ordinary Course;

(ii)
any Contract containing covenants requiring the Company Group not to (A) compete or otherwise conduct activities in any line of business or geographical area (including the development, use, assertion or enforcement of any Intellectual Property in connection therewith), in each case, during any period of time after the Effective Time or (B) solicit any customer of any Person or solicit or hire any employee, consultant or independent contractor of any Person; provided that this clause (B) shall not apply to non-solicitation and no-hire provisions contained in non-disclosure agreements entered into in the Ordinary Course;

(iii)
any Contract that contains exclusivity obligations, most favored nation obligations, “take or pay” or minimum purchase requirements, or other obligations which otherwise materially limit the freedom or right of any member of the Company Group to Commercialize, Manufacture, Develop or otherwise exploit any products or services for any other Person;

(iv)
any Contract relating to (A) a joint venture, strategic alliance or partnership or similar agreement or arrangement or (B) material Development, Commercialization or Manufacturing services for the Compound, DMVT-506 or the Product, and, in the case of this clause (B), with a value in excess of $1,000,000;

(v)
any Contract providing for any (A) incurrence, assumption or guarantee of any Indebtedness (other than clauses (h) and (i) of the definition thereof) in excess of $100,000; (B) interest rate, derivatives or hedging transactions; (C) any Encumbrance (other than a Permitted Encumbrance) on any material asset of any member of the Company Group; or (D) material loan (other than trade credit extended in the Ordinary Course) or material advance (other than travel, entertainment and other normal business expense advances to employees, directors and managers in the Ordinary Course) by the Company Group to, or material investment in, any Person;

(vi)
any Contract (A) involving aggregate outstanding payment obligations by or to a Person with a value in excess of $2,000,000 in any consecutive 12-month period or (B) with any Top Customer and Supplier;

(vii)
any Contract relating to the acquisition or disposition of any product line or business or significant portion of assets, properties or business of any member of the Company Group, or any merger, consolidation or similar business combination transaction involving any member of the Company Group;

(viii)
any Contract relating to the settlement, conciliation or similar agreement with any Governmental Authority or other Person (A) that provides for payments in excess of $250,000, (B) that provides for any continuing material non-monetary obligations on the part of the Company Group or the Company Group Employees (or after the Closing, Parent and its Affiliates) or (C) that includes any admission of criminal or material wrongdoing by the Company Group;

(ix)
any Contract containing any capital commitment on behalf of a member of the Company Group or otherwise requiring any member of the Company Group to make any capital expenditure in an amount in excess of $2,000,000;

(x)
any Contract (A) granting any Person any right of first refusal, right of first negotiation, option to purchase, option to license, put right or any other similar rights with respect to the Equity Securities, assets, products or Intellectual Property of the Company Group or (B) under which the Company Group is lessor of or permits any third party to hold or operate any tangible property of the Company Group (other than, for the avoidance of doubt, Company Group Leases), except in the case of this clause (B) for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(xi)
any Contract that prohibits or restricts the declaration or payment of dividends or distributions in respect of Equity Securities of any member of the Company Group, the pledging of Equity Securities of any member of the Company Group or the issuance of any guaranty by any member of the Company Group;

(xii)	any Contract between a member of the Company Group, on the one hand, and any Related Party, on the other hand;

(xiii)
any Contract which imposes an obligation on any member of the Company Group with respect to an “earn out,” contingent purchase price, milestone payment, royalty payment or similar contingent payment obligation, including based on the Development, Manufacture or Commercialization of the Compound, DMVT-506 or the Product;

(xiv)
any Contract (including funding agreements) between (A) any member of the Company Group and any Governmental Authority, university or other academic institution or (B) any member of the Company Group and any Third Party that is a subcontract under a Contract between such Third Party and any Governmental Authority, university or other academic institution, in each case, relating to the Compound, DMVT-506 or the Product;

(xv)	any Company Group Lease;

(xvi)
any Contract by which the Company Group (A) has granted to Rome or any of its Affiliates (other than the Company Group) or a third party a license or sublicense or option to, or otherwise authorizes a third party to use, or has granted a covenant not to sue or grants an immunity from suit with respect to, any Company Intellectual Property or (B) is granted a license or sublicense or option to, or is otherwise authorized to use or is granted a covenant not to sue or immunity from suit with respect to, any Intellectual Property, in each case ((A) and (B)) other than (1) Contracts for any commercially available, off the-shelf software products or services, (2) licenses granted pursuant to materials transfer agreements, sponsored research agreements, confidentiality or nondisclosure agreements, or non-material services agreements, or non-exclusive licenses or other rights granted by the Company Group pursuant to any fee-for-service agreements in connection with the provision of services to the Company Group, in each case, entered into the Ordinary Course, (3) agreements between the Company Group and its employees, independent contractors or consultants on the Company Group’s standard forms thereof, which have been made available to Parent and (4) Contracts containing a non-exclusive license or other grant of rights to the Company Group to use third party Intellectual Property, where such license or other grant is incidental to the primary purpose of such Contract (clauses (1) through (4), collectively, “Incidental Contracts”); or

(xvii)
any Contract pursuant to which ownership of any Intellectual Property is or has been sold, transferred or assigned to Rome or any of its Affiliates (other than the Company Group) or a third party by a member of the Company Group or vice versa (other than Contracts (i) between a member of the Company Group and one of its employees, independent contractors or consultants (on the Company Group’s standard forms thereof, which have been made available to Parent) conveying any ownership rights to any such Intellectual Property from such employees, independent contractors or consultants to a member of the Company Group or (ii) that effectuated the assignment of any Intellectual Property in connection with any Contract referenced in Section 4.7(a)(vii)).

(b)
The Company has made available to Parent correct and complete copies, as of the Execution Date, of each Material Contract, including all amendments or modifications thereto, in each case, subject to redactions for competitively sensitive information (which has been made available on an outside counsel basis). (i) Each Material Contract is in full force and effect, provided that enforceability subject to the Bankruptcy and Equity Exceptions, (ii) all of the Material Contracts are valid, binding and enforceable against the relevant member of the Company Group and, to the Company’s Knowledge, the other party(ies) thereto, in accordance with their terms except as enforcement may be limited by the Bankruptcy and Equity Exceptions, (iii) no member of the Company Group is in material breach or material default under any Material Contract to which it is party, (iv) to the Company’s Knowledge, no other party is in material breach or material default under such Material Contracts, and (v) as of the Execution Date, no written, or, to the Company’s Knowledge, oral notice of any claim of material breach, material violation, material default or termination under a Material Contract has been received by any member of the Company Group.

4.8           Financial Statements. Section 4.8 of the Company Disclosure Schedule sets forth true, complete and correct copies of the (i) audited consolidated financial statements of the Company and its Subsidiaries, consisting of the balance sheet and related statements of operations, comprehensive loss, shareholder’s deficit and cash flows, as of and for the fiscal years ended on March 31, 2024, March 31, 2023 and March 31, 2022 (including any related notes thereto and the related reports of the independent public accountants) (collectively, the “Audited Financial Statements”) and (ii) the unaudited balance sheet and related statements of operations, comprehensive loss, shareholder’s deficit and cash flow of the Company and its Subsidiaries as of and for the fiscal quarter ended on June 30, 2024 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (a) have been derived from the books and records of the Company Group, (b) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered (except as set forth in the notes thereto and, with respect to the Interim Financial Statements, for (x) lack of footnotes and (y) changes resulting from normal and recurring year-end adjustments (none of which are expected to be material to the Company Group, taken as a whole)) and (c) present fairly in all material respects, the consolidated financial condition and results of operations of the Company Group as of the date thereof and for the period referred to therein. To the Company’s Knowledge, there has never been any fraud that involves any of the management or other employees of the Company Group who have a role in the preparation of financial statements or the internal accounting controls used by the Company Group, any material claim or allegation regarding any of the foregoing. The Company Group maintains a system of internal accounting controls reasonably designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements, (ii) in a timely manner, accumulate and communicate the type of information that would be required to be disclosed in the Financial Statements and (iii) ensure that the Company Group maintains no off-the-book accounts and that the Company Group’s assets are used only in accordance with the directives of the Company Group’s management. No audit firm has ever declined or indicated its inability to issue an opinion with respect to any Financial Statements of the Company.

4.9           Absence of Certain Changes.

(a)
Since the Most Recent Balance Sheet Date, (i) through the Execution Date, except in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the Transactions or the process by which the Company or its Representatives solicited, discussed or negotiated strategic alternatives with respect to the sale of the Company Group, the Company Group has conducted its business in the Ordinary Course in all material respects and (ii) through the Execution Date, there has not been any action taken by the Company Group that would have required Parent’s consent pursuant to Sections 6.2(e), 6.2(f),  6.2(g), 6.2(h), 6.2(i), 6.2(j), 6.2(k), 6.2(n), 6.2(t), 6.2(u), 6.2(w), 6.2(x), 6.2(y) or 6.2(z) or (to the extent related to the foregoing) 6.2(aa) had such action occurred after the Execution Date and prior to the Closing. Since the Execution Date through the Closing Date, there has not been any action taken by the Company Group that would constitute a breach of Section 6.1 or Section 6.2 in any material respect.

(b)	Since the Most Recent Balance Sheet Date, there has been no Company Material Adverse Effect.

4.10        Liabilities. The Company Group does not have any Liabilities, whether or not required by GAAP to be reflected, accrued or reserved for on a balance sheet in accordance with GAAP consistently applied, except for (a) Liabilities specifically reflected, accrued and adequately reserved for in the Interim Financial Statements, (b) Liabilities incurred or accrued in the Ordinary Course since the Most Recent Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law, environmental, health or safety matter or that relates to any Action), (c) Liabilities incurred pursuant to or in connection with this Agreement or the Transactions, (d) Liabilities incurred in connection with obligations under Contracts of the Company Group in the Ordinary Course (none of which is a liability for breach of any such Contracts), (e) liabilities incurred following the Execution Date in compliance with (and to the extent specifically addressed by) Section 6.2, (f) Transaction Expenses or (g) other Liabilities that would not, individually or in the aggregate, be material to the Company Group, taken as a whole. The Company Group is not party to any material off-balance sheet transactions or Contracts.

4.11         Taxes.

(a)
Each member of the Company Group has timely filed all income Tax Returns and all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each member of the Company Group has paid on a timely basis all income Taxes and all material Taxes due or payable by or with respect to it, whether or not shown on any Tax Return.

(b)
No material examination or audit of any member of the Company Group by any Tax Authority is currently in progress or, to the Company’s Knowledge, threatened in writing, and no deficiencies for a material amount of Taxes or other assessments relating to a material amount of Taxes have been claimed, proposed, or assessed in each case in writing against any member of the Company Group.

(c)
No member of the Company Group has been informed in writing by any jurisdiction that the jurisdiction believes that any member of the Company Group was required to file any material Tax Return that was not filed or that any member of the Company Group is or may be subject to taxation in that jurisdiction in each case which has not been subsequently resolved.

(d)
No member of the Company Group is the beneficiary of any extension of time within which to file any material Tax Return which extension is still in effect other than any such extension obtained in the Ordinary Course. No member of the Company Group has been granted any extension or waiver of the limitation period applicable to the collection or assessment of a material amount of Taxes which extension or waiver is still in effect.

(e)	There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any member of the Company Group, other than Permitted Encumbrances.

(f)
No member of the Company Group has distributed to its shareholders or securityholders shares or securities of a controlled corporation, nor have shares or securities of any member of the Company Group been distributed, in a transaction to which Section 355 of the Code applies in the two (2) years prior to the Execution Date.

(g)	No member of the Company Group has engaged in a “listed transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(h)
All material Taxes required by Law to be withheld or collected by each member of the Company Group has been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority.

(i)
No member of the Company Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)	No member of the Company Group is a party to or bound by any Tax allocation or sharing agreement.

(k)
No member of the Company Group (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a member of the Company Group) or (B) has any Liability for the Taxes of any person (other than a member of the Company Group) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(l)
No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:

(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)	use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)	‘‘closing agreement’’ as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)	prepaid amount received on or prior to the Closing Date.

(m)
No member of the Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)	No member of the Company Group organized under the laws of Switzerland underlies any restriction as a result of a blocking period having been imposed in connection with a tax neutral reorganization.

(o)
No member of the Company Group organized under the laws of Switzerland has either distributed any hidden dividend, or distributed or granted any other benefit to a Securityholder or any Related Party which could lead to the imposition of any material withholding tax on dividends or constructive dividends.

4.12         Environmental Matters.

(a)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, the Company Group (i) is and, since the Lookback Date, has been, in compliance with all Environmental Laws, and (ii) since the Lookback Date, has not received any communication (written or oral) from a Governmental Authority that alleges that any member of the Company Group is not in compliance with, or has liability under, any Environmental Laws, except for any such communication that has been resolved in all material respects.

(b)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, there is no Environmental Claim pending or, to the Company’s Knowledge, threatened against any member of the Company Group or against any Person whose liability for any Environmental Claim the Company has retained, assumed, undertaken or otherwise become subject to, either contractually or by operation of Law.

(c)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, no member of the Company Group has assumed by Contract, Order or by operation of Law any liability of any other Person under any Environmental Law (including any obligation to remediate any Release of any Materials of Environmental Concern).

(d)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, there are no past or present actions, activities, circumstances, conditions, events or incidents, by any member of the Company Group or otherwise, including the Release, presence, generation, manufacture, treatment, storage, transport, distribution, marketing, sale, disposal or arrangement for disposal of, exposure of any Person to, or ownership or operation of any property or facility contaminated by, any Materials of Environmental Concern, in each case in a quantity or concentration that would reasonably be expected to (i) form the basis of any Environmental Claim against any member of the Company Group or against any Person whose liability for any Environmental Claim the Company Group has retained, assumed, undertaken or otherwise become subject to, either contractually or by operation of Law, or (ii) otherwise result in any obligations, costs or liabilities under Environmental Law.

(e)
The Company has made available to Parent true and complete copies of material studies, audits, assessments or memoranda prepared since January 1, 2019 regarding the Company Group’s current and former operations and their compliance with or liabilities arising under applicable Environmental Laws or the environmental condition of any properties currently or formerly owned or leased by any member of the Company Group, that are in the possession or under the reasonable control of the Company Group as of the Execution Date.

4.13         Employee Matters.

(a)
Section 4.13(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the Execution Date, of each material Benefit Plan. Section 4.13(a) of the Company Disclosure Schedule separately designates each such material Benefit Plan that is maintained or sponsored by any member of the Company Group (each Benefit Plan that is maintained or sponsored by any member of the Company Group, but for the avoidance of doubt excluding any PEO Benefit Plans, a “Company Benefit Plan”), and separately designates each such material Benefit Plan that is maintained, sponsored, or provided by a professional employer organization (“PEO”, and each Benefit Plan maintained, sponsored or provided by a professional employer organization, a “PEO Benefit Plan”). A “Benefit Plan” is each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any bonus, retention, change in control, deferred compensation, incentive compensation, commission, equity purchase, option, restricted equity, equity appreciation, phantom equity or other equity or equity-related, severance or termination pay, employment, consulting, hospitalization, medical, life, disability, supplemental unemployment benefits, paid time off, leave, profit-sharing, pension, retirement plan, program, policy or arrangement, or other benefit or compensation plan, program, policy or arrangement, in each case that is (i) maintained, sponsored, contributed to or required to be contributed to by any member of the Company Group or any of its Affiliates with respect to or in consideration for any Company Group Employee’s services provided to the Company Group, (ii) with respect to which the Company Group has or could have any direct or indirect liability or obligation, whether actual or contingent, or (iii) providing any present or future right to benefits to any Company Group Employee (or their respective beneficiaries) or any director, leased employee, independent contractor, consultant, or agent (or their respective beneficiaries) of the Company Group, with respect to or in consideration for any Company Group Employee’s services provided to the Company Group .

(b)
With respect to each material Benefit Plan, the Company has made available to Parent complete and correct copies of the plan document, including any amendments, or a written summary of any unwritten Benefit Plan (provided, however, that, in the case of a Company Benefit Plan that is entered into by the Company or a member of the Company Group with employees or contractors on an individual basis and is consistent with a standard form, the Company has made available to Parent such standard form(s) and all individual agreements that materially deviate from such form(s), instead of such Benefit Plan or written summary), and with respect to each Company Benefit Plan, (i) the most recent summary plan description (and any summaries of material modifications thereto), (ii) the most recent IRS determination or opinion letter, (iii) the three (3) most recent annual report (Form 5500 series, with all applicable attachments), (iv) the three (3) most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests), (v) the most recent actuarial report or other financial statement, (vi) copies of any non-routine correspondence with any Governmental Authority, and (vii) material contracts including trust agreements, insurance contracts, and administrative services agreements.

(c)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained, and administered, in compliance with applicable Law, including ERISA and the Code, and with the terms of such Company Benefit Plan. All contributions or other amounts payable by the Company Group with respect thereto in respect of current or prior Company Benefit Plan years have been paid or accrued in accordance with GAAP in all material respects. Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, there is no, and since the Lookback Date, there has been no Action pending or, to the Company’s Knowledge, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of such claims).

(d)
Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the Company’s Knowledge, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or opinion letter.

(e)
No Benefit Plan is and no member of the Company Group or any ERISA Affiliate of any member of the Company Group maintains, sponsors, contributes to or is required to contribute to (or has, within the past six (6) years, maintained, sponsored, contributed to, or been required to contribute to) or otherwise has any current or contingent liability or obligation under or with respect to, in each case, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) post-retirement or post-termination health or life insurance or other similar benefits (other than health continuation coverage required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code (“COBRA”) for which the covered Person pays the full cost of coverage).

(f)
To the Company’s Knowledge, no member of the Company Group nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions since the Lookback Date in connection with any Company Benefit Plan that would reasonably be expected to result in the imposition of any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code, including a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975 or 4976 of the Code. Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, to the Company’s Knowledge, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred since the Lookback Date with respect to any Benefit Plan.

(g)
Neither the Company nor any member of the Company Group has any obligation to provide any material gross-up or reimbursement of any Tax or related interest or penalties imposed on any Company Group Employee under applicable Law, including Sections 409A and 4999 of the Code.

(h)
Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in all material respects since the Lookback Date in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code.

(i)
None of the execution and delivery of this Agreement nor the Merger (either alone or in combination with any other event), directly or indirectly, could (i) result in any payment becoming due to any current or former Company Group Employee or any other person who provides or has provided services to the Company or a member of the Company Group (each a “Company Service Provider”), (ii) increase any payments or benefits under any Benefit Plan or otherwise payable to any current or former Company Group Employee or Company Service Provider, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit, or the forgiveness of any loan, under any Benefit Plan or otherwise with respect to any current or former Company Group Employee or Company Service Provider, (iv) give rise to any payment or benefit that could be an “excess parachute payment” as defined in Section 280G of the Code or the imposition of any excise Tax under Section 4999 of the Code, or (v) result in the triggering or imposition of any material restrictions or limitations on the right of the Company or any member of the Company Group to amend or terminate any Company Benefit Plan, or require the Company or any member of the Company Group to set aside any assets to fund any benefits under any Company Benefit Plan or trigger any funding of any material compensation or benefits payable to current or former Company Group Employees or Company Service Providers.

(j)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, all Non-U.S. Company Benefit Plans comply in form and operation with applicable local Law; if any such Non-U.S. Company Benefit Plan is intended to qualify for special Tax treatment, such Non-U.S. Company Benefit Plan meets all requirements for such treatment; and all such plans that are intended to be funded or book-reserved are fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions, including the Company’s liabilities towards Company Group Employees who reside in Switzerland with respect to severance pay, accrued vacation and contributions to such Non-U.S. Company Benefit Plans.

(k)
True, correct and complete copies of (i) the Company Stock Plan, (ii) the forms of standard award agreement thereunder, and (iii) copies of any award agreements that materially deviate from such forms have been furnished to Parent, and such plans, forms and agreements have not been amended, modified or supplemented since being made available or provided to Parent, and there are no Contracts or understandings to amend, modify or supplement such plans, forms or agreements in any case from those furnished to Parent.

(l)
No member of the Company Group has or could not reasonably be expected to have any liability for Taxes under Sections 4975 through 4980 or Section 4980B through 4980I of the Code. Either the Company or a member of the Company Group maintains a health plan that satisfies the requirements for “minimum essential coverage” under Section 4980H(a) of the Code (as applicable to “applicable large employers” within the meaning of Section 4980H(a) of the Code, without regard to whether the Company or any member of the Company Group is an “applicable large employer”), which minimum essential coverage satisfies an affordability safe harbor under Treasury Regulation Section 54.4980H-1(a)(28), and the Company or a member of the Company Group has offered such minimum essential coverage to all “full-time employees” of the members of the Company Group (within the meaning of Section 4980H of the Code) and their dependents.

(m)	No Company Benefit Plan is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

4.14        Compliance With Laws. Each member of the Company Group is conducting and, since the Lookback Date, has conducted its business in compliance in all material respects with all applicable Laws or Orders. No member of the Company Group has, since the Lookback Date, received any written or, to the Company’s Knowledge, oral notice to the effect that any member of the Company Group is not in such compliance with any such applicable Laws or Orders.

4.15        Legal Proceedings There is no, nor since the Lookback Date has there been any, material Action pending or threatened in writing or, to the Company’s Knowledge, threatened orally against (a) any member of the Company Group, its activities, properties or assets, or (b) to the Company’s Knowledge, against any shareholder, officer, director or employee of any member of the Company Group in connection with such shareholder’s, officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company Group. Since the Lookback Date to the Execution Date, no member of the Company Group has initiated or threatened in writing to initiate any material Action against any third party. There are no, nor since the Lookback Date have there been any, material Orders outstanding, or to the Company’s Knowledge, threatened against any member of the Company Group or any of its properties or assets. There are no material audits or investigations pending or, to the Company’s Knowledge, threatened against any member of the Company Group or any of their respective officers, directors or employees (in their capacity as such).

4.16         Labor Matters.

(a)
Section 4.16(a) of the Company Disclosure Schedule sets forth a correct and complete list (to the extent permitted by applicable Law and subject to such anonymization or other redactions as required to comply with applicable Laws relating to data protection), as of the Execution Date, of (A) each Company Group Employee and (B) each individual contractor engaged by the Company or a member of the Company Group, excluding HCPs who have entered into one of the sixteen (16) form health care service provider agreements listed in Section 4.13(a) of the Company Disclosure Schedule, and, to the extent applicable, for each their: (i) name and employee ID; (ii) job title; (iii) primary work location (city, state or province (where applicable), and country); (iv) hourly wage rate, annual base salary, or other base rate of compensation; (v) incentive compensation opportunity including commissions and bonuses; (vi) exempt or non-exempt status (for U.S. employees) under applicable wage and hour Laws; (vii) Union status (if any); (viii) active or inactive status (and as applicable, type of leave and anticipated return date); (ix) full-time or part-time status; (x) paid-time off accrued as of the last payroll period prior to the Execution Date; (xi) visa status and type; (xii) date of hire and (xiii) employing entity.

(b)
No member of the Company Group is a party to, bound by, negotiating or obligated to negotiate any collective bargaining agreement, understanding or other labor-related Contract with a union, works council, employee association, labor organization or other employee representative (each, a “Labor Agreement”), and no Company Group Employee is represented by any union, labor organization, works council, employee representative or group of employees (each, a “Union”) with respect to their employment. The Company Group is not required to notify, consult with, negotiate with, obtain consent from or bargain with any Union relating to the transactions contemplated by this Agreement. To the Company’s Knowledge, there have been no material labor organizing efforts or activities with respect to any current or former employee of any member of the Company Group. Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, there has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charges, material labor grievances, labor arbitrations, labor strikes, lockouts, concerted work stoppages, slowdowns, picketing, hand billing or other labor disputes or disruptions related to the Company Group involving current or former employees of the Company Group. No Union has made a demand for recognition or certification, and there are no, and since the Lookback Date, there have been no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, the Company Group is and has been in compliance in with (i) all applicable Laws respecting labor, employment and/or employment practices, including Laws regarding terms and conditions of employment, hiring, background checks, classification of exempt employees, classification of independent contractors and other non-employee workers, collective bargaining, disability rights or benefits, accommodations, privacy, identity and employment eligibility verification, immigration, authorization to work, occupational health and safety, child labor, reductions in force, plant closings, mass layoffs, termination of employment, wages, compensation, hours, benefits, working time, overtime, meal and rest breaks, harassment, employment discrimination, retaliation, pay equity, equal opportunity, pay transparency, affirmative action, record retention, notice, leaves of absence, workers’ compensation, unemployment compensation, and/or the collection and payment of withholding or payroll Taxes and similar Taxes, and (ii) all obligations of the Company Group under any employment agreement, consulting agreement, severance agreement, Labor Agreement or any other employment or labor-related agreement or Contract. Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, each member of the Company Group has obtained the required work permits for its employees, if applicable, and such work permits are valid and effective at the Execution Date.

(d)	Each Company Group Employee has executed a form nondisclosure and invention assignment agreement.

(e)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, there are no, and since the Lookback Date, there has been no Action pending or, to the Company’s Knowledge, threatened against the Company Group relating to any current or former applicants, employees, independent contractors or other non-employee workers.

(f)
As of the Execution Date, (i) to the Company’s Knowledge, no Company Group Employee at the rank of Vice President or above intends to terminate his or her employment with the Company or any member of the Company Group and (ii) no Company Group Employee below the rank of Vice President has informed any member of the Company Group in writing that such Company Group Employee intends to terminate his or her employment with the Company or any member of the Company Group.

(g)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, no Order imposes continuing obligations or otherwise limits, interferes, conflicts or affects the ability of the Company Group to manage its employees, service providers or job applicants.

(h)
The Company and each member of the Company Group have, or will have no later than the Closing Date, paid all material accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the Company Group Employees due to be paid through the Closing Date.

(i)
Since the Lookback Date, the Company Group has not implemented or effectuated a “mass layoff” or “plant closing” as defined under the Worker Adjustment and Retraining Notification Act of 1988 or any similar equivalent non-U.S. or state Law (each, a “WARN Act”) or other action that triggered obligations under an applicable WARN Act. In the past six months the Company Group has not involuntarily reduced the hours of any Company Group Employee or placed any employees on furlough or layoffs, and in the past ninety days the Company Group has not implemented or effectuated any “employment loss” (as that term is defined under WARN).

(j)
Since the Lookback Date, (i) to the Company’s Knowledge, no allegations of sexual harassment, sexual assault, sexual misconduct or discriminatory harassment have been made or threatened by or against any current or former officer, director or executive of the Company Group and (ii) the Company Group has not entered into any settlement agreement related to allegations or claims of sexual harassment, sexual assault, sexual misconduct or discriminatory harassment by any current or former officer, director or executive of the Company Group.

(k)
Neither the Company nor any other member of the Company Group (i) has any temporary employees or leased employees (including “leased employees” within the meaning of Section 414(n) of the Code) or (ii) uses the services of any staffing agency or PEO.

(l)
As of the Execution Date, to the Company’s Knowledge, no Company Group Employee at or above the rank of Vice President: (i) has received an offer to join a business that may be competitive with the Company; or (ii) is in violation of any term of his/her respective employment agreement, invention assignment agreement, patent disclosure agreement, non-solicitation agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any member of the Company Group.

(m)
To the Company’s Knowledge, each Company Group Employee who predominantly performs services in the United States is (i) a U.S. citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for a member of the Company Group or for any U.S. employer. A member of the Company Group has completed a Form I-9 (Employment Eligibility Verification) for each employee of the Company Group, and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects as of the date hereof. To the Company’s Knowledge, no Company Group Employee has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States.

(n)
 Section 4.16(n) of the Company Disclosure Schedule sets forth each open employment position that the Company is actively trying to fill as of the Execution Date and for each open position the: (i) job title and (ii) budgeted base salary.

4.17         Intellectual Property.

(a)
Section 4.17(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list, as of the Execution Date, of all (i) Patents issued by or filed with any Governmental Authority, (ii) applications for registration or registered Trademarks, (iii) any material unregistered Trademarks used on the label or packaging for the Product, (iv) applications for registration or registered Copyrights and (v) internet domain name registrations, websites and social media handles, in each case, owned or purported to be owned (whether solely or jointly with others) or licensed or sublicensed by any member of the Company Group, specifying as to each such item, as applicable (A) the owner(s) (and if different, the record owner(s)) of the item, (B) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed and, in the case of domain names, the registrar therefor, (C) the respective issuance, registration, and application number(s) of the item, and (D) the date(s) of application and issuance or registration of the item and, in the case of any domain name registration, the renewal/expiration date.

(b)
(i) Each of the Patents that is Registered Company Intellectual Property, that is Owned Company Intellectual Property and that is material to the Business as currently operated and conducted, and (ii) to the Company’s Knowledge, each of the Patents that is Registered Company Intellectual Property, that is Non-Owned Company Intellectual Property and that is material to the Business as currently operated and conducted, in each case ((i) and (ii)), properly identifies each inventor of the claims thereof as determined in accordance with the applicable Law of the jurisdiction in which such Patent is issued or is pending, or, in the case of abandoned Patents, was pending.

(c)
The Owned Company Intellectual Property and the Intellectual Property licensed or sublicensed to the Company Group pursuant to a Contract listed in Section 4.7(a)(xvi)(B) of the Company Disclosure Schedule constitutes all of the Intellectual Property that is material and necessary to operate and conduct the Business as the Business is currently operated and conducted and, to the Company’s Knowledge, as the Business is currently contemplated by the Company Group to be operated and conducted; provided, that the foregoing shall not constitute a representation or warranty regarding the infringement, misappropriation or other violation of any Intellectual Property of any Person, which is addressed exclusively in Section 4.17(d) and Section 4.17(e). Neither Rome nor any of its Affiliates (excluding the Company Group) or any other Related Party own or have rights in any Intellectual Property (y) that is material and necessary to operate and conduct the Business as the Business is currently operated and conducted and, to the Company’s Knowledge, as the Business is currently contemplated by the Company Group to be operated and conducted or (z) that is material to the Commercialization of the Product.

(d)
(i) To the Company’s Knowledge, the Commercialization of the Product in the United States does not, and, since the Lookback Date, has not infringed any valid Patents of any Person, (ii) since the Lookback Date, no member of the Company Group has filed or threatened in writing (including any writing consisting of an unsolicited written offer to license any of the Company Group’s Intellectual Property or a request for indemnification) any material claims alleging that a Third Party has infringed, misappropriated or otherwise violated any Company Intellectual Property, (iii) to the Company’s Knowledge, since the Lookback Date, no Third Party has infringed, misappropriated, or otherwise violated any Company Intellectual Property, (iv) since the Lookback Date, no Third Party has filed or threatened in writing (including any writing consisting of an unsolicited written offer to license such Third Party’s Intellectual Property or a request for indemnification) any material claims alleging that any member of the Company Group has infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights and (v) no such claims, cases, or threats are currently pending and, to the Company’s Knowledge, there are no facts or circumstances that could give rise to any such claims, cases or threats.

(e)
(i) None of the material Owned Company Intellectual Property has been (since the Lookback Date) or currently is the subject of any Action; (ii) to the Company’s Knowledge, none of the material Non-Owned Company Intellectual Property has been (since the Lookback Date) or currently is the subject of any Action; and (iii) to the Company’s Knowledge, none of the material Owned Company Intellectual Property and none of the material Non-Owned Company Intellectual Property has been (since the Lookback Date) or currently is the subject of any threatened Action.  No material Owned Company Intellectual Property and, to the Company’s Knowledge, no material Non-Owned Company Intellectual Property has been (since the Lookback Date) or currently is the subject of any Order (x) restricting the rights of any member of the Company Group in, to and under such Company Intellectual Property, (y) adversely affecting the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope or effectiveness of any such Company Intellectual Property or (z) triggering any additional payment obligations with respect to any such Company Intellectual Property.

(f)
All right, title and interest in and to all of the material Owned Company Intellectual Property are owned solely by a member of the Company Group and, to the Company’s Knowledge, all right, title and interest in and to all of the material Non-Owned Company Intellectual Property are owned solely or jointly by the Company Group’s licensor or such licensor’s licensor, in each case, free and clear of all Encumbrances (except for Permitted Encumbrances).  With respect to each item of Registered Company Intellectual Property that is material Owned Company Intellectual Property or that is material Non-Owned Company Intellectual Property, (i) each such item is not the subject of any reexamination proceeding, inter partes review proceeding, post grant review proceeding, opposition, or any other proceeding or dispute challenging their scope, ownership, registration, right to register, duration, priority, inventorship, enforceability or validity, (ii) no written notice from any Third Party challenging their scope, registration, right to register, duration, validity, priority, inventorship, enforceability or ownership thereof has been received by the Company Group since the Lookback Date, (iii) no opposition, extension of time to oppose, interference, rejection, or refusal to register has been pending, filed or issued since the Lookback Date in connection with any application to register any such item, (iv) except with respect to Patents, each such item is subsisting, in full force and effect, valid and enforceable and, with respect to Patents, each such item is subsisting, in full force and effect and enforceable, and, to the Company’s Knowledge, valid, (v) the Company Group has complied with its duty of candor and disclosure in all material respects and has made no material misrepresentations in the filings submitted by it to any applicable Governmental Authority with respect to all such Patents; and (vi) the ownership of the entire right, title and interest therein is recorded with the applicable Governmental Authority solely in the name of the Company Group (or, to the Company’s Knowledge, solely or jointly in the name of the Company Group’s licensor or such licensor’s licensor in the case of Non-Owned Company Intellectual Property), or the Company Group (or, to the Company’s Knowledge, the Company Group’s licensor or such licensor’s licensor in the case of Non-Owned Company Intellectual Property) is the applicant of record with respect thereto. All fees, Taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any Registered Company Intellectual Property that is material Owned Company Intellectual Property or that is material Non-Owned Company Intellectual Property that are due prior to the Execution Date have been paid in full in a timely manner to the proper Governmental Authority.

(g)
No member of the Company Group is party to any Contract currently in force granting another Person (other than another Company Group member), or permitting another Person (other than another Company Group member) to retain, with respect to any (i) material Owned Company Intellectual Property or (ii) material Company Intellectual Property that is exclusively licensed to any member of the Company Group, the first right, as between such other Person and the applicable member of the Company Group, (1) to bring any infringement, misappropriation or other enforcement action with respect to any such Company Intellectual Property; (2) to defend any claim of infringement, misappropriation or other violation arising from the use or practice or other exploitation of any such Company Intellectual Property (or pursuant to which the Company Group expressly agrees to indemnify any Person against any such claim) or (3) to control the prosecution or maintenance of any such Company Intellectual Property.

(h)
(i) All current and former officers (or equivalents) and employees of the Company Group who have access to any trade secrets or other material confidential and non-public information of the Company Group or who have conceived of or reduced to practice any Intellectual Property for or on behalf of the Company Group that is material to the Business as currently conducted have executed and delivered to the Company Group a binding and enforceable written agreement which includes customary confidentiality terms and restrictions on use sufficient to protect the proprietary interest of the Company Group with respect to any such trade secrets or other material confidential and non-public information to which such Person may be provided access and which provides for the present assignment to a member of the Company Group of all such Persons’ rights, title and interest in and to any Intellectual Property made in the course of services performed for the Company Group by such Persons; (ii) all current and former consultants and independent contractors to the Company Group who have access to any material confidential and non-public information of the Company Group or who have conceived of or reduced to practice any material Intellectual Property for or on behalf of the Company Group have executed and delivered to the Company Group a binding and enforceable written agreement which includes customary confidentiality terms and restrictions on use sufficient to protect the proprietary interest of the Company Group with respect to any such confidential and non-public information to which such Person may be provided access and which provides for the present assignment to a member of the Company Group of all such Persons’ rights, title and interest in and to any Intellectual Property made in the course of services performed for the Company Group by such Persons; (iii) to the Company’s Knowledge, no current or former officer (or equivalent), employee, consultant or independent contractor of the Company Group is in violation of any term of any such confidentiality agreement or assignment agreement between such individual or other Person and the Company Group; and (iv) to the Company’s Knowledge, the Company Group has complied with all applicable procedures (y) mandated by applicable Law relating to assignments by any officer (or equivalent), employee, consultant or independent contractor of the Company Group with respect to any Intellectual Property made in the course of services performed by any such Person for the Company Group that is material to the Business as currently conducted or (z) that are necessary to effectuate the transfer of all right, title and interest of such officer (or equivalent), employee, consultant or independent contractor in and to any such Intellectual Property to the Company Group.  No current or former officers (or equivalents) or employee of the Company Group or, to the Company’s Knowledge, current or former consultants and independent contractors to the Company Group who have conceived of or reduced to practice any Intellectual Property for or on behalf of any member of the Company Group that is material to the Business as currently conducted owns any right, title, or interest in or to any such Intellectual Property created or developed by such officer (or equivalent), employee, consultant or independent contractor during their employment or other engagement with such Company Group member, and, since the Lookback Date, the Company Group has not received any written notice or claim to the contrary and, to the Company’s Knowledge, there are no facts or circumstances that could give rise to any such claims.

(i)
With respect to each Patent included in the Registered Company Intellectual Property that is Owned Company Intellectual Property, or that is Non-Owned Company Intellectual Property and, in each case, material to the Business as currently conducted, (i) the applicable member of the Company Group or, to the Company’s Knowledge, any licensor to the Company Group solely with respect to any such Patent that is licensed to the Company Group, has complied in all material respects with all applicable Laws in connection with the filing and prosecution of such Patent, and (ii) to the Company’s Knowledge, all listed inventors of such Patent are the sole inventors of such Patents and have irrevocably assigned all right, title and interest in and to such inventions and Patents to a member of the Company Group (including through Third Parties, if applicable) (or, if licensed to the Company Group, to the licensor) pursuant to a valid and enforceable assignment agreement recorded with the applicable Governmental Authority.

(j)
To the Company’s Knowledge, no trade secrets or material confidential or proprietary Know-How, data or information of the Company Group has been disclosed to any Person unless such disclosure was made pursuant to a commercially reasonable written agreement with provisions that include customary confidentiality terms and restrictions on use sufficient to protect the proprietary interest of the Company Group with respect to such trade secrets or other confidential and non-public Know-How, data or information and requiring such Person to maintain the confidentiality of such trade secrets, Know-How, data or information. To the Company’s Knowledge, since the Lookback Date, there has not been any breach or threat of a breach by any such Person of any such agreement. Since August 23, 2018, the Company Group has taken commercially reasonable measures at least commensurate with industry standards to protect, preserve and maintain the confidentiality of the trade secrets and other material confidential or other proprietary Know-How, data or information included in the Company Intellectual Property.

(k)
Other than pursuant to a Contract set forth in Section 4.7(a)(xvi) of the Company Disclosure Letter, there are no royalties, license fees, honoraria or other payment obligations of the Company Group with respect to any of the material Non-Owned Company Intellectual Property.

(l)
To the Company’s Knowledge, no member of the Company Group has received any written opinions from counsel with respect to the validity, invalidity, enforceability, unenforceability, inventorship, non-infringement or infringement of any Company Intellectual Property.

(m)
Except for any fees payable to a Governmental Authority to issue, register or maintain any of the Registered Company Intellectual Property listed and for any payments required pursuant to a Contract listed in Section 4.7(a)(xiii) or Section 4.7(a)(xvi) of the Company Disclosure Schedule, no payment of any kind is required to be made to any Person for the ownership or use of, or with respect to any covenant not to sue or immunity from suit under, any material Company Intellectual Property. To the Company’s Knowledge, no funding, facilities or personnel of any educational institution or Governmental Authority were used to Develop or create, in whole or in part, any material Owned Company Intellectual Property, any material Non-Owned Company Intellectual Property, the Compound, DMVT-506 or the Product.

(n)
No Governmental Authority or agency or any university, college or other educational or research institution (each, an “R&D Sponsor”) has any valid claim of right to, ownership of or other encumbrance on any material Owned Company Intellectual Property, or, to the Company’s Knowledge, any material Non-Owned Company Intellectual Property. No funding, facilities or personnel of any R&D Sponsor were used, directly or indirectly, to develop or create, in whole or part, any material Owned Company Intellectual Property, or, to the Company’s Knowledge, any material Non-Owned Company Intellectual Property, in each case, in such a manner that could adversely affect the Company Group’s rights in such Company Intellectual Property.

(o)
Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time or both, result in, (i) a loss of, or Encumbrance (other than a Permitted Encumbrance) on, any material Owned Company Intellectual Property or, to the Company’s Knowledge, any material Non-Owned Company Intellectual Property, (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to, or in any material Owned Company Intellectual Property or, to the Company’s Knowledge, any material Non-Owned Company Intellectual Property, (iii) any material Owned Company Intellectual Property, or, to the Company’s Knowledge, any material Non-Owned Company Intellectual Property becoming subject to any restriction with respect to its use or operation in the Business as currently conducted, or (iv) any loss or termination of any license or other right held by the Company Group with respect to any material Non-Owned Company Intellectual Property or a change in the scope of any such license or right or a change to the payments under any such license.

(p)
The Company has (i) purchased a sufficient number of license seats, and scope of rights, for all material Third Party software used by the Company Group, and (ii) has complied in all material respects with the terms of the corresponding agreement.

(q)
The Company Group has taken commercially reasonable efforts (including maintaining business continuity and disaster recovery policies) designed to maintain and protect the integrity, security and operation of the computer software and algorithms (including source code), programs, hardware, networks, databases, systems, telecommunications equipment and websites owned or operated by the Company Group (and all information transmitted thereby or stored therein) (the “Company Systems”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, (i) all Company Systems have been available and continuously operating in a materially error free manner since the Lookback Date and (ii), to the Company’s Knowledge, since the Lookback Date, there (w) have been no unauthorized intrusions or breaches of security with respect to the Company Systems; (x) has not been any material malfunction of the Company Systems that has not been remedied or replaced in all respects; (y) has been no material unplanned downtime or service interruption with respect to any Company Systems and (z) the Company Systems do not contain any malware, “Trojan horses,” viruses, or other malicious code.

(r)
The Company Systems are sufficient in all material respects for the needs of the Business as currently conducted, including as to capacity, scalability and ability to process current and currently anticipated peak volumes in a timely manner. The Company Systems and the Company Group’s related procedures and practices are designed, implemented, operated and maintained in accordance in all material respects with applicable Data Requirements.

4.18        Governmental Authorizations. The Company Group has, and since the Lookback Date has had, all material Governmental Authorizations necessary to the conduct of its business and to own, lease and operate its properties and assets including state manufacturer, wholesaler and distributer licenses (the “Company Permits”), all of which are, and since the Lookback Date have been, in full force and effect. The Company Group is, and since the Lookback Date has been, in compliance in all material respects with the terms of the Company Permits. Since the Lookback Date, the Company Group has not received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority (a) of any actual or possible material violation of or any material failure by the Company Group to comply with any term or requirement of any Company Permit or (b) that it intends to cancel, revoke, terminate, suspend, modify or not renew, in whole or in part, any Company Permit. Since the Lookback Date, no material administrative or governmental action or proceeding been taken or, to the Company’s Knowledge, threatened in connection with the expiration, continuation or renewal of any such Company Permit. All fees and charges with respect to the Company Permits as of the date hereof have been paid in full in all material respects.

4.19         Insurance.

(a)
Section 4.19(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of all insurance maintained by or on behalf of, or purporting to cover, the Company Group or their assets, properties and operations (such policies required to be listed on Section 4.19(a) of the Company Disclosure Schedule, the “Insurance Policies”). True and correct copies of the Insurance Policies, as of the Execution Date, have been provided to Parent. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, (a) the Insurance Policies are legal, valid, binding and enforceable on the Company Group and in full force and effect with respect to the applicable member of the Company Group, and, to the Company’s Knowledge, with respect to each other party thereto, (b) all premiums due and payable under the Insurance Policies have been timely paid, and the Company Group has complied in all material respects with the provisions of each Insurance Policy, and, to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach or default under any Insurance Policy and (c) the Company Group has not received any notice of cancellation, termination, denial, refusal of coverage (in whole or in part), reduction of coverage or material premium increase. As of the Execution Date, there are no material outstanding, disputed or unpaid claims under the Insurance Policies. All Insurance Policies insure the Company Group in reasonably sufficient amounts against normal risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, and are sufficient for compliance in all material respects with applicable Law and with any obligations under any Contract of any member of the Company Group.

(b)
There are no Insurance Policies relating to the business or assets of the Company Group that are not maintained by a member of the Company Group. No member of the Company Group has any self-insurance or co-insurance programs.

4.20        Product Liability. No material product liability claims have, since the Lookback Date, been received in writing by the Company Group with respect to the Product and, to the Company’s Knowledge, no such claims have, since the Lookback Date, been threatened against the Company Group. There have been no notices received from a Governmental Authority since the Lookback Date and there is no Order outstanding against the Company Group, in each case, relating to material product liability claims relating to the Product.

4.21         Regulatory Matters.

(a)
Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, since the Lookback Date, no member of the Company Group, nor, to the Company’s Knowledge, any Person that Manufactures, Develops, or Commercializes the Product pursuant to a Development, contract research, Manufacturing, supply, distribution, or other collaboration arrangement with the Company Group (each, a “Company Partner”), has received written or, to the Company’s Knowledge, oral communications (i) alleging violations of applicable Laws (including applicable Healthcare Laws, GDP, GCP, GMP, or GLP), including regulatory or warning letters and Section 305 notices and similar letters or notices, from any Regulatory Authority, in each case, with respect to the Compound, DMVT-506 or Product, (ii) from any Governmental Authority threatening to withdraw the NDA for the Product, or (iii) from any Governmental Authority placing or threatening to place a hold on investigation of the Compound, DMVT-506 or the Product. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, the Company Group is neither subject to, nor, since the Lookback Date, has received written notice of, any criminal, injunctive, seizure or civil penalty actions, including any such claim, suit, proceeding, hearing, enforcement audit, investigation, arbitration or other action begun, pending, or, to the Company’s Knowledge, threatened by any Regulatory Authority against the Company Group.

(b)
(i) There are no pending material regulatory Actions against any member of the Company Group or, to the Company’s Knowledge, any Company Partner by any Regulatory Authority, in each case, with respect to any violation of the rules and regulations of any Regulatory Authority or any applicable Healthcare Laws and (ii) since the Lookback Date, the Company Group has not, or, to the Company’s Knowledge, any Company Partner, has not committed any material violation of the rules and regulations of any Regulatory Authority which has not been cured by the applicable member of the Company Group or, to the Company’s Knowledge, any Company Partner, or waived by the relevant Regulatory Authority, in each case relating to the Compound, DMVT-506 or the Product. Each member of the Company Group that has received any material notice, letter or other correspondence from any Regulatory Authority requiring a response thereto (and for which the time period for responding has expired) has timely responded to such notice, letter or other correspondence in accordance with the requirements set forth therein or any applicable Laws.

(c)
To the Company’s Knowledge, the Compound, DMVT-506 and the Product are being and, since the Lookback Date, has been Developed, Manufactured, distributed, used, processed, packaged, labeled, stored, tested, marketed, promoted and sold by or on behalf of the Company Group in compliance in all material respects with (i) all applicable requirements under all applicable Laws, including applicable Healthcare Laws (including GDP, GLP, GCP, and GMP) and (ii) the specifications contained in the applicable NDA and. Since the Lookback Date, all preclinical studies, Clinical Trials, and other similar studies and tests conducted by, or, to the Company’s Knowledge, for, or on behalf of, the Company Group with respect to the Compound, DMVT-506 or the Product are being and have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls, GDP, GLP, GCP and GMP, as and to the extent applicable, and all applicable Laws (including applicable Healthcare Laws), and all applicable written instructions from institutional review boards and ethics committees. As of the Execution Date, there exist no facts or circumstances that, to the Company’s Knowledge, would warrant the issuance by the FDA of a clinical hold on the investigation of the Product. Since the Lookback Date, none of the FDA or any other Regulatory Authority has sent any written notices or other correspondence to the Company Group with respect to any proposed or ongoing preclinical studies and Clinical Trials of the Compound, DMVT-506 or the Product requiring the termination, delay, suspension or material modification of such preclinical studies and Clinical Trials.

(d)
The FDA-approved NDA for the Product and any INDs, in each case, owned by a member of the Company Group for the Compound and DMVT-506 are in full force and effect and have never been withdrawn. The Company Group has not taken any steps to withdraw the FDA-approved NDA for the Product or any pending or approved supplements thereto nor has it taken any steps to withdraw any IND for the Compound or DMVT-506, in each case, which are owned by a member of the Company Group.

(e)
The Company Group has instituted and maintains policies and procedures reasonably designed to ensure the integrity of data generated or used in any preclinical studies and Clinical Trials related to the research, testing, Development, use, handling, packaging, storage, safety, efficacy, reliability, or Manufacturing of the Compound, DMVT-506 or the Product and to encourage employees of the Company Group to report any compliance issues related thereto (and the Company Group has made available copies or written summaries of any such reports).

(f)
Since the Lookback Date, none of the Company Group, its respective directors, officers, employees or, to the Company’s Knowledge, agents or subcontractors, has been convicted of any crime or engaged in any conduct which would reasonably be expected to result in debarment or disqualification by any Regulatory Authority or exclusion from participation in any federal healthcare program, and there are no Actions nor, to the Company’s Knowledge, governmental inquiries or investigations pending or threatened in writing that would reasonably be expected to result in any such criminal liability or debarment or disqualification by any Regulatory Authority or exclusion from participation in any federal health care program. Neither the Company Group nor any director, officer, or employee, or, to the Company’s Knowledge, any agent or subcontractor thereof, has ever been (since the Lookback Date), is currently, or, as of the Execution Date, is the subject of an Action that could lead to it or such Person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual, or a Convicted Entity or Convicted Individual. For purposes of this Agreement, the following definitions shall apply: (i) a “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or is prohibited from providing services in any capacity to a Person that has an approved or pending drug or injectable product application; (ii) a “Debarred Entity” is a corporation, partnership, or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or Affiliate of a Debarred Entity; (iii) an “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended, or is otherwise ineligible to participate in federal healthcare programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended, or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA); and (iv) a “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. § 335a(a) or 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible, and in each case any non-U.S. equivalents thereof, as applicable.

(g)
All material applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized, or prepared with the intention to be utilized by the Company Group as the basis for or submitted in connection with any regulatory or marketing approvals or permits from the FDA or any other Regulatory Authority or as otherwise required under applicable Healthcare Laws relating to the Compound, DMVT-506 or the Product were true, complete and correct in all material respects as of the date of preparation and submission (or were corrected in or supplemented by a subsequent filing or submission so as to be true, complete and correct in all material respects as of the date of submission), as applicable, and, to the Company’s Knowledge, any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Regulatory Authority. Since the Lookback Date, the Company Group has not committed any other act, made any fraudulent statement, made an untrue statement of material fact, or failed to make any statement, that (in any such case), at the time such disclosure or statement was made or failure to make occurred, establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. The Company Group is not the subject of any pending or, to the Company’s Knowledge, threatened, investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(h)
Since the Lookback Date, neither the Company Group, nor, to the Company’s Knowledge, any Company Partner, has received from any Regulatory Authority any (i) inspection reports, (ii) notices of adverse findings (e.g., FDA Form 483), warning letters, untitled letters, or minutes of meetings or (iii) other correspondence from any Regulatory Authority, in each case concerning the Compound, DMVT-506 or the Product, in which any Regulatory Authority asserted that the operations of the Company Group are not in material compliance with applicable Laws, including applicable Healthcare Laws (including GDP, GLP, GCP, and GMP).

(i)
Since the Lookback Date, the Company Group has not received written or, or the Company’s Knowledge, oral notice from any Company Partner of any material interruption of supply or Manufacturing capacity, shortage of raw materials, components or other Manufacturing problems that would have a material effect on the Development or Commercialization (as such Development or Commercialization is contemplated as of the Execution Date) of the Compound, DMVT-506 or the Product following the Effective Time.

(j)
Section 4.21(j) of the Company Disclosure Schedule sets forth a list, as of the Execution Date, of (i) all recalls, field notifications, investigator notices, safety alerts, IND safety reports or other notices of action relating to an alleged lack of safety of the Compound, DMVT-506 or the Product issued by the Company Group (“Safety Notices”), (ii) the dates such Safety Notices, if any, were resolved or closed and (iii) to the Company’s Knowledge, any material complaints with respect to the Compound or Product that are currently unresolved.

(k)
Section 4.21(k) of the Company Disclosure Schedule sets forth a list, as of the Execution Date, of (i) all material disruptions since the Lookback Date in the manufacture and supply of the Compound, DMVT-506 or the Product and (ii) the dates such disruptions, if any were resolved or closed.

(l)
As of the Execution Date, no member of the Company Group is a party to any corporate integrity agreement, deferred or non-prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreement concerning the Compound, DMVT-506 or the Product with or imposed by any Governmental Authority.

(m)
To the Company’s Knowledge, since the Lookback Date no person has filed or has threatened to file against the Company Group any material action relating to any Healthcare Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(n)
The Company Group has a code of ethics and an operational healthcare compliance program that: (i) governs all employees and contractors of the Company Group, (ii) is consistent in all material respects with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs and the seven elements of an effective compliance program set forth by the Office of the Inspector General of the Department of Health and Human Services, (iii) is consistent in all material respects with the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals and (iv) includes appropriate policies, procedures, and trainings, designed to ensure compliance in all material respects with applicable Healthcare Laws and industry codes and standards. The Company Group further operates in material compliance with such healthcare compliance program.

(o)
The Company Group has made available to Parent true, correct and complete copies of (i) all material correspondence between any member of the Company Group and any Regulatory Authority, in each case concerning (A) the Product, (B) the Compound, or (C) DMVT-506; and (ii) all material information in the Company Group’s possession and control concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of the Product and the Compound, including all such material nonclinical and clinical study reports.

4.22         Healthcare Data Privacy.

(a)
Since the Lookback Date, the Company Group has operated its business in compliance in all material respects with all applicable Laws, Contracts, and internal or external notices, policies, or statements relating to the privacy of Protected Health Information, clinical trial data, medical records, medical information and other health-related data (collectively, “Health Data”) that regulate or limit the Processing of such Health Data made available to or Processed by the Company Group in connection with the operation of its business (the “Healthcare Data Requirements”) and all Data Requirements. Since the Lookback Date, the Company Group has in all material respects implemented any confidentiality, security and other protective measures required by the Healthcare Data Requirements and Data Requirements applicable to the Company Group or its business.

(b)	The Company Group complies and, since the Lookback Date, has complied in all material respects with all Healthcare Data Requirements, including:

(i)	requirements relating to the registration or notification of processing of Health Data;

(ii)	requirements relating to requests from individuals for access to Health Data held or Processed by the Company Group;

(iii)	obligations set out in the Healthcare Data Requirements;

(iv)	requirements relating to the processing of Health Data by a business associate or data processor on its behalf; and

(v)	the obtaining of necessary consents from, and providing adequate privacy notice to, individuals to the processing of Health Data.

(c)
Since the Lookback Date, no member of the Company Group has suffered any (i) accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, Health Data of the Company Group which required or resulted in notification under the Healthcare Data Requirements to any Governmental Authorities or Third Parties; (ii) material breach with respect to any Protected Health Information Processed by or for the Company Group that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D; or (iii) information security or privacy breach event at the Company Group that would require notification under any comparable Laws.

(d)
The Company Group has in place agreements with Third Parties (including business associates) in respect of the Processing of Health Data in connection with its business which comply in all material respects with the Healthcare Data Requirements.

(e)
Since the Lookback Date, all Health Data processed by the Company Group in connection with its business (or a Third Party engaged thereby) or transferred to any Third Parties by the Company Group in the operation of its business has in all material respects been lawfully obtained, used, processed or transferred in accordance with applicable Healthcare Data Requirements

(f)
Since the Lookback Date, the Company Group has undertaken all necessary surveys, audits, inventories, reviews, analyses or assessments (including any necessary risk assessments and risk analyses) of all areas of their businesses and operations required to comply in all material respects with applicable Healthcare Data Requirements, including security risk analyses that meet the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A) (each, a “Security Risk Analysis”), and has addressed and remediated all material risks identified in each Security Risk Analysis.

(g)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, the Company Group has not received any written notices of any Action by any Third Party or, any inquiries or investigations by any Governmental Authority, or been the subject of any claims or complaints to any regulatory or Governmental Authority, in each case in relation to its compliance with Healthcare Data Requirements. The completion of the Transactions shall not violate, in any material respect, any Healthcare Data Requirements.

(h)	Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, no Person has:

(i)	alleged in writing that the Company Group has failed to comply with the provisions of any Healthcare Data Requirements; or

(ii)	been awarded compensation, claimed or taken action against the Company Group for breach of any Healthcare Data Requirements.

4.23         Unlawful Payments; International Trade Compliance.

(a)
Neither the Company Group, any of its directors (or equivalent), officers (or equivalent), or employees, nor, to the Company’s Knowledge, any agents or other Persons acting on behalf of or in the name of the Company: (i) has, since April 24, 2019, taken action in material violation of any Anti-Corruption Laws, (ii) has, since April 24, 2019, made, offered, authorized, facilitated or promised any payment, contribution, gift, entertainment, bribe, payoff, rebate, kickback, financial or other advantage, favor, or anything else of value, regardless of form or amount, directly or indirectly, to any Person for the purpose of securing an unlawful advantage, influencing any act or decision of any official, employee or Person acting on behalf of any Governmental Authority, inducing the recipient to perform or omit to perform any activity relating to their duties or to violate an official or lawful duty, or to reward the recipient for an unlawful advantage already given, (iii) has, since April 24, 2019, established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, used any funds for any unlawful contributions, gifts, entertainment, hospitality, travel or other unlawful expenses or made any false or fictitious entries on its accounting books and records,; (iv) is, or has been since April 24, 2019, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws; or (v) has, since April 24, 2019, received notice in writing from, or made a voluntary disclosure to, the U.S. Department of Justice, the SEC, the U.K. Serious Fraud Office, or any other Governmental Authority, or conducted any internal investigation or audit, regarding alleged or possible violations of any Anti-Corruption Laws. The Company Group has instituted and maintains policies and procedures reasonably designed to promote and achieve, and which are reasonably expected to continue to promote and achieve, compliance with Anti-Corruption Laws. Since April 24, 2019, none of the Company Group or any of its directors (or equivalent), officers (or equivalent), or employees, nor, to the Company’s Knowledge, any agents or other Persons acting on the Company Group’s behalf, has been the subject of any allegation, inquiry, investigation, enforcement action, litigation, or disclosure involving any Governmental Authority regarding actual or potential violations of any Anti-Corruption Law.

(b)
Neither the Company Group, any of its directors (or equivalent), officers (or equivalent), nor, to the Company’s Knowledge, any of its employees, agents or other Persons acting on behalf of or in the name of the Company Group (i) has been since April 24, 2019 or is currently designated on any restricted party list or otherwise the subject or target of any sanctions or export-related restrictions administered by any Governmental Authority of the (1) United States, including, but not limited to, the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Office of Foreign Assets Control (“OFAC”), the Denied Persons List, Entity List, Military End User List, and Unverified List maintained by the U.S. Department of Commerce, and the Debarred Parties List maintained by the U.S. Department of State; (2) the United Nations; (3) the European Union or its member states; (4) the United Kingdom; or (5) Switzerland (collectively, “Sanctions Authorities”), (ii) has been since April 24, 2019 or is currently organized or resident in a country or territory targeted by a comprehensive embargo administered by one or more Sanctions Authorities (which countries and territories, as of the Execution Date, include Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine) (“Sanctioned Jurisdiction”), (iii) has been since April 24, 2019 or is currently a part of the government of a Sanctioned Jurisdiction or the Government of Venezuela; (iv) has been since April 24, 2019 or is currently in the aggregate, 50 percent or greater, directly or indirectly, owned or controlled, or otherwise acting on behalf of, any Person or Persons described in clauses (i)-(iii), each, along with any person described in this clause (iv), a “Sanctioned Person”, (v) is participating or has participated in any transaction, whether directly or indirectly, for or on behalf of or otherwise involving a Sanctioned Person or Sanctioned Jurisdiction, (vi) has been in material violation of Trade Controls or Sanctions, or (vii) is or has been the subject of any voluntary or directed disclosure, investigation, inquiry, or enforcement action by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions or Trade Controls, or has been notified in writing of any such pending or threatened actions. Since April 24, 2019, the Company Group has maintained in place and implemented controls and systems reasonably designed to achieve compliance with applicable Sanctions and Trade Controls.

4.24         Cybersecurity, Data Privacy.

(a)
The Company Group complies and, since the Lookback Date, has complied in all material respects with (a) applicable Data Requirements, and to the Company’s Knowledge, all affiliates or Third Parties Processing Personal Data on behalf of the Company or sharing Personal Data with the Company Group (collectively, “Data Partners”), (b) applicable Data Protection Laws with respect to their Processing of Personal Data on behalf of the Company or sharing of Personal Data with the Company Group and (c) applicable obligations under Data Requirements to enter into contracts with Data Partners which comply with the applicable Data Requirements. The Company Group has implemented and maintains documented policies that comply in all material respects with applicable Data Requirements. The Company Group has complied in all material respects with their obligations under applicable Data Requirements, including with respect to (a) providing notices and/or obtaining consents as required under applicable Data Requirements; and (b) imposing contractual data protection obligations on Data Partners as required under applicable Data Requirements.

(b)
Since the Lookback Date, the Company Group has at all times implemented, maintained and materially complied with an information security program that contains technical, physical, and organizational measures, plans, procedures and controls which include commercially reasonable measures reasonably designed to (i) protect Personal Data and confidential information against Security Incidents, and (ii) identify and address internal and external risks to the privacy and security of Personal Data and confidential information. Since the Lookback Date, the Company Group has in all material respects: (i) identified internal and external risks to the security of the Personal Data and Systems; (ii) implemented, monitored and improved safeguards designed to control those risks, (iii)  reasonably remediated and addressed  audit or security assessment findings ranked critical or high relating to its implementation of administrative, technical, and physical security measures, and (iv) provided  training regarding information security to its employees.

(c)
Since the Lookback Date, except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, (i) there have not been any Security Incidents or actual claims related to Security Incidents and (ii) there are no data security, information security, or other technological vulnerabilities with respect to the Company Group’s products or services or with respect to the Systems that could adversely impact their operations.

(d)
Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, in relation to any Security Incident or actual, alleged, or potential violation of a Data Requirement, since the Lookback Date, the Company Group has not (i) notified or been required under applicable Data Requirements to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person.

4.25        Brokers. Other than Goldman Sachs & Co LLC, no agent, broker, investment banker, financial advisor or other firm or Person is, or shall be, entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or other payment by or on behalf of any member of the Company Group or any of its Affiliates in connection with any of the Transactions.

4.26         Key Customers and Suppliers. Section 4.26 of the Company Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of the top five (5) customers and top five (5) suppliers (excluding professional advisors) of the Company Group on a consolidated basis (in terms of dollar volume of goods and services purchased or sold, as applicable) during (a) the twelve (12) months ending March 31, 2024 and (b) the three (3) months ending June 30, 2024 (collectively, the “Top Customers and Suppliers”). Since the Most Recent Balance Sheet Date, except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, (i) no Top Customer and Supplier has discontinued, materially reduced purchases from or supplies to, or terminated any Contract with any member of the Company Group, and no Top Customer and Supplier has notified any member of the Company Group in writing or, to the Company’s Knowledge, orally that it intends to discontinue, materially reduce purchases from or supplies to, or terminate any Contract with any member of the Company Group.

4.27         Inventory.

(a)
The Inventory is in all material respects (i) of a quality useable and saleable in the Ordinary Course, (ii) not obsolete, defective or damaged, and (iii) merchantable and fit for the purpose for which it was procured or manufactured taking into account all applicable reserves. No material Inventory is held on a consignment basis.  All Inventory comprised of finished goods has at least thirty (30) months of regulatory approved shelf life remaining as of the Execution Date, except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(b)
The Inventory has been manufactured in all material respects (i) accordance with GMP, and (ii) in compliance with the Drug Supply Chain Security Act and the applicable quality specifications for the manufacture, release and final testing of the Product and its components. No quantities of Inventory are adulterated or misbranded within the meaning of the FD&C Act, or is an article which may not, under the provisions of Section 404, 505 or 512 of the FD&C Act, be introduced into interstate commerce.

(c)
Since the Lookback Date, the Company and its Affiliates have not materially altered their activities and practices with respect to levels of Inventory maintained at the wholesale, chain, institutional or retail levels, including their practices with respect to Product samples.

4.28         Affiliate Arrangements. (a) None of the Top Customers and Suppliers of the Company Group are Related Parties and no Related Party otherwise owns, or has owned since the Lookback Date, directly or indirectly, any interest in any Person engaged in any transaction with any member of the Company Group that is material to the Company Group, taken as a whole; (b) none of the Company Group’s material assets are directly or indirectly owned or used by or leased to any Related Parties; (c) no Related Party is a party to any Material Contract other than employment-related agreements entered into in the Ordinary Course and equity-related agreements and (d) there are no loans, advances or indebtedness incurred or issued by the Company Group from or to any Related Party, other than advances made to employees in the Ordinary Course for entertainment, travel and other normal business expenses. No amounts are owed by any member of the Company Group to any Related Party (other than, with respect to a Related Party who is an employee or director of any member of the Company Group, wages payable, expense reimbursements or amounts under any Benefit Plan owed in the Ordinary Course).

4.29       No Additional Representations and Warranties. Except as expressly set forth in this Article IV, the certificate delivered pursuant to Section 8.2(d) or any of the other Transaction Documents, none of the Company, its Affiliates or any of their respective Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of the Company Group, any of its Affiliates, the Compound, DMVT-506 or the Product. Any such other representation or warranty not set forth in this Article IV, the certificate delivered pursuant to Section 8.2(d) or any of the other Transaction Documents is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by the Company in this Article IV, the certificate delivered pursuant to Section 8.2(d) or any of the other Transaction Document, none of the Company, its Affiliates or any of their Representatives makes or has made any representation or warranty to Parent or Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to the Company Group, the Compound, DMVT-506 or the Product, including the estimates set forth in the Estimated Closing Date Statement, or (b) any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company Group, the Compound, DMVT-506 or the Product, in the negotiation of this Agreement or in the course of the Transactions.

4.30        No Reliance. Except for the express representations and warranties contained in Article V, the certificate delivered pursuant to Section 8.3(c) or any of the other Transaction Documents, the Company (a) acknowledges and agrees that none of Parent, Merger Sub, nor any of their respective Affiliates, nor any other Person, has made or shall be deemed to have made any representation or warranty to the Company, the Securityholders’ Representative or any of their respective Affiliates, express or implied, at Law or in equity, on behalf of Parent or Merger Sub or any of their respective Affiliates and (b) hereby disclaims reliance on any and all statements, representations or warranties except those expressly set forth in Article V, the certificate delivered pursuant to Section 8.3(c) or any of the other Transaction Documents, and acknowledges and agrees there are no, and it is not relying upon any, representations or warranties of any kind (express, implied, as to merchantability or fitness for a particular purpose or otherwise) except as expressly set forth in Article V, the certificate delivered pursuant to Section 8.3(c) or any of the other Transaction Documents.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub represent and warrant to the Company as follows:

5.1         Organization, Standing and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and where applicable as a legal concept, in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not reasonably be expected have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2           Authority.

(a)
Each of Parent and Merger Sub has all requisite corporate power and authority necessary, to authorize, execute, deliver and perform its obligations under this Agreement, the Statutory Merger Agreement and the other Transaction Documents that the Parent and Merger Sub are (or will be) party and to consummate the Transactions in accordance with the terms of this Agreement, the Statutory Merger Agreement and the other Transaction Documents that Parent and Merger Sub are (or will be) party. The execution and delivery of this Agreement, the Statutory Merger Agreement and the other Transaction Documents to which Parent and Merger Sub are (or will be) party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and, except for (i) the adoption of this Agreement by a subsidiary of Parent as the sole shareholder of Merger Sub immediately following the execution and delivery of this Agreement and (ii) the execution and delivery of the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement, the Statutory Merger Agreement or any of the other Transaction Documents to which Parent and Merger Sub are (or will be) party or the consummation of the Transactions. This Agreement has been and each other Transaction Document to with Parent and Merger Sub are party will be duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other Parties hereto and thereto, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, provided the enforceability is subject to the Bankruptcy and Equity Exception. No vote or other approval of the equityholders of Parent is required in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which Parent and Merger Sub are (or will be) party or to consummate the Transactions in accordance with the terms hereof, whether by reason of applicable Law, the Constitutive Documents of Parent, the rules or requirements of any securities exchange, or otherwise.

(b)
The Parent Board and the Merger Sub Board have each approved this Agreement, the Statutory Merger Agreement and the other Transaction Documents to which Parent and Merger Sub are (or will be) party and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, the Statutory Merger Agreement and the other Transaction Documents to which Parent and Merger Sub are (or will be) party and to consummate the Transactions, including the Merger.

5.3           Required Filings and Consents; No Conflict.

(a)
No notices to, consents or approvals of, waivers, permits, Orders or authorizations from or filings, declarations or registrations with, any Governmental Authority are required to be made by Parent or Merger Sub in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the Transactions, except for (i) as required under the HSR Act, the Securities Act or the Exchange Act, (ii) executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (iii) any such notice, consent, approval, waiver, permit, Order, authorization, filing, declaration or registration, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent, Merger Sub, or any of their respective Subsidiaries is subject to any “prior approval” requirement or agreement with the FTC or DOJ that would be applicable to the Transactions.

(b)
Subject to the making of the notices, filings, declarations and registrations and receipt of the consents, approvals, waivers, permits, Orders and authorizations and the expiration of any related waiting periods referred to in Section 5.3(a), the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the Transactions does not and will not (i) conflict with, result in a breach or violation of, or a default under, or right of termination or acceleration in respect of any (A) applicable Law, Order or Governmental Authorization or (B) Contract to which Parent or Merger Sub is a party or by which it or any of its assets or properties is otherwise bound, except in the foregoing clauses (A) and (B), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) conflict with or result in a breach or violation of, or a default under, the Constitutive Documents of Parent or Merger Sub.

5.4           Legal Proceedings. (a) There is no Action pending or, to the knowledge of Parent, threatened, against Parent, Merger Sub or any of their respective Affiliates, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) none of Parent, Merger Sub or any of their respective Affiliates is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5         Financial Capability. Parent has and, at the Closing, shall have available sufficient cash or other sources of immediately available funds to pay all amounts payable pursuant to Article III at or in connection with the Closing. Parent shall have available, as of the date any other payments are required to be made by Parent pursuant to this Agreement, sufficient cash or other sources of immediately available funds to satisfy such payment obligations. Parent’s obligations hereunder are not subject to any conditions regarding Parent’s ability to obtain financing for the consummation of the Transactions.

5.6          Brokers. Other than [***], no agent, broker, investment banker, financial advisor or other firm or Person is, or shall be, entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or other payment by or on behalf of Parent or Merger Sub or their Affiliates in connection with any of the Transactions.

5.7          Merger Sub. Merger Sub (a) was formed solely for the purpose of engaging in the Transactions, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement and the other Transaction Documents.

5.8          No Additional Representations or Warranties. Except as expressly set forth in this Article V, the certificate delivered pursuant to Section 8.3(c) or any of the other Transaction Documents, none of Parent, Merger Sub, any of their respective Affiliates or any of their or their Affiliates’ respective Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub or their respective Affiliates. Any such other representation or warranty is hereby expressly disclaimed.

5.9          No Reliance. Except for the express representations and warranties contained in Article IV, the certificate delivered pursuant to Section 8.2(d) or any of the other Transaction Documents, as applicable, Parent and Merger Sub (a) acknowledge and agree that none of the Company, any of its Affiliates or any other Person has made or shall be deemed to have made any representation or warranty to Parent or Merger Sub or any of their respective Affiliates, express or implied, at Law or in equity, on behalf of either the Company or any of its Affiliates and (b) hereby disclaims reliance on any and all statements, representations or warranties except those expressly set forth in Article IV, the certificate delivered pursuant to Section 8.2(d) or any of the other Transaction Documents, as applicable, and acknowledges and agrees there are no, and it is not relying upon any, representations or warranties of any kind (express, implied, as to merchantability or fitness for a particular purpose or otherwise) except as expressly set forth in Article IV, the certificate delivered pursuant to Section 8.2(d) or any of the other Transaction Documents, as applicable.

ARTICLE VI.

CONDUCT OF BUSINESS

6.1           Conduct of the Business of the Company. From the date of this Agreement through the earlier of the Closing and the valid termination of this Agreement (the “Pre-Closing Period”), except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required to comply with applicable Law, (iii) as disclosed in Section 6.1 of the Company Disclosure Schedule, or (iv) as otherwise expressly consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the members of the Company Group to, use commercially reasonable efforts to:

(a)	conduct the business of the Company Group in the Ordinary Course (including, for the avoidance of doubt, with respect to the placing of orders with CDMOs and API suppliers);

(b)
(i) preserve and maintain good working relationships with suppliers, vendors, partners, licensors, licensees, distributors, regulatory authorities and other Persons having a business relationship with the Company Group and (ii) maintain substantially intact its present business organization and goodwill; and

(c)
maintain funds available at the Company Group to ensure that the Closing Cash is sufficient to fund all reasonably anticipated expenses of the Company Group for a period of at least three (3) Business Days after the Closing Date, which such expenses shall include the amount needed to fund any regularly scheduled payroll (including wages, bonuses, and incentive compensation, and related employment and payroll Taxes) that occurs during such three (3) Business Day period.

Notwithstanding the foregoing, no action by any member of the Company Group with respect to any matters specifically addressed by Section 6.2 shall be deemed to be a breach of this Section 6.1, which matters shall be governed exclusively by Section 6.2.

6.2          Certain Restrictions During the Pre-Closing Period. Without limiting the generality of Section 6.1, during the Pre-Closing Period, except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required to comply with applicable Law, (iii) as disclosed in Section 6.2 of the Company Disclosure Schedule or (iv) as otherwise expressly consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the members of the Company Group not to:

(a)	terminate, modify, amend or change the Constitutive Documents of any member of the Company Group;

(b)
issue, grant, deliver or reissue, sell, dispose of, transfer, pledge or Encumber, any shares or other Equity Securities of any member of the Company Group, other than (i) grants of Equity Awards not to exceed the number of Shares remaining in the Company Stock Plan’s share reserve; provided that any such Equity Awards that are Options shall either be (A) granted with an exercise price per Common Share equal to or greater than the fair market value of a Common Share on the date of such grant, which such fair market value is determined by an independent appraisal in accordance with Section 409A of the Code, including by taking into account the Transactions, (B) structured in a manner that is compliant with the requirements of Section 409A of the Code, or (C) structured in a manner to be exempt from Section 409A as a short-term deferral, (ii) issuance of Preference Shares pursuant to and in accordance with the Rome Equity Commitment Letter or any Common Shares that constitute “ECL Top-Up Shares” pursuant to and in accordance with and as defined in the applicable Subscription Agreements, (iii) issuance of “EIP Top-Up Shares” pursuant to and in accordance with and as defined in the applicable Subscription Agreements, (iv) issuance of Common Shares upon the exercise of Options or Warrants in accordance with their terms or (v) issuance of Common Shares upon conversion of Preference Shares in accordance with the Company’s Constitutive Documents;

(c)	form a Subsidiary of any member of the Company Group;

(d)
adjust, split, reverse split, combine, cancel or redeem, repurchase, subdivide or reclassify or otherwise acquire, directly or indirectly, any Equity Securities of any member of the Company Group or other like change, except for acquisitions, or deemed acquisitions, of Equity Securities effected in connection with (i) required tax withholding in connection with the exercise, vesting or settlement of Equity Awards, (ii) forfeitures of Equity Awards in the Ordinary Course or (iii) repurchases of shares held by employees in the Ordinary Course that are subject to a repurchase right in favor of the Company Group upon termination of employment;

(e)
declare, set aside or pay any non-cash dividend (or cash dividend (i) that would result in the Company’s aggregate cash balance at the Effective Time decreasing below [***] or (ii) if the payment date therefor is after the Closing Date and the impact of such cash dividend is not included on the Estimated Closing Date Statement) on, or make any other distribution in kind (including in stock, property or otherwise) in respect of, any Shares or other Equity Securities;

(f)
(i) create, incur, guarantee or assume any indebtedness for borrowed money, in each case, in excess of $500,000 individually or $1,000,000 in the aggregate (which, for clarity, shall constitute Indebtedness), (ii) cause any letters of credit, performance bonds, surety bonds or similar facilities to be issued for the account of the Company Group, in each case, in excess of $500,000 individually or $1,000,000 in the aggregate (each of which shall, for clarity, constitute Indebtedness), (iii) make any loans (other than trade credit extended in the Ordinary Course) or advances (other than travel, entertainment and other normal business expense advances to employees, directors and managers in the Ordinary Course), in each case, in excess of $500,000 individually or $1,000,000 in the aggregate or (iv) make any capital contributions to, or investments in, or guarantee the obligations of any member of the Company Group or any Person other than a member of the Company Group, in each case, in excess of $500,000 individually or $1,000,000 in the aggregate;

(g)
sell, assign, lease, sublease, license, sublicense, transfer, abandon, mortgage or otherwise subject to any Encumbrance (other than a Permitted Encumbrance), or otherwise dispose of (whether by merger, consolidation, other business combination, stock or asset sale or otherwise), any tangible property or other assets which are material, individually or in the aggregate, to the Company Group (excluding any sale of inventory or obsolete equipment in the Ordinary Course and excluding any Intellectual Property, which is governed by Section 6.2(h));

(h)
(i) sell, assign, transfer, convey, lease, license, sublicense, dedicate to the public, restrict or otherwise dispose of, abandon, waive rights with respect to, permit to expire or lapse, or subject to any Encumbrance (other than a Permitted Encumbrance), any material Company Intellectual Property, except for (A) the expiration of such Intellectual Property at the end of the applicable maximum statutory term, or (B) pursuant to an Incidental Contract or (ii) disclose any trade secrets or other material confidential or non-public Know-How, data or information of the Company Group to any Person other than pursuant to a written confidentiality and non-disclosure agreement which includes customary confidentiality terms and restrictions on use sufficient to protect the proprietary interest of the Company Group with respect to such trade secrets or other material confidential or non-public Know-How, data or information of the Company Group;

(i)
acquire, lease, license, or sublicense (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the Equity Securities of, or by any other manner, any business or any other Person or any division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company Group; provided that this clause (i) shall not apply to capital expenditures, which are governed by Section 6.2(t);

(j)	adopt a plan of merger, consolidation, restructuring, recapitalization or other reorganization with respect to any member of the Company Group;

(k)	commence or participate in any bankruptcy, liquidation, dissolution, winding up, examinership, insolvency or similar proceeding with respect to any member of the Company Group;

(l)
(i) other than in the Ordinary Course, enter into or renew any Contract (or any substantially related Contracts, taken together) that, if entered into prior to the Execution Date, would be a Material Contract under Section 4.7(a), (ii) materially amend or modify in a manner that is materially adverse in any respect to the Company Group or (iii) voluntarily terminate or waive any material rights under any Material Contract (including Contracts described in clauses (i) and (ii)) except automatic expirations that occur by the operation of the terms of any such Material Contract; provided that this clause (l) shall not restrict any action that is specifically addressed by and permitted by any other clause of this Section 6.2.

(m)
except as required pursuant to the terms of any Benefit Plan or Labor Agreement in effect as of the date of this Agreement, (i) terminate, materially modify, establish or enter into any Company Benefit Plan, (ii) increase the compensation or benefits provided to any current or former Company Group Employee or other service provider of any member of the Company Group, (iii) grant or award any retention, change in control, severance or similar compensation to any current or former Company Group Employee or other service provider of any member of the Company Group, (iv) take any action to accelerate the time of payment, funding or vesting of any compensation or benefits under any Benefit Plan or otherwise, in each case with respect to current or former Company Group Employees or any other service provider of any member of the Company Group, (v) hire any employee or terminate the employment (other than for “cause” or poor performance) of any Company Group Employee (other than (x) hires with respect to individuals who have been extended a written offer of employment by a member of the Company Group on or before the date of this Agreement and (y) hires with respect to Company Group Employees to fill the positions set forth on Section 4.16(n) of the Company Disclosure Schedule with annual base wages of less than [***]), (vi) engage any independent contractor (other than in the Ordinary Course under arrangements that can be terminated on not more than thirty (30) days’ notice and without penalty), or (vii) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider of any member of the Company Group for any Tax incurred by such service provider, including under Section 409A or Section 4999 of the Code;

(n)	(i) modify, negotiate, amend, extend, terminate or enter into any Labor Agreement or (ii) recognize or certify any Union as the bargaining representative for any Company Group Employees;

(o)
implement or announce any layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions with respect to Company Group Employees that would trigger notice obligations or other obligations or liability under the WARN Act;

(p)
(i) make any material changes in Tax accounting methods, principles, practices or policies, except for any changes required by applicable Law or otherwise applicable to all of the members of the Rome Group, (ii) make, change or revoke any entity classification election for Tax purposes or other material Tax election, (iii) surrender any right to claim a material Tax refund, material credit or other reduction of material Taxes, (iv) file an amended Tax Return, (v) consent to any waiver or extension of the statute of limitations applicable to any material Tax claim or assessment (other than waivers or extensions granted in the Ordinary Course by a Tax Authority) or (vi) enter into any closing agreement, settle any Tax claim or assessment relating to any member of the Company Group;

(q)
adopt or change any of the accounting methods or practices used by the Company Group, in each case, unless required by GAAP or applicable Law or otherwise applicable to all of the members of the Rome Group;

(r)
(i) initiate any material Action against any Third Party, (ii) settle or compromise any Action, in each case other than where the amount paid in settlement or compromise does not exceed $250,000 individually or $500,000 in the aggregate (but not including any such settlement or compromise that (x) would impose any material restrictions on the operations of the Company Group or (y) otherwise grants an exclusive license or sublicense to or a covenant not to sue or immunity from suit with respect to any Intellectual Property material to the Business as conducted as of such time) or (iii) enter into any consent decree or settlement agreement with any Governmental Authority in respect of any Action, audit or investigation;

(s)	enter into a lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), except for renewals in the Ordinary Course of any Company Group Lease;

(t)
make any capital expenditures in excess of $1,000,000 in the aggregate, other than to the extent consistent with the Company Group’s budget for capital expenditures set forth in Section 6.2(t) of the Company Disclosure Schedule; provided that this clause (t) shall not apply to any acquisitions governed by Section 6.2(i);

(u)	enter into any Contract that would be required to be listed on Section 7.6 of the Company Disclosure Schedule if it had been entered into as of the date of this Agreement;

(v)	enter into any material new line of business or discontinue any material line of business or any material business operations;

(w)
(i) commence any Clinical Trial in respect of the Compound, DMVT-506 or the Product, (ii) make any material change to, discontinue, terminate or suspend any Clinical Trial in respect of the Compound, DMVT-506 or the Product, or (iii) qualify any new site for manufacturing of the Compound, DMVT-506 or the Product;

(x)
materially modify or make any material change to the development plans with respect to the Compound, DMVT-506 or the Product, except to the extent any such modification or change is mandated or recommended by a Regulatory Authority;

(y)	abandon, withdraw, cease to prosecute or fail to maintain any Governmental Authorization (including any NDA) owned by any member of the Company Group; or

(z)
(i) accelerate the delivery or sale of Products (including in any manner constituting “channel stuffing” or “front loading” of Products), or offer discounts or price protection on the sale of Products, except in the Ordinary Course, (ii) make any material changes in the terms of sale or collection, purchase or payment practices with respect to the Product, except in the Ordinary Course, (iii) purchase, order or otherwise acquire Inventory in excess of reasonably forecasted requirements in the Ordinary Course or (iv) cease marketing or sale of the Product; or

(aa)	authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions prohibited in Sections 6.2(a) through 6.2(z).

Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the business or operations of the Company Group prior to the Closing. Prior to the Closing, the members of the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business and operations.

6.3          Confidentiality. The Parties acknowledge that an Affiliate of Parent and an Affiliate of the Company (including, for this purpose, a member of the Rome Group) have previously executed a confidentiality agreement, dated as of [***] (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein or as Parent and the Company may mutually agree to amend, supplement or otherwise modify from time to time. Notwithstanding the foregoing, the Confidentiality Agreement is hereby amended, as of the date of this Agreement, to allow, without consent of the Company or its Affiliates, Parent and its Affiliates to use and disclose Confidential Information (as defined in the Confidentiality Agreement) on a need-to-know basis to the extent required in connection with (a) regulatory filings and communications with Governmental Authorities required in connection with the Transactions and made in accordance with this Agreement and (b) obtaining a representation and warranty policy in connection with the Transactions (if Parent so chooses in its sole discretion) and communications with prospective insurers and their Representatives related thereto. Effective upon the Closing, the Confidentiality Agreement shall terminate solely with respect to information relating to the Company Group (it being understood that any other information will continue to be subject to the provisions of the Confidentiality Agreement in accordance with its terms).

ARTICLE VII.

ADDITIONAL AGREEMENTS

7.1           Access to Information; Notification.

(a)
During the Pre-Closing Period, the Company shall afford to Parent and Parent’s Affiliates and their respective Representatives (including in connection with Parent’s review of the preliminary Estimated Closing Date Statement), reasonable access, upon reasonable advance notice, during normal business hours and in a manner that does not disrupt or interfere in any material respect with business operations, to all of the properties, premises, books, Contracts, personnel and records of the Company Group as Parent shall reasonably request, and, during such period, the Company shall furnish, or cause to be furnished, promptly to Parent such information to the extent concerning the business, properties, assets, premises, books, records, Contracts and personnel of the Company Group as Parent may reasonably request.

(b)
Notwithstanding anything in the foregoing, no member of the Company Group shall be required to provide access to or disclose any such information under this Section 7.1 to the extent the Company determines, in its reasonable good faith judgment (on the advice of counsel, which may be in-house counsel) that such access or disclosure (i) would jeopardize or reasonably be expected to result in the loss of attorney-client privilege, attorney-work product protection or other legal privilege of the Company or (ii) is prohibited under applicable Law; provided that the Company shall, and shall cause the Company Group to, cooperate in good faith to provide, to the extent feasible, substantially the information Parent requests in such a manner as not to waive any attorney-client or other legal privilege or contravene any applicable Law.

(c)	Until the Closing, all information provided to Parent and its officers, employees, accountants, counsel and other Representatives shall be subject to the Confidentiality Agreement.

(d)
During the Pre-Closing Period, subject to applicable Law, (i) (x) the Company shall provide Parent with advance notice of, and an opportunity for one Representative of Parent to attend (but not speak or otherwise actively participate in), any meetings or scheduled conference calls any member of the Company Group has with any Regulatory Authority or any advisory committee thereof with respect to the Compound, DMVT-506 or the Product and (y) prior to attending any such meeting or scheduled conference call, the Company shall, and shall as necessary, cause its Representatives to, consult with Parent and consider in good faith any comments or other input reasonably provided by Parent in respect of, and reasonably in advance of, the foregoing, (ii) the Company shall promptly notify Parent of any material written notice or other material written communication (or any material non-written communication) to any member of the Company Group from any such Regulatory Authority or any advisory committee thereof with respect to the Compound, DMVT-506 or the Product, (iii) the Company shall promptly furnish Parent with non-confidential copies of all material written correspondence, filings and other material written communications to be sent or received by any member of the Company Group and their respective Representatives to or from, as the case may be, any such Regulatory Authority, any advisory committee thereof or its staff, in each case, with respect to the Compound, DMVT-506 or the Product, (iv) the Company shall consult with Parent prior to making any significant submission to any such Regulatory Authority or any advisory committee thereof relating to the Compound, DMVT-506 or the Product and (v) the Company shall permit Parent to review in advance any proposed material written response, submission or other material written communication by any member of the Company Group to any such Regulatory Authority or any advisory committee thereof with respect to the Compound, DMVT-506 or the Product and consider Parent’s reasonable comments thereto.

(e)
During the Pre-Closing Period, to the extent permitted by the terms of the relevant Contracts between the applicable member of the Company Group and the applicable Third Party contract manufacturer, the Company shall, and shall cause the other members of the Company Group to, use commercially reasonable efforts to, at the request of Parent, facilitate site visits by any of Parent or its Representatives of any facility of a Third Party contract manufacturer of any member of the Company Group; provided that, if and to the extent any such site visit is not permitted by the terms of any such Contract, the Company shall, or shall cause the applicable other member of the Company Group to, at the request of Parent, use commercially reasonable efforts to obtain a consent or waiver from the applicable Third Party contract manufacturer to permit such site visit.

7.2           Consents and Regulatory Approvals.

(a)
Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and each shall cause its Subsidiaries to, use their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to achieve satisfaction of the conditions to the Merger set forth in Article VIII and to consummate the Merger and the other Transactions as promptly as reasonably practicable and, in any event, no later than the End Date, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all Filings (and thereafter make any other required or appropriate submissions) as are necessary to consummate the Merger and the other Transactions, including the Company and Parent each using reasonable best efforts to make no later than September 23, 2024 (and, in any event, making no later than ten (10) Business Days after the Execution Date), an appropriate Filing of a notification and report form pursuant to the HSR Act with the FTC and the Antitrust Division of the DOJ with respect to the Merger and requesting (if available) early termination of the waiting period under the HSR Act; provided that if there are any material changes in the applicable regulations under the HSR Act between the date hereof and the date of filing pursuant to the HSR Act, the Company and Parent shall file or cause to be filed any and all required notification and report forms under the HSR Act as promptly as reasonably practicable after the Execution Date, (ii) using reasonable best efforts to obtain, and thereafter maintain, all Clearances required to be obtained from any Governmental Authority or other Third Party that are necessary to consummate the Merger and the other Transactions, and complying with the terms and conditions of each such Clearance (including by using reasonable best efforts to supply any additional information that may be required or reasonably requested pursuant to the HSR Act or other applicable Antitrust Laws or non-U.S. investment Laws), and (z) using reasonable best efforts to cooperate, to the extent reasonable, with the other Parties in their efforts to comply with their obligations under this Agreement, including in seeking to obtain any required Clearances. Each of Parent and the Company shall contest, defend and appeal any Action, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or any of the other Transactions.

(b)
Parent and the Company shall jointly (i) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including with respect to the timing, nature and substance of all such responses), and shall jointly participate in all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law or foreign investment Law and (ii) control the defense and settlement of any Action brought by or before any Governmental Authority that has authority to enforce any Antitrust Law or foreign investment Law, provided that, in the case of clauses (i) and (ii), Parent shall, at all pertinent times, reasonably consult with, and consider in good faith the views of, the Company and its counsel in connection therewith. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement with a Governmental Authority, or withdraw its initial filing pursuant to the HSR Act or any other Antitrust Law, as the case may be, without the prior written consent of the other party, not to be unreasonably withheld, conditioned or delayed.

(c)
To the extent permitted by applicable Law, each of Parent, Merger Sub and the Company shall, as promptly as practicable, (i) upon request from a Governmental Authority, furnish to such Governmental Authority any information or documentation concerning themselves, their Affiliates, directors, officers and shareholders, information or documentation concerning the Merger or any of the other Transactions and information or documentation on such other matters as may be requested and (ii) make available their respective directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or other representatives (“Representatives”) to, upon reasonable request, any Governmental Authority, in the case of each of clause (i) and (ii), in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Merger or any of the other Transactions or (B) any Governmental Authority investigation, review or approval process.

(d)
Subject to Section 7.2(b), applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement, and subject to the proviso at the end of this Section 7.2(d), each of Parent and the Company shall, and each shall cause its Affiliates to (i) (A) as far in advance as practicable, notify the other Party of, and provide the other Party with an opportunity to consult with respect to, any Filing or material or substantive communication or inquiry it or any of its Affiliates intends to make with any Governmental Authority relating to the matters that are the subject of this Agreement, (B) prior to submitting any such Filing or making any such communication or inquiry, the submitting or making Party shall provide the other Party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Party and such other Party’s Representatives in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, provide the other Party with a copy of any such Filing or, if in written form, a summary of any communication or inquiry, (ii) as promptly as practicable following receipt, furnish the other Party with a copy of any Filing or, if in written form, material or substantive communication or inquiry, it or any of its Affiliates receives from any Governmental Authority relating to matters that are the subject of this Agreement or if the communication or inquiry is not in written form provide a summary, and (iii) coordinate and reasonably cooperate with the other Party in exchanging such information and provide such other assistance as the other Party may reasonably request in connection with this Section 7.2; provided that Parent and the Company may limit provision of such information to outside counsel to the other Party and may redact information that is competitively sensitive, covered by the attorney-client privilege or relates to the valuation of the Merger. Subject to Section 7.2(b), none of the Parties or their respective Affiliates or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with any Governmental Authority, or any member of the staff of any Governmental Authority, in respect of any Filing, Action (including the settlement of any investigation) or other inquiry regarding the Merger unless it consults with the Company and Parent in advance and, to the extent permitted by such Governmental Authority, allows (x) in the case of a meeting or conference involving the Company or their respective Representatives, Parent to participate and (y) in the case of a meeting or conference involving Parent or its Representatives, the Company. Notwithstanding the foregoing, nothing in this Section 7.2 shall require Parent or any of its Affiliates to share with Rome, the Company or any of their Affiliates or their respective representatives any information that reveals Parent’s or its Affiliates’ valuation or negotiating strategy with respect to the transactions contemplated by this Agreement.

(e)
Parent shall not (and shall cause its Affiliates not to) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, if the entering into an agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to prevent or materially delay the consummation of the Merger.

7.3         Notice of Certain Events. The Company shall give written notice to Parent and Parent shall give written notice to the Company, as promptly as reasonably practicable upon becoming aware of (a) the institution of, or the threat of institution of, any Action against it or any of their respective Affiliates related to this Agreement or the Transactions, (b) any event, condition, fact or circumstance that would result in a failure of the conditions set forth in Section 8.2(a) or Section 8.3(a), as applicable, to be satisfied, (c) any breach of any agreement or covenant under this Agreement that would result in a failure of the conditions set forth in Section 8.2(b) or Section 8.3(b), as applicable, to be satisfied or (d) any written notice or other written communication received by such Party from any Governmental Authority or from any Third Party indicating that the transactions contemplated by this Agreement require such Person’s consent or give rise to termination rights under Contracts between any member of the Company Group and such Third Party; provided that any failure to give notice in accordance with the foregoing shall not, in and of itself, be deemed to constitute the failure of any condition set forth in Section 8.2(b) or Section 8.3(b), as applicable, to be satisfied. The delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

7.4           Public Disclosure.

(a)
Subject to Section 6.3, (i) the Company (prior to the Effective Time) and the Securityholders’ Representative shall consult with Parent, and Parent shall consult with the Company (prior to the Effective Time) and the Securityholders’ Representative (as of and after the Effective Time), before issuing any press release or otherwise making any public statement or making any other public disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions, and (ii) no Party or its Affiliates (including for the avoidance of doubt, the Rome Group) shall issue any such press release or make any such public statement or disclosure without the prior written approval of Parent (in the case of the Securityholders’ Representative, the Company and their respective Affiliates (including the Rome Group)), the Company (in the case of Parent and its Affiliates prior to the Effective Time) or the Securityholders’ Representative (in the case of Parent and its Affiliates following the Effective Time), except as permitted by Section 7.4(b); provided that such Parties may make public statements or disclosures only to the extent that they are consistent with previous press releases, public disclosures or public statements made by the Parties in compliance with this Section 7.4.

(b)
Each Party may disclose such information as may be required by applicable Law or Order, including those incident to the listing of securities on a stock exchange or governing disclosure of publicly traded companies in the United States, without the consent of the other Parties; provided further that the Party disclosing such information shall (i) only disclose such information as is required by such applicable Law or Order and (ii) to the extent permitted by applicable Law or Order, provide reasonable advance notice to (A) Parent (in the case of the Company prior to the Effective Time, or the Securityholders’ Representative), (B) the Company (in the case of Parent or Merger Sub prior to the Effective Time) and (C) the Securityholders’ Representative (in the case of Parent or Merger Sub as of an after the Effective Time) of the intended disclosure and the content of that disclosure and shall permit (1) Parent (in the case of the Company prior to the Effective Time, or the Securityholders’ Representative), (2) the Company (in the case of Parent or Merger Sub prior to the Effective Time) and (3) the Securityholders’ Representative (in the case of Parent or Merger Sub as of and after the Effective Time) the opportunity to comment on any such disclosure; provided, further, however, that Parent and its Affiliates will be entitled to communicate regarding the Transaction with its and its Affiliates’ existing or prospective limited partners, investors and prospective investors in the Ordinary Course, including in connection with their respective fund raising, marketing, informational or reporting activities, provided that such parties are bound by obligations of confidentiality with respect to such communications that are at least as restrictive as the obligations of confidentiality set forth in the Confidentiality Agreement.

7.5           Tax Matters.

(a)
From time to time after the Closing, subject to the terms and conditions of this Agreement (including Exhibit I), Parent shall pay or cause to be paid any amounts owing pursuant to Exhibit I to the Securityholders, such payment obligations (if any) to be governed by the terms and conditions of Exhibit I, this Section 7.5 and Section 3.13.

(b)
Parent, the Company and the Securityholders’ Representative shall (and shall cause their respective Affiliates to) provide each other with such cooperation and assistance as may be reasonably requested in writing by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liability for Taxes of or relating to any member of the Company Group, and until the seventh anniversary of the Closing Date, each shall retain and provide the other with any available records or information which may be necessary for such Tax Return audit, or examination, proceedings or determination. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be entitled to any Tax Return of the Shareholders or any of their Affiliates that is filed on a combined, consolidated, affiliated, unitary or similar basis (other than such Tax Returns including only members of the Company Group) or any information with respect to the Tax matters of any Person other than a member of the Company Group.

(c)
For purposes of this Agreement, any Taxes of the Company Group with respect to any Straddle Period will be apportioned between the portion of such Straddle Period up to and including the Closing Date and the portion of such Straddle Period that begins after the Closing Date and the amount of Taxes for such Straddle Period apportioned to the Pre-Closing Tax Period will be (i) in the case of any property, ad valorem or similar Taxes, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period through and including the Closing Date and the denominator of which is the total number of days in such Straddle Period and (ii) in the case of any other Tax, the amount of Taxes determined based on a closing of the books at the end of the day on the Closing Date. For purposes of this allocation, any exemption, deduction, credit or other attribute for a Straddle Period will be allocated in the same manner as described in the previous sentence.

(d)
Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions (collectively, “Transfer Taxes”) shall be paid by Parent when due, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. For the avoidance of doubt, [***] of such Transfer Taxes will be included as Transaction Expenses.

7.6         Affiliate Matters. On or prior to the Closing Date, except as expressly contemplated by this Agreement or as set forth in Section 7.6 of the Company Disclosure Schedule, the Company shall use its reasonable best efforts to cause (a) all Contracts between the Rome Group, on the one hand, and the Company Group, on the other hand, to be terminated pursuant to an instrument in form and substance reasonably acceptable to Parent and with no continuing liability of any party thereunder, and (b) all Intercompany Obligations to be settled or otherwise eliminated, as applicable, in each case of clauses (a) and (b), effective as of the Closing; provided that to the extent such settlement, elimination or termination produces a Tax liability (including any withholding Tax liability or any increase to income Tax liability of the Company Group because of cancellation of debt, gain or loss, foreign currency or other consequences arising from such action), such Tax shall be treated as an accrued and unpaid income Tax for purposes of clause (i) of Indebtedness.

7.7           Employee Matters.

(a)
On the Closing Date (immediately prior to Closing), the Company shall terminate, or cause to be terminated, the employment of each Person set forth on Section 7.7(a) of the Company Disclosure Schedule (each such Person, a “Non-Continuing Employee”) in full compliance with applicable Law. The Company will give all notices and other information required to be given (which notices and information will be in form and substance reasonably satisfactory to Parent) to such service providers and any applicable governmental body, whether under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA, and otherwise under any other applicable Law.

(b)
Prior to the Closing, the Company shall accrue or pay all unpaid compensation and entitlements under any benefits or employee-related plans, including wages, bonuses, commissions, fees, accrued or other vacation benefits, termination costs, severance pay, notice pay and benefits (including accelerated vesting) and any other related obligations or liabilities owed by the Company (or any member of the Company Group) to each Non-Continuing Employee (collectively, the “Accrued Non-Continuing Employee Amounts”). With respect to each Non-Continuing Employee, the Company shall offer severance benefits consisting of (i) a cash amount equal to the sum of six (6) months of such Non-Continuing Employee’s base salary payable by the Company Group and (ii) continued healthcare coverage for such Non-Continuing Employee and such Non-Continuing Employee’s dependents under the PEO Benefit Plans during the period commencing on the Closing Date and ending on the six (6) month anniversary thereof or, if earlier, the date on which such Non-Continuing Employee becomes eligible for coverage under a subsequent employer’s group health plan, subject to such Non-Continuing Employee’s valid election to continue healthcare coverage under Section 4980B of the Code, at the active employee rates for such coverage; provided that as a condition to such Non-Continuing Employee’s receipt of such severance benefits, such employee shall (x) have executed an irrevocable waiver and general release of claims, including age discrimination claims (which shall be in form and substance reasonably satisfactory to Parent) (each, a “Non-Continuing Employee Release”), (y) have executed and complied with the terms of his or her separation agreement, which such agreement shall require the employee to reasonably cooperate with Parent in the transition of his or her duties, and (z) have provided banking account and other information required to facilitate the payment of such severance obligations (the conditions in clauses (x), (y) and (z), the “Severance Conditions”). The Company shall provide Parent a schedule of the severance obligations and information necessary to facilitate payment (including information related to withholding, employment, social security, and other applicable Taxes) no later than fifteen (15) Business Days prior to the Closing Date. Immediately prior to the Closing, the Company shall prepare a special payroll run to pay all unpaid Accrued Non-Continuing Employee Amounts as of the Closing Date to all Non-Continuing Employees; provided, however, that the Company shall not pay or allow to be paid prior to or at the Closing any severance benefits (other than any such amounts as are required to be paid under applicable Law) to any Non-Continuing Employee prior to receiving such Non-Continuing Employee Release and such Non-Continuing Employee Release being effective.  If the Severance Conditions are satisfied and any such Non-Continuing Employee Release becomes effective following the Closing, Parent shall cause to be paid the cash amount described in clause (i) above in a lump sum not later than the first applicable regularly scheduled payroll date that occurs after the Severance Conditions are satisfied and the Non-Continuing Release has become effective, and at least 10 Business Days following the Closing Date.

(c)
Parent agrees that for a period of twelve (12) months after the Closing Date (the “Comparability Period”), Parent shall, or shall cause one of its Affiliates (including the Company Group) to, provide each Company Group Employee employed on the date of this Agreement who continues in the employ of Parent or any of its Affiliates (including the Company Group) immediately following the Closing Date (each such Company Group Employee, a “Continuing Employee”) for so long as such Continuing Employee remains in the employ of Parent or any of its Affiliates (including the Company Group) with compensation and benefits that are substantially comparable in the aggregate than those provided to similarly situated employees of Parent and its Affiliates. Without limiting the generality of this Section 7.7, with respect to any Continuing Employee whose employment is terminated by Parent or any of its Affiliates (including the Company Group) during the Comparability Period, Parent shall, or shall cause its Affiliates (including the Company Group) to, offer severance benefits equal to (i) a cash amount equal to the sum of six (6) months of such employee’s base salary payable by the Company Group and (ii) continued healthcare coverage for such Continuing Employee and such Continuing Employee’s dependents under a health plan of Parent or any of its Affiliates (including the Company Group) during the period commencing on such employee’s termination date and ending on the six (6) month anniversary thereof or, if earlier, the date on which such employee becomes eligible for coverage under a subsequent employer’s group health plan, subject to such employee’s valid election to continue healthcare coverage under Section 4980B of the Code, at the active employee rates for such coverage; provided that (x) Parent shall not be obligated to pay such severance benefits if such Continuing Employee’s employment has been terminated for cause, as determined by Parent in its reasonable discretion, and (y) as a condition to such Continuing Employee’s receipt of such severance benefits, such employee shall (A) have executed an irrevocable waiver and general release of claims in favor of the Company Group and their predecessors, successors, parents and Affiliates, and all their respective present and former officers, directors, employees, agents and representatives, which release must become effective and irrevocable in accordance with its terms prior to the payment of such severance benefits, and (B) have executed and complied with the terms of his or her separation agreement, which such agreement shall require the employee to reasonably cooperate with Parent in the transition of his or her duties.

(d)
Parent shall, or shall cause its Affiliates to, give each Continuing Employee credit for purposes of eligibility to participate, level of paid time off, eligibility for severance benefits, and vesting of retirement benefits (but not benefit accrual) under any employee benefit plans or arrangements of Parent or any of its Affiliates for such Continuing Employee’s service with the Company Group and with any predecessor employer, to the same extent and for the same purpose as credited under the analogous Benefit Plan as of immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits for the same period of service. Parent shall, or shall cause its Affiliates to, use commercially reasonable efforts to (i) waive for each Continuing Employee in the U.S. and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the health and welfare plans of Parent or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the corresponding Benefit Plans that are group health plans and (ii) give full credit for the plan year that ends on December 31, 2024, under the group health plans of Parent and its Affiliates applicable to each Continuing Employee in the U.S. and his or her dependents for co-payments, deductibles and similar payments made or incurred by a Continuing Employee in the U.S. prior to the Closing that were credited to such person under the corresponding Benefit Plan in the same for the plan year that began on July 1, 2024, and for any lifetime maximums or out-of-pocket maximums that were credited to such person under the corresponding Benefit Plan for the plan year that began on July 1, 2024, in each of clauses (i) and (ii), as if there had been a single continuous employer.

(e)
Unless otherwise requested in writing by Parent, no later than ten (10) Business Days prior to the Closing Date, the Company will terminate, or cause to be terminated, effective as of the day prior to the Closing Date and contingent upon the occurrence of the Closing Date, participation of the members of the Company Group and the ERISA Affiliates in all PEO Benefit Plans; provided that, in connection with such termination, the Company shall obtain the PEO’s agreement to provide COBRA continuation coverage to (i) each Company Group Employee (and his or her eligible dependents) who has elected COBRA continuation coverage prior to the Effective Time, (ii) each Company Group Employee (and his or her eligible dependents) who has a right to elect COBRA continuation coverage on account of a qualifying event (within the meaning of COBRA) that occurred prior to the Effective Time; and (iii) each Non-Continuing Employee. The Company shall provide Parent with evidence that participation of the Company Group and the ERISA Affiliates in such PEO Benefit Plans has been terminated pursuant to resolutions of the Company Board or any applicable authorized committee thereof and pursuant to such additional written instruments as are required by the PEO to effect such termination. The form and substance of such resolutions (and other written instruments, as applicable) shall be subject to review and comment by Parent. The Company also shall take such other actions in furtherance of terminating the participation of each member of the Company Group and the Company ERISA Affiliates in the PEO Benefit Plans as Parent may reasonably require. In the event that termination of the participation of any member of the Company Group (or participation of any ERISA Affiliate) in any PEO Benefit Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent.

(f)
Unless otherwise requested in writing by Parent, no later than ten (10) Business Days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall take actions necessary to terminate (or if such plan is a multiple employer plan terminate the Company’s participation in or spin-off and terminate) any Company Benefit Plan intended to include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. The Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent).

(g)
Effective not later than the Closing Date, Parent shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (the “Parent 401(k) Plan”). Each Continuing Employee participating in a Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Rome 401(k) Plan”) immediately prior to the Closing Date who satisfies the eligibility requirements of the Parent 401(k) Plan shall be eligible to enroll in the Parent 401(k) Plan as soon as commercially reasonable following the Closing Date. Subject to applicable Law, if elected by such Continuing Employee in accordance with applicable Law, Parent shall cause the Parent 401(k) Plan to, following the Closing Date and contingent upon the occurrence of the Effective Time, accept a “direct rollover” to such Parent 401(k) Plan of the account balances (including outstanding loans, provided that any Person who wishes to roll over an outstanding loan must comply with applicable Law and all applicable deadlines and administrative rules of the Parent 401(k) Plan) in the Rome 401(k) Plan of such Continuing Employee.

(h)	Prior to the Closing Date, the Company will make all required contributions and pay all premiums required under each Benefit Plan which are due on or before the Closing Date.

(i)
Parent and the Company each agree that any broad-based communications proposed to be delivered by the Company, on the one hand, and Parent or its Affiliates, on the other hand, to the Company Group Employees before the Closing Date regarding the matters contained in this Agreement or the Transactions or otherwise respecting any changes or potential changes in employee benefit plans, practices or procedures that may or will occur in connection with the Transactions shall be subject to the prior approval of Parent or the Company, as applicable, which approval shall not be unreasonably withheld or delayed.

(j)	[***].

(k)
Parent agrees to, or to cause its Affiliates to, honor each employment agreement and arrangement and each retention, milestone and transaction agreement or arrangement between the Company Group and any Company Group Employee, in each case, that is a material Benefit Plan set forth on Section 4.13(a) of the Company Disclosure Schedule as in effect as of the Execution Date or entered into following the Execution Date in accordance with Section 6.2(m), including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) as provided therein.

(l)	[***].

(m)
Nothing in this Section 7.7 shall (i) be construed as an amendment or other modification of, or the establishment or termination of, any Company Benefit Plan, Benefit Plan or other benefit or compensation plan, agreement or arrangement, (ii) obligate Parent or any of its Affiliates to retain the employment of any particular employee of the Company or any of its Subsidiaries following the Closing, (iii) give any Third Party any right to enforce the provisions of this Agreement or any remedies under this Agreement or (iv) limit the right of any member of the Company Group or Parent and its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan, Benefit Plan or other benefit or compensation plan, agreement or arrangement.

7.8           Directors & Officers Indemnification.

(a)
Parent shall cause the Surviving Company and its Subsidiaries to honor and fulfill, in all respects, the obligations of the Company Group pursuant to the Constitutive Documents of each member of the Company Group, in each case, as in effect on the Execution Date and to any indemnification agreement between any member of the Company Group, on the one hand, and any of its current or former directors, managers (such term being used in this Section 7.8 to only refer to persons who are the equivalent of a director) or officers (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”), on the other hand, in effect as of the Execution Date and made available to Parent prior to the Execution Date with respect to indemnification, exculpation and advancement of expenses for any act or omission by any such D&O Indemnified Party in their capacities as such or as a director, manager or officer of another corporation, partnership, joint venture, trust or other enterprise serving at the request of any member of the Company Group occurring at or prior to the Closing. In addition, during the period commencing at the Closing and ending on the sixth anniversary of the Closing, Parent shall cause the Surviving Company and each of its Subsidiaries to cause the Constitutive Documents of the Surviving Company or such Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Constitutive Documents of each such member of the Company Group as of the Execution Date. During such six (6)-year period, such provisions may not be repealed, amended or otherwise modified in any manner adverse to the D&O Indemnified Parties except as required by applicable Law. Without limiting the generality of the foregoing provisions of this Section 7.8(a), following the Closing, Parent shall, and shall cause the Surviving Company and each of its Subsidiaries, as applicable, to, defend, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each D&O Indemnified Party from and against, in an amount not to exceed [***] dollars in the aggregate for all D&O Indemnified Parties and all Actions combined, any cost, fee and expense (including the advancement of and indemnification for reasonable attorneys’ fees and investigation expenses), judgment, fine, loss, claim, damages, liability and amount paid in settlement or compromise in connection with any Action arising out of or relating to any of the Transactions, in each case, to the extent that such Action pertains to actions or omissions, or alleged actions or omissions, occurring prior to or at the Closing.  None of Parent, the Surviving Company or any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment on any claim to the extent brought against a D&O Indemnified Party in any threatened or actual Action for which claim indemnification could be sought by such D&O Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Party from all liability arising out of such claim or such D&O Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent.

(b)
The Company may (and if the Company is unable to do so, Parent shall) obtain, effective as of the Effective Time, a prepaid non-cancelable run-off insurance policy of not less in the aggregate than the existing coverage amount for a period of six (6) years from and after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all of the D&O Indemnified Parties on or prior to the Closing Date (the “D&O Insurance”), which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by each member of the Company Group.

(c)
The covenants contained in this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other right to which a D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. In the event that Parent, any member of the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation, company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns or transferees of Parent or any member of the Company Group, as the case may be, shall succeed to the obligations set forth in this Section 7.8.

7.9          Bermuda Required Actions. Prior to the Closing, the Company shall (a) procure that the statutory declaration required by Section 108(3) of the Bermuda Companies Act is duly sworn by one of its officers, and (b) prepare a duly certified copy of the Company shareholder resolutions evidencing the Requisite Shareholder Approval and deliver such documents to Parent.

7.10       Delivery of Virtual Data Room Electronic Copy. Within five (5) Business Days after the Execution Date, the Company shall deliver, or cause to be delivered, to Parent, through an electronic file sharing mechanism to be mutually determined by Parent and the Company, the true, complete and correct contents, as of the Execution Date, of the electronic data room entitled “Project Cora” at datasite.com and created by or on behalf of the Company for purposes of the Transactions (the “Data Room”). Within five (5) Business Days after the Closing Date, the Securityholders’ Representative shall deliver, or cause to be delivered, to Parent, through an electronic file sharing mechanism to be mutually determined by Parent and the Securityholders’ Representative, the true, complete and correct contents, as of the Closing Date, of the Data Room.

7.11         Acquisition Proposals.

(a)
During the Pre-Closing Period, the Company shall not, and shall cause its Affiliates and its and their respective directors, officers, employees, advisors, agents and other Representatives not to, directly or indirectly, initiate, solicit, propose, knowingly encourage or knowingly facilitate, discuss or negotiate with any Person (other than Parent and its Affiliates and Representatives) any inquiry, offer or proposal concerning, or that would reasonably be expected to lead to, (i) any business combination transaction (including any merger, consolidation, joint venture, partnership or other similar transaction) with or involving, directly or indirectly, any member of the Company Group, (ii) any purchase, sale or issuance of Shares or other Equity Securities of the Company or any Company Subsidiary, in each case, other than as permitted under Section 6.2, or (iii) any purchase, sale or license of ten percent (10%) or more of the Company Group’s consolidated assets (any such offer or proposal, an “Acquisition Proposal”), or furnish or disclose any non-public information relating to any member of the Company Group or the business of the Company Group to any Person in connection with an Acquisition Proposal, or approve or authorize or enter into any agreement, arrangement or understanding (whether written or oral, binding or non-binding) with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly, and shall promptly cause its Affiliates and its and their respective directors, officers, employees, advisors, agents and other Representatives to, cease any existing solicitations, discussions or negotiations with any Person (other than Parent and its Representatives) that has made an Acquisition Proposal.

(b)
The Company shall promptly, and in no event later than two (2) days after the Execution Date, (i) cause to be terminated all access to any electronic data room relating to the Company, any Company Subsidiary or the business of the Company Group (other than with respect to Parent and its Affiliates and Representatives) and (ii) request each Person who has executed a confidentiality agreement or similar instrument with Rome, the Company or any of their respective Affiliates in connection with such Person’s consideration of an Acquisition Proposal (other than Parent and its Affiliates and Representatives) to return or destroy all non-public information furnished to that Person by or on behalf of Rome, the Company or any of their respective Affiliates in accordance with the terms of such confidentiality agreement. If any Affiliates of the Company or any of the directors, officers, employees, advisors, agents or other Representatives of the Company or any of its Affiliates takes any action that the Company is obligated by this Section 7.11 to cause such Affiliate or other Person to take or not take, the Company shall be deemed to have breached this Section 7.11.

7.12        Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent, the Company and the Company’s board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

7.13        Resignations. At or prior to the Closing and effective as of the Effective Time, the Company shall use commercially reasonable efforts to deliver to Parent written resignations, in form and substance reasonably satisfactory to Parent, of each director and officer of each member of the Company Group (other than any resignations which Parent designates prior to the Closing, by written notice to the Company, as unnecessary).

7.14        R&W Insurance. Parent or its Affiliates shall cause to be bound the R&W Insurance Policy prior to or substantially concurrently with the execution of this Agreement.  The R&W Insurance Policy shall not include any rights of subrogation, contribution or similar rights against any of the Securityholders or their respective Affiliates except in the case of Fraud.  Parent shall not, and shall not permit any other Person to, terminate, amend, alter or waive any provisions of the R&W Insurance Policy with respect to such waiver of subrogation, contribution or similar rights set forth therein without the prior written consent of the Securityholders’ Representative.  Parent shall bear all costs associated with obtaining and exercising its rights under the R&W Insurance Policy, including the premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees.

7.15        Encumbrances. Prior to the Closing, the Company shall use commercially reasonable efforts to provide evidence reasonably acceptable to Parent that all Encumbrances relating to that certain [***](and all filings and recordings evidencing such Encumbrances, including any UCC financing statements and any applicable filings with the United States Patent and Trademark Office or its foreign counterparts) have been terminated and released.

7.16         Release.  As an inducement to the other parties hereto to enter into this Agreement and consummate the Transactions, effective as of the Closing:

(a)
Parent, on behalf of itself and each of its Affiliates (including Merger Sub and the Company Group), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns (each, a “Parent Releasing Party” and, together with Parent, the “Parent Releasing Parties”), hereby irrevocably, unconditionally and completely waives and releases and forever discharges each Shareholder (other than Rome) and its past, present and future Affiliates and Representatives and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Shareholder Releasees”), in each case, subject to the execution and delivery by such Shareholder of the Written Consent, from any and all actions, causes of action, suits, arbitrations, other Actions, demands, debts, Contracts, promises, Liabilities and damages of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein (collectively, “Claims”) which such Parent Releasing Party now has or may hereafter have against the Shareholder Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever in any way arising out of, based upon, or relating to the applicable Shareholder’s ownership of Shares, the organization of any member of the Company Group prior to the Closing, or the operation of the business of the Company Group prior to the Closing (excluding the items in (i)–(iii) below, the “Shareholder Released Matters”), other than, in each case, (i) any rights, claims or remedies of any Parent Releasing Party under this Agreement, any other Transaction Document or any other written agreement (including, for the avoidance of doubt, any such Contracts relating to any Specified Assumed Obligations) in effect between Parent and the applicable Shareholder (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) any rights, claims or remedies of any Parent Releasing Party that, under applicable Law, cannot be waived or (iii) in the case of Fraud.  Parent shall not make, and Parent shall not permit any of its Affiliates to make, and Parent covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any Claim, or commence any Action asserting any Claim, including any Claim for contribution or indemnification, against any of the Shareholder Releasees with respect to any Shareholder Released Matters.

(b)
Parent, on behalf of itself and the other Parent Releasing Parties, acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c)
Parent, on behalf of itself and the other Parent Releasing Parties, hereby waives and relinquishes on behalf of itself, its heirs, executors, administrators, successors and assigns any rights and benefits that it or any Parent Releasing Party respectively may have under Section 1542 or any similar statute or common law principle of any jurisdiction.  Parent, on behalf of itself and the other Parent Releasing Parties, acknowledges that it may hereafter discover facts in addition to or different from those that such party now knows or believes to be true with respect to the subject matter of the release set forth in Section 7.16(a) or Section 7.16(b), as applicable, but it is the intention of the Parent Releasing Parties to fully and finally and forever settle and release any and all Claims of any type that such party has had, now has or might now have with respect to the Shareholder Released Matters, as the case may be, and as set forth in Section 7.16(a) and Section 7.16(b) respectively.  In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

(d)
Parent represents and warrants that there has been no assignment or other transfer of any interest in any Claim arising out of or based upon any of the Shareholder Released Matters which any Parent Releasing Party may have against any of the Shareholder Releasees, and Parent agrees to indemnify and hold the Shareholder Releasees harmless from, and compensate and reimburse them for, any liability, Claims or damages incurred as a result of any Person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

(e)
Parent represents and warrants that neither it nor any other Parent Releasing Party has filed, and Parent shall not, and shall cause each Parent Releasing Party not to, file or otherwise seek to assert or assist any other Person in filing or otherwise seeking to assert, nor as of the date hereof has, any Claim arising out of or based upon any of the Shareholder Released Matters against any of the Shareholder Releasees. Parent agrees that if any Parent Releasing Party hereafter commences, joins in, or in any manner seeks relief through any Action arising out of, based upon, or relating to any of the Claims released under Section 7.16(b), or in any manner asserts against the Shareholder Releasees any of the Claims released under Section 7.16(b), including through any motion to reconsider, reopen or appeal the dismissal of the Action, and the Shareholder Releasees are the prevailing party in such Action, then Parent shall pay to the Shareholder Releasees against whom such Claim(s) is asserted all damages incurred by such Shareholder Releasees in defending or otherwise responding to such Claim.

ARTICLE VIII.

CONDITIONS TO THE MERGER

8.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to this Agreement to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Law) in writing by the Parties entitled to the benefit of such condition, as of the Closing, of the following conditions:

(a)
HSR Act. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and (ii) any agreement with a Governmental Authority entered into in accordance with Section 7.2 not to consummate, or to delay the consummation of, the Merger shall, in each case, have expired or been terminated.

(b)
No Legal Restraints. No Governmental Authority of competent jurisdiction shall have (i) issued any Order after the Execution Date (whether preliminary or permanent) or (ii) enacted any Law after the Execution Date, in each case that remains in effect or pending and makes illegal, enjoins, restrains or otherwise prohibits consummation of the Merger (collectively, “Legal Restraints”).

8.2          Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Law) in writing by Parent and Merger Sub, as of the Closing, of each of the following additional conditions:

(a)
Representations and Warranties. (i) The representations and warranties of the Company set forth in Article IV (other than any Fundamental Representations and the representation set forth in Section 4.9(b)) shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date), without regard to any materiality or Company Material Adverse Effect qualifications or words of similar import contained therein, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) the Fundamental Representations shall be true and correct (A) in all respects, in the case of any Fundamental Representations to the extent they are qualified within the text thereof by any materiality or Company Material Adverse Effect qualifications or (B) in all material respects, in the case of any Fundamental Representations to the extent they are not so qualified within the text thereof by any such materiality or Company Material Adverse Effect qualifications, in each case as of the Closing Date as though made on and as of such date (except (A) that the representations and warranties in Section 4.4(a) and the first two sentences of Section 4.4(b) shall be true and correct in all but de minimis respects and (B) to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date).

(b)
Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed by or complied with by it under this Agreement on or prior to the Closing Date.

(c)	No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

(d)
Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of the Company by an officer of the Company, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)	Escrow Agreement and Paying Agent Agreement. The Securityholders’ Representative shall have executed and delivered executed counterparts to the Escrow Agreement and the Paying Agent Agreement.

(f)
No Action. There shall not be pending by any Governmental Authority any Action under any Antitrust Laws challenging or seeking to restrain, prohibit, prevent, enjoin or delay the Merger or seeking to obtain from Parent or any of its Affiliates any damages in connection with the Merger.

(g)	Agreement Terminations. Each of [***].

(h)	Shareholder Approval. The Requisite Shareholder Approval shall remain in full force and effect.

8.3         Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Law) in writing by the Company, as of the Closing, of each of the following additional conditions:

(a)
Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Article V (other than the representations and warranties of Parent and Merger Sub set forth in Sections 5.1, 5.2, and 5.6) shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date), without regard to any materiality or Parent Material Adverse Effect qualifications or words of similar import contained therein, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) the representations and warranties of Parent and Merger Sub set forth in Sections 5.1, 5.2(a), and 5.6 shall be true and correct (A) in all respects, in the case of any such representations to the extent they are qualified within the text thereof by any materiality or Parent Material Adverse Effect qualifications or (B) in all material respects, in the case of any such representations to the extent they are not so qualified within the text thereof by any such materiality or Parent Material Adverse Effect qualifications, in each case as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date).

(b)
Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed or complied with in all material respects all agreements and covenants required to be performed by or complied with by it under this Agreement on or prior to the Closing Date.

(c)
Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date and signed on behalf of each of Parent and Merger Sub by an executive officer of each such entity, as applicable, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)	Escrow Agreement and Paying Agent Agreement. Parent shall have executed and delivered executed counterparts to the Escrow Agreement and the Paying Agent Agreement.

ARTICLE IX.

TERMINATION AND AMENDMENT

9.1           Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 9.1(b) through 9.1(e), by written notice by the terminating party to the other parties):

(a)	by mutual written consent of Parent and the Company;

(b)
by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (Eastern Time) on the date that is six (6) months from the Execution Date (the “End Date”); provided, however, that if as of 11:59 p.m. (Eastern Time) on the date that is six (6) months from the Execution Date, any of the conditions set forth in Section 8.1(a), Section 8.1(b) (if such Order arises under, or such Law is, an Antitrust Law) or Section 8.2(f) have not been satisfied or waived (to the extent permitted by applicable Law), then either Parent or the Company may elect, in its respective sole discretion, by delivering written notice to such other Party no later than the End Date, to extend the End Date to 11:59 p.m. (Eastern Time) on the date that is nine (9) months from the Execution Date (in which case, such date shall become the End Date for all purposes of this Agreement); provided, further, that, notwithstanding the ability of either Parent or the Company to extend the End Date pursuant to the immediately preceding proviso, if as of 11:59 p.m. (Eastern Time) on the date that is one hundred and ten (110) days from the Execution Date, any of the conditions set forth in Section 8.1(a), Section 8.1(b) (if such Order arises under, or such Law is, an Antitrust Law) or Section 8.2(f) have not been satisfied or waived (to the extent permitted by applicable Law), then either Parent or the Company may elect, in its respective sole discretion, to terminate this Agreement by written notice to such other Party; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party (which shall include in the case of Parent, Parent and Merger Sub) whose breach or failure to perform any of its representations, warranties, covenants or agreements under this Agreement has been the primary cause of the failure of the Merger to have been consummated on or before the End Date;

(c)
by either Parent or the Company if any Legal Restraint permanently preventing or prohibiting consummation of the Merger shall have been issued or enacted, shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party (which shall include, in the case of Parent, Parent and Merger Sub) whose breach or failure to perform any of its representations, warranties, covenants or agreements contained in this Agreement been the primary cause of such Legal Restraint;

(d)
by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied and (ii) if curable, shall not have been cured upon the earlier of (A) thirty (30) days following receipt by the Company of written notice from Parent of such breach or failure to perform and (B) three (3) Business Days prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Parent or Merger Sub is then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) to be satisfied at Closing (assuming for this purpose that Closing were to occur on the date of the applicable attempted termination);

(e)
by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied and (ii) if curable, shall not have been cured upon the earlier of (A) thirty (30) days following receipt by Parent of written notice from the Company of such breach or failure to perform and (B) three (3) Business Days prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Company is then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) to be satisfied at Closing (assuming for this purpose that Closing were to occur on the date of the applicable attempted termination).

9.2          Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and have no effect and there shall be no liability or obligation of any Party or their respective Affiliates, officers, directors, equityholders, successors or assigns; provided, however, that (a) any such termination shall not relieve any Party from liability for damages for any Willful Breach of, or Fraud by, such Party (which shall include, in the case of Parent, Parent and Merger Sub) prior to such termination, in which case the Parties acknowledge and agree that the Company shall be entitled to pursue damages on behalf of the Securityholders in the event of Willful Breach or Fraud, which damages may, to the extent proven, include damages based on the loss of the economic benefit of the Transactions to the Company and the Securityholders; and (b) the provisions of Section 6.3 (Confidentiality), Section 7.4 (Public Disclosure), Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), Section 9.5 (Extension; Waiver), this Section 9.2 (Effect of Termination), Article XII (Miscellaneous) and Article I (to the extent related to the foregoing) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3          Fees and Expenses. Except as expressly set forth herein, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Transactions are consummated.

9.4         Amendment. This Agreement may not be amended or modified except by an instrument in writing making specific reference to this Agreement and signed on behalf of each of the Parties; provided that (a) after the Requisite Shareholder Approval has been obtained and prior to the Closing, no amendment shall be made that requires further approval by the Shareholders pursuant to applicable Law without obtaining such requisite approval and (b) no amendment that adversely affects the rights or interests of the Securityholders’ Representative in its capacity as such may be made to this Agreement prior to Closing without the prior written consent of the Securityholders’ Representative; provided further that no amendment may be made to this Agreement after the Closing without the prior written consent of the Securityholders’ Representative (it being understood that nothing in this Section 9.4 shall be deemed to limit the ability of the Securityholders’ Representative to effect any amendments contemplated by Article X).

9.5        Extension; Waiver. At any time prior to the Effective Time, Parent or the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive (with respect solely to such waiving Party) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive (with respect solely to such waiving Party) compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party making specific reference to this Agreement. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the written instrument approving such extension or waiver. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Any extension or waiver by Parent shall also be an effective extension or waiver of Merger Sub.

ARTICLE X.

SECURITYHOLDERS’ REPRESENTATIVE

10.1         Appointment and Authorization; Assignment and Delegation.

(a)
By virtue of the adoption and approval of this Agreement and the Statutory Merger Agreement by the Shareholders, the Shareholders hereby irrevocably appoint, and by participating in the Merger and receiving the benefits thereof, including the right to receive the applicable Merger Consideration, each other Securityholder is hereby deemed to irrevocably appoint, with effect as of the Effective Time, Roivant Sciences Ltd. as the Securityholders’ Representative and as the true and lawful representative, attorney-in-fact and exclusive agent for all purposes in connection with this Agreement (including, for the avoidance of doubt, Exhibit H, Exhibit I, the Consideration Spreadsheet, the Post-Closing Payment Spreadsheet, the Escrow Agreement, the Paying Agent Agreement and any other agreement entered into or document delivered by the Securityholders’ Representative in connection with the Transactions (the “SR Agreements”)). As between the Securityholders’ Representative and the Securityholders, the Securityholders’ Representative shall have full power and authority to take all actions under the SR Agreements on behalf on the Securityholders or any Securityholder. The Securityholders’ Representative shall take any and all actions which it believes are necessary or appropriate under, including giving and receiving any notice or instruction permitted or required under, any SR Agreement by the Securityholders’ Representative, and shall have, and is hereby granted the exclusive power, on behalf of the Securityholders, to take the following actions: (i) interpreting all of the terms and provisions of any SR Agreement, (ii) authorizing payments to be made with respect hereto or thereto, (iii) obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securityholders’ Representative in connection with the SR Agreements, (iv) making any and all determinations with respect to, and acting for the Securityholders with respect to any and all matters pertaining to, any potential post-closing adjustments pursuant to Section 3.10 (including whether to submit a Dispute Notice and whether and how to settle any potential dispute relating to the Adjusted Closing Date Statement), (v) making any and all determinations with respect to, and acting for the Securityholders with respect to any and all matters pertaining to, any potential Contingent Payments (including whether the underlying Milestone Event has been achieved), (vi) making any and all determinations with respect to, and acting for the Securityholders with respect to any and all matters pertaining to, any other Post-Closing Payments (including with respect to the Post-Closing Payment Spreadsheet) or claims or disputes with Parent or the Surviving Company, (vii) enforcing the rights of the Securityholders hereunder or under any other SR Agreement, (viii) conducting negotiations with Parent, the Surviving Company and their respective agents regarding any actual or potential Actions, (ix) receiving and accepting service of process on behalf of the Securityholders in connection with any Actions under this Agreement or any other SR Agreement, (x) dealing with Parent and the Surviving Company under this Agreement or any other SR Agreement, (xi) authorizing, executing, delivering and effectuating any amendments, waivers or other modifications to the terms of this Agreement, including any amendments, waivers or modifications relating to the terms or amounts of, or otherwise relating to, any Post-Closing Payments or Post-Closing Payment Exercise Amounts, or any other SR Agreement, (xii) taking any other actions specified in or contemplated by this Agreement or any other SR Agreement and (xiii) engaging counsel, accountants or other representatives in connection with the foregoing matters. The Securityholders’ Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b)
The Securityholders’ Representative may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified; provided that if the Securityholders’ Representative resigns as provided herein and a replacement is not approved by the Securityholders holding at least a majority of the then applicable Closing Fully Diluted Share Number or Post-Closing Fully Diluted Share Number, as the case may be, prior to the expiration of the thirty (30) day notice period, Parent may unilaterally appoint a temporary replacement Securityholders’ Representative until such Securityholders so approve a replacement. The immunities and rights to indemnification shall survive the resignation of the Securityholders’ Representative.

(c)
Notwithstanding anything in this Agreement to the contrary, the Securityholders’ Representative may, at any time in its sole discretion, assign any or all of its rights or delegate any or all of its obligations under this Agreement to a nationally recognized securityholder representation firm (including, for the avoidance of doubt, Shareholder Representative Services LLC), the fees and expenses of which firm shall constitute Representative Losses for all purposes hereunder.

10.2         Right to Act. By virtue of the appointment of the Securityholders’ Representative, as of the Closing, no individual Securityholder shall be entitled to protect or enforce any rights under (including under Constitutive Documents, the Company Stock Plan or any Subscription Agreement or other Contract with respect Shares, Options, RSUs, or Warrants) or with respect to this Agreement or any SR Agreement, including, for the avoidance of doubt, in respect of any Milestone Payments or other matters set forth in Exhibit H on behalf of any or all Securityholders, to institute any Action (at law or in equity or otherwise) under or with respect to this Agreement or any SR Agreement, and no individual Securityholder or other group of Securityholders will be entitled to take any such action.

10.3         Agency. All actions of the Securityholders’ Representative in connection with the SR Agreements shall be deemed to be facts ascertainable outside this Agreement and shall be binding on all Securityholders and their successors as if expressly confirmed and ratified in writing by such Securityholders.

10.4         Indemnification of Securityholders’ Representative; Limitations of Liability. The Securityholders’ Representative will incur no liability to any Securityholder in connection with its services as the representative of the securityholders of the Company pursuant to this Agreement and any other SR Agreements except to the extent resulting from its fraud, bad faith, gross negligence or willful misconduct. The Securityholders’ Representative (in its capacity as such) shall not be liable to any Securityholder for any action or omission pursuant to the advice of counsel. The Securityholders shall severally, and not jointly, indemnify, defend and hold harmless the Securityholders’ Representative against any damages, losses, costs, Liabilities or amounts paid in settlement, including interest, fines and penalties, including reasonable attorneys’ fees and expenses of investigation, defense and remedial action (“Representative Losses”), arising out of or in connection with its services as the representative of the securityholders of the Company pursuant to this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been caused by the fraud, bad faith, gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. Representative Losses may be recovered by the Securityholders’ Representative from (i) the Securityholders’ Representative Expense Amount and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided that while the Securityholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Securityholders’ Representative be (A) required to advance its own funds on behalf of the Securityholders or otherwise or (B) take any other action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its sole determination, are sufficient to protect the Securityholders’ Representative against the costs, fees, expenses and Liabilities which may be incurred by the Securityholders’ Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

10.5         Reasonable Reliance.

(a)
In the performance of its duties hereunder, the Securityholders’ Representative shall be entitled to (i) rely upon any signature, document or instrument reasonably believed to be genuine, accurate as to content and signed by any Securityholders or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(b)
After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Representative with respect to any matter within the Securityholders’ Representative’s authorization under this Article X shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Securityholders and shall be final, binding and conclusive upon each such Securityholder; and Parent, the Company, the Surviving Company, the Paying Agent and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Securityholder. Parent, the Company, the Surviving Company, the Paying Agent and the Escrow Agent are hereby relieved from any liability to any Person for any acts done (or purported to be done) by them in accordance or reliance upon the actions of the Securityholders’ Representative, including with respect to any notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Securityholders’ Representative. Without limiting the foregoing, notwithstanding anything to the contrary in this Agreement, Parent may rely on the Consideration Spreadsheet and each Post-Closing Payment Spreadsheet with respect to the amount and allocation of each payment with respect to the Merger Consideration, or other payments hereunder, to each Securityholder, each Securityholder acknowledges and agrees that neither Parent nor any of its Affiliates (including the Company Group) shall have any additional obligation under this Agreement (or any Constitutive Document, Contract or Benefit Plan or otherwise) with respect to payment of the Merger Consideration or other payments hereunder so long as they are made consistent with the Consideration Spreadsheet or applicable Post-Closing Payment Spreadsheet or, if applicable, other written direction from the Securityholders’ Representative.

10.6         Orders. The Securityholders’ Representative is authorized, in its sole discretion, to comply with all Orders or decisions issued or process entered by any court of competent jurisdiction with respect to the SR Agreements. If any portion of any Post-Closing Payment is to be disbursed to the Securityholders and is at any time attached, garnished or levied upon under any Order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any Order, or in case any Order shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Securityholders’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such Order, which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Securityholders’ Representative complies with any such Order, the Securityholders’ Representative shall not be liable to any Securityholder or to any other Person by reason of such compliance even though such Order may be subsequently reversed, modified, annulled set aside or vacated.

10.7         Removal of Securityholders’ Representative; Assignment and Delegation; Authority of Securityholders’ Representative.

(a)
Securityholders representing a majority of the then applicable Closing Fully Diluted Share Number or Post-Closing Fully Diluted Share Number, as the case may be, of the Securityholders shall have the right at any time to remove or replace the then-acting Securityholders’ Representative and to appoint a successor Securityholders’ Representative reasonably acceptable to Parent; provided that neither such removal of the then-acting Securityholders’ Representative nor such appointment of a successor Securityholders’ Representative shall be effective until the delivery to Parent of executed counterparts of a writing signed by such majority of the Securityholders with respect to such removal and appointment, together with an acknowledgement signed by the successor Securityholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Securityholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Securityholders’ Representative.

(b)
Each successor Securityholders’ Representative shall have all of the power, authority, immunities, indemnities, rights and privileges conferred by any SR Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative” as used herein shall be deemed to include any interim or successor Securityholders’ Representative.

10.8         Expenses of the Securityholders’ Representative. Without limiting the rights of the Securityholders’ Representative pursuant to Section 10.4, the Securityholders’ Representative Expense Amount shall be available to reimburse the out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Securityholders’ Representative in performing all of its duties and obligations under this Agreement.

10.9        Irrevocable Appointment. The appointment of the Securityholders’ Representative and the powers, immunities and rights to indemnification granted to the Securityholders’ Representative hereunder: (a) are coupled with an interest and shall be irrevocable, survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto, and (b) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Escrow Funds. Any action taken by the Securityholders’ Representative pursuant to the authority granted in this Article X shall be effective and absolutely binding as the action of the Securityholders under this Agreement.

ARTICLE XI.

SURVIVAL; INDEMNIFICATION

11.1        Survival. The Parties, intending to modify any applicable statute of limitations, agree that the representations, warranties, covenants and other agreements set forth in this Agreement and in the certificates delivered pursuant to Section 8.2(d) and Section 8.3(c) shall terminate at, and will not survive, the Closing, except that (a) the Fundamental Representations shall survive the Closing and continue in full force and effect until 11:59 p.m. (Eastern Time) on the fifth (5th) anniversary of the Closing Date, (b) each representation and warranty that would otherwise terminate pursuant to this Section 11.1 shall continue to survive indefinitely for the purpose of any claim alleging Fraud, (c) the covenants and other agreements of the Parties set forth in Section 6.2 and Section 7.15 shall survive until 11:59 p.m. (Eastern Time) on the first (1st) anniversary of the Closing Date and (d) the covenants and other agreements of the Parties contained in this Agreement, including Exhibit H and Exhibit I, that by their terms contemplate performance at or after the Closing shall survive until the earlier performance thereof or expiration of the applicable statute of limitations (including the maximum periods of extension under applicable Law). Any claim for indemnification under this Article XI must be asserted by a Claim Notice within the applicable survival period contemplated by this Section 11.1, and if such a Claim Notice is given within such applicable period, the survival period for such representation, warranty, covenant or agreement with respect to such claim shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

11.2        Indemnification of Parent. From and after the Closing, subject to the provisions of this Article XI, Parent and each of its Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries) and Parent’s and such Affiliates’ respective officers, directors, employees and agents (the “Parent Indemnified Parties”) shall be indemnified, held harmless, compensated and reimbursed from, against and for any and all Damages asserted against, suffered, sustained or incurred by such Parent Indemnified Party arising out of or relating to: (a) any breach of or inaccuracy in, as of the date of this Agreement or as of the Closing Date, any Fundamental Representation made by the Company in this Agreement or in the certificate delivered by the Company to Parent pursuant to Section 8.2(d), (b) any breach of or failure to perform or comply with any covenant or agreement of the Company under Section 6.2 or Section 7.15 and (c) any claim made by an actual or alleged Securityholder, or alleged holder of Equity Securities of the Company, as a result of any inaccuracy contained in any Post-Closing Payment Spreadsheet or any failure of any Post-Closing Payment Spreadsheet as of the time such Post-Closing Payment is made to allocate such Post-Closing Payment in accordance with the Company’s Constitutive Documents, applicable Law, this Agreement and, in the case of Equity Awards, the Company Stock Plan and any applicable grant or similar agreement with respect to such Equity Awards. Notwithstanding anything to the contrary in this Article XI, the Parent Indemnified Parties shall not be entitled to indemnification, compensation or reimbursement from, against or for any Damages to the extent they arise out of or relate to any Post-Closing Payment Employer Tax Calculation or any inaccuracies therein.

11.3       Notice of Claims. In the event any Parent Indemnified Party shall seek indemnification hereunder, Parent shall, within the relevant limitation period provided for in Section 11.1, give to the Securityholders’ Representative a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to such claim for indemnification and shall include in such Claim Notice whether such claim relates to a claim by a Third Party against such Parent Indemnified Party (a “Third Party Claim”) (in which case, such Claim Notice shall also include copies of all material written documents pursuant to which such Third Party Claim has been made) and the estimated amount or the method of computation of the amount of such claim, and a reference to the relevant provision of this Agreement giving rise to such claim for indemnification; provided that a Claim Notice in respect of any Action by or against a Third Party as to which indemnification shall be sought shall be given promptly (and in any event within thirty (30) days) after the Parent Indemnified Party becomes aware of the material facts constituting the basis for such Action; and provided further, that failure by Parent to give any such notice shall not affect such Parent Indemnified Party’s right to indemnification hereunder except to the extent the Securityholders’ Representative or the Securityholders have been materially prejudiced by such failure.  For the avoidance of doubt, any notice to be given to (or delivered by) a Parent Indemnified Party under this Article XI shall be given by (or delivered to) Parent on behalf and in lieu of such Parent Indemnified Party.

11.4        Third Party Claims. With respect to any Third Party Claim that (a) seeks as recovery solely the payment of money damages (other than non-monetary remedies incidental to the primary claim for money Damages), (b) will not result in the Parent Indemnified Party becoming subject to injunctive relief, and (c) does not relate to any Company Intellectual Property or involve any allegation of criminal conduct or potential enforcement penalties by any Governmental Authority, the Securityholders’ Representative shall have the right, by delivering written notice thereof to Parent within twenty (20) Business Days following receipt of the Claim Notice with respect to such Third Party Claim, to undertake, conduct and control (in accordance with the terms hereof), through counsel of its own choosing (provided that such counsel must be reasonably acceptable to Parent) and at its own expense, the settlement or defense of such Third Party Claim. Parent and the other Parent Indemnified Parties shall reasonably cooperate with the Securityholders’ Representative and its counsel in connection therewith, and Parent may participate in such settlement or defense through counsel chosen by Parent and paid at its own expense; provided that, if in the reasonable opinion of counsel for the Parent Indemnified Party, there is a conflict of interest between the Securityholders’ Representative and the Parent Indemnified Party, the Securityholders’ Representative shall be responsible for reasonable fees and expenses of one separate counsel to such Parent Indemnified Party in connection with such settlement or defense. No Parent Indemnified Party shall pay or settle any Third Party Claim for which indemnification may be available under this Article XI without the consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. If the Securityholders’ Representative does not so notify Parent within such twenty (20) Business Day period (or the Securityholders’ Representative notifies Parent, during such twenty (20) Business Day period, that it disputes such claim is indemnifiable pursuant to this Agreement, it being understood that a reservation of rights by the Securityholders’ Representative shall not constitute a dispute of such claim for this purpose), Parent, on behalf of the applicable Parent Indemnified Party, shall have the right to undertake the defense or settlement of such Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided that the Securityholders’ Representative may participate in such settlement or defense through counsel chosen by the Securityholders’ Representative and paid at its own expense. The Securityholders’ Representative shall reasonably cooperate with the Parent Indemnified Party and its counsel in connection with the settlement or defense of any Third Party Claim for which Parent undertakes the defense or settlement. The Securityholders’ Representative shall not, except with the consent of Parent, enter into any settlement of a Third Party Claim that (1) is not exclusively monetary (other than non-monetary remedies incidental to the primary claim for money Damages), (2) includes an admission of fault by any Parent Indemnified Party, (3) except in the case of Fraud, shall not be paid entirely by means of set-off pursuant to Section 11.6 or (4) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Parent Indemnified Parties of an unconditional release from all Liability with respect to such claim or consent to entry of any judgment.

11.5         Limitations on Indemnification.

(a)	Except in the case of claims alleging Fraud, there shall be no liability under this Article XI for any amount in excess of the amounts available for recovery specified in Section 11.6(a).

(b)
The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered with respect to such Damages under or from (i) insurance policies, in excess of the sum of (A) reasonable out-of-pocket costs and expenses relating to collection under such policies, (B) any incremental increase in premiums directly resulting therefrom and (C) any deductible or retention associated therewith, (ii) any net Tax benefit realized by such Parent Indemnified Party, as determined by Parent in its sole discretion, on account of such Damages in the taxable year in which such Damages arise and (iii) any other source (net of any costs to recover such amounts); provided that no Parent Indemnified Party shall have any obligation to make a claim under any insurance policy (other than the R&W Insurance Policy), and any amounts recovered under insurance policies (other than the R&W Insurance Policy) shall be a secondary source of remedy for Damages (the R&W Insurance Policy and indemnification provided in this Article XI being, subject to the order of recovery set forth in Section 11.6(a), the primary sources).

(c)
Each Parent Indemnified Party shall use commercially reasonable efforts to mitigate, in accordance with applicable Law, any Damages subject to indemnification pursuant to this Article XI upon becoming aware of any event or circumstance that would reasonably be expected to constitute or give rise to such Damages.

(d)
To the maximum extent permitted by applicable Law, any payment made by a Person indemnifying a Parent Indemnified Party pursuant to this Article XI shall be treated on the Parties’ Tax Returns and otherwise as an adjustment to the Purchase Price for all Tax purposes.

11.6         Payment of Indemnification Claims; Set-off.

(a)
With respect to any claim for indemnification under this Article XI by a Parent Indemnified Party, except in the case of Fraud, the amount of the related Damages shall be satisfied only as follows: (i) first, from the R&W Insurance Policy, to the extent such Damages are covered by the R&W Insurance Policy, and (ii) second, to the extent any recovery from the R&W Insurance Policy is not sufficient to satisfy the amount of such Damages or recovery from the R&W Insurance Policy is excluded from coverage under the terms of the R&W Insurance Policy or denied, by means of the reduction of any Contingent Payments in accordance with Section 11.6(b); provided, that, with respect to any Contingent Payment, no such reduction shall exceed 50% of the amount of such Contingent Payment (the “Contingent Payment Set-Off Cap”).

(b)
If an amount has been claimed under a Claim Notice by a Parent Indemnified Party pursuant to Section 11.3 (whether or not finally determined to be owed by the Securityholders), and if any Contingent Payment has not yet been fully paid pursuant to this Agreement, Parent may set-off such amounts claimed in good faith in any such Claim Notice against any such Contingent Payment by deducting such amount (or portion thereof) on a dollar-for-dollar basis from such Contingent Payment, subject to the Contingent Payment Set-Off Cap. The exercise of such right of set-off by Parent in good faith, whether or not the claim is ultimately determined to be justified, will not constitute a breach of this Agreement. Once an indemnification claim by Parent is finally determined in accordance with this Agreement, (x) if the Damages relating to such claim are finally determined to be more than the amount set-off against the Contingent Payments, Parent shall be entitled to indemnification for such excess amounts in accordance with (and subject to the limitations of) this Article XI, subject to the Contingent Payment Set-Off Cap or (y) if the Damages relating to such claim are finally determined to be less than the amount set-off against the Contingent Payments (such difference, the “Set-Off Reimbursement Amount”), within five (5) Business Days following the later to occur of (A) the final determination of the Set-Off Reimbursement Amount and (B) Parent’s receipt of a Post-Closing Payment Spreadsheet with respect to the Set-Off Reimbursement Amount, Parent shall pay or cause to be paid, by wire transfer of immediately available funds, cash in an amount equal to such difference for the benefit of, and for further distribution to, the Securityholders in accordance with Section 3.13 and such Post-Closing Payment Spreadsheet.

11.7       Remedies. Except as provided in Section 3.10, from and after the Closing, the remedies in this Article XI shall be the sole and exclusive monetary remedies of the Parent Indemnified Parties with respect to any breach of the Company’s representations, warranties, covenants and agreements set forth in this Agreement or in the certificates delivered pursuant to Section 8.2(d) or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no Party shall be deemed to have waived any rights, claims, causes of action or remedies in the case of Fraud or such rights, claims, causes of action or remedies that may not be waived under applicable Law. The foregoing shall in no way limit the remedies available to any Person under any agreement delivered in connection with the transactions contemplated hereby (other than this Agreement) to which such Person is a party.  For the avoidance of doubt, nothing under this Article XI shall limit the rights and remedies of Parent or the Securityholders’ Representative, or any Person designated as a third-party beneficiary pursuant to Section 12.3, with respect to any covenants or other agreements contained in this Agreement that by their terms contemplate performance at or after the Closing, including under Exhibit H or Exhibit I.

ARTICLE XII.

MISCELLANEOUS

12.1        Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service that issues a receipt or other confirmation of delivery or by electronic mail (“e-mail”) transmission (provided that a “bounceback” or notice of non-receipt by return electronic mail from the recipient is not received), and shall be directed to the address set forth below (or at such other address as such Party shall designate by like notice):

(a)	if to Parent or Merger Sub and, after the Closing, the Company, to:
Organon & Co.
30 Hudson Street, Fl 33
Jersey City, NJ 07302
Attn: Office of Corporate Secretary
[***]

with a copy to:

Organon LLC
30 Hudson Street, Fl 33
Jersey City, NJ 07302
Attn: Vice President, M&A and Licensing Legal
[***]

with a copy to (which shall not constitute notice):

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, D.C. 20001

Attention:	Catherine Dargan;
Patrick Manchester
Email:	cdargan@cov.com;
pmanchester@cov.com

(b)	if to the Securityholders’ Representative, to:

Roivant Sciences Ltd.
7th Floor
50 Broadway
London SW1H 0BD
United Kingdom
Attention: Roivant Legal
Email: [***]

with a copy to (which shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention:	Damien R. Zoubek;
Jenny Hochenberg;
Tomas T.J. Rua
Email:	damien.zoubek@freshfields.com;
jenny.hochenberg@freshfields.com;
tomas.rua@freshfields.com

(c)	if to, prior to the Closing, the Company, to

Dermavant Sciences Ltd.
7th Floor
50 Broadway
London SW1H 0BD
United Kingdom
Attention: Roivant Legal
Email: [***]

with a copy to (which shall not constitute notice):

Dermavant Sciences, Inc.
3780 Kilroy Airport Way, Suite 250
Long Beach, CA 90806
Attention: General Counsel

with an additional copy to (which shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007

Attention:	Damien R. Zoubek;
Jenny Hochenberg;
Tomas T.J. Rua
Email:	damien.zoubek@freshfields.com;
jenny.hochenberg@freshfields.com;
tomas.rua@freshfields.com

12.2       Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Exhibits hereto and the other documents, certificates and instruments referred to or contemplated herein), the Confidentiality Agreement, the other Transaction Documents and the other documents, certificates and instruments referred to or contemplated therein constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof.

12.3        No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except for the rights of (a) from and after the Effective Time, the Securityholders to receive the Merger Consideration pursuant to Article III, (b) the Shareholder Releasees pursuant to Section 7.16, (c) the D&O Indemnified Parties pursuant to Section 7.8 or (d) subject to Section 9.2 and the proviso set forth in this Section 12.3 the Securityholders with respect to any damages in the event this Agreement is terminated, who shall in each case be third-party beneficiaries under this Agreement solely for the applicable purposes expressly set forth in this Section 12.3; provided that such rights granted pursuant to clause (d) shall only be enforceable on behalf of the Securityholders by the Company in its sole and absolution discretion, acting on their behalf.

12.4         Assignment. Except as expressly permitted by Section 10.1(a), neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of each other Party, and any such assignment without such prior written consents shall be null and void; provided, however, that Parent may assign any or all of its rights or obligations hereunder (a) to one or more of its Affiliates, (b) in connection with any sale or transfer of Equity Securities of, or any merger, consolidation, change of control or other business combination involving, Parent or any of its Subsidiaries or (c) to their lenders as collateral security for their obligations under any of their secured debt financing arrangements, in each case of clauses (a) through (c), without requiring consent from any other party; provided, further that (i) Parent shall provide written notice of such assignment to the Company (prior to the Effective Time) or the Securityholders’ Representative (as of and after the Effective Time), (ii) such assignee shall agree in a writing reasonably satisfactory to the Company (prior to the Effective Time) or the Securityholders’ Representative (as of and after the Effective Time) to be bound by the terms and conditions of this Agreement, (iii) such assignment shall not (A) relieve Parent of its primary liability for, and Parent shall remain fully responsible for the performance of, its obligations hereunder or (B) enlarge, alter or change any obligation of the Company or the Securityholders’ Representative to Parent and (iv) such assignment shall not result in any adverse Tax consequences to any Securityholder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

12.5        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.6        Counterparts and Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.

12.7         Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting, regardless of the inclusion or exclusion or “without limitation” or words of similar import; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (d) “date hereof” or “date of this Agreement” refers to the Execution Date; (e) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (f) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (g) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (h) references to a person or entity are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts (other than with respect to Canadian Dollars) refer to the lawful currency of the United States; (k) references to a Law include any amendment or modification to such Law and any rules, regulations and delegated legislation issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the Execution Date; (l) references to any Governmental Authority include any successor Governmental Authority thereto; (m) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (n) “made available to” Parent, and phrases of similar import mean, with respect to any information, document or other material, that such information, document or material was made available for review as of 11:00 a.m. (Eastern Time) at least one (1) day prior to the Execution Date in the Data Room. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement. For the avoidance of doubt, each of the representations and warranties shall have independent significance. If any party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

12.8         Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction, except to the extent that the provisions of the Laws of Bermuda are mandatorily applicable.

12.9        Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree that (a) by seeking any remedy provided for in this Section 12.9 a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 12.9 shall require any Party to institute any Action for (or limit such Party’s right to institute any Action for) specific performance under this Section 12.9 before exercising any other right under this Agreement. Each of the Parties agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that another Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

12.10    Submission to Jurisdiction. With respect to any Action resulting from, concerning, relating to or arising out of this Agreement, each of the Parties irrevocably and unconditionally consents and submits to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not accept jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any thereof (except to the extent any such Action mandatorily must be brought in Bermuda). In any such Action resulting from, concerning, relating to or arising out of this Agreement, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (a) any claim that it is not subject to the jurisdiction of the above courts, (b) that its property is exempt or immune from attachment or execution in any such Action in the above-named courts, (c) that such Action is brought in an inconvenient forum, (d) that the venue of such Action is improper or (e) that such Action should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the Parties hereby agrees not to commence any such Action other than before one of the above-named courts (except to the extent any such Action mandatorily must be brought in Bermuda). Each of the Parties also hereby agrees that any final and unappealable judgment against a Party in connection with any such Action shall be conclusive and binding on such Party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any Action for which it has submitted to jurisdiction pursuant to this Section 12.10, each Party irrevocably consents to service of process by email or registered or certified mail delivered to the applicable addresses provided for the giving of notices pursuant to Section 12.1, with the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing in this Section 12.10 shall affect the right of any Party to serve process in any other manner permitted by Law or this Agreement. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware, the United States of America and Bermuda. Each Party hereby further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by any of the means permitted under Section 12.1 shall be effective service of process for any Action in any of the courts in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in this Agreement.

12.11     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL CONCERNING THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 12.11. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12      Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered Sections contained in this Agreement and the disclosure in any Section shall qualify (a) the corresponding Section in this Agreement and (b) the other Sections in this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in a Company Material Adverse Effect, or is outside the Ordinary Course.

12.13      Joint Negotiation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties each hereby acknowledge that this Agreement reflects an agreement between sophisticated Parties derived from arm’s-length negotiations. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

12.14       Waiver of Conflicts; Privilege.

(a)
Parent acknowledges and agrees that Freshfields Bruckhaus Deringer US LLP (“Freshfields”) has acted as counsel to the Company and the Securityholders’ Representative in connection with this Agreement and the Transactions.

(b)
Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company Group, that all communications in any form or format whatsoever between or among any of Freshfields, the Company Group and/or any Securityholders’ Representative Party, or any of their respective Representatives to the extent relating to the negotiation, documentation and consummation of the Transactions or any disputes arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Securityholders’ Representative Parties, shall be controlled by the Securityholders’ Representative on behalf of the Securityholders’ Representative Parties and shall not pass to or be claimed by Parent or the Company Group. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Securityholders’ Representative Parties, shall be controlled by the Securityholders’ Representative on behalf of the Securityholders’ Representative Parties and shall not pass to or be claimed by Parent or the Company Group.

(c)
Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Company, on the one hand, and a Third Party other than a Securityholders’ Representative Party, on the other hand, Parent or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such Third Party; provided, however, that none of Parent or the Company may waive such privilege without the prior written consent of the Securityholders’ Representative.

(d)
To the extent that files or other materials maintained by Freshfields constitute Deal Communications, only the Securityholders’ Representative Parties shall hold such property rights and Freshfields shall have no duty to reveal or disclose any such Deal Communications by reason of any attorney-client relationship between Freshfields, on the one hand, and the Company, on the other hand.

(e)
Parent agrees that it shall not, and that following the Closing it shall cause the Company Group not to, knowingly access or use the Deal Communications, including by way of review of any electronic data, communications or other information, by seeking to have any Securityholders’ Representative Party waive the attorney-client or other privilege, or by otherwise asserting that Parent or the Company has the right to waive the attorney-client or other privilege.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholders’ Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ORGANON & CO.

By:
Name:
Title:

ORGANON BERMUDA LTD.

By:
Name:
Title:

DERMAVANT SCIENCES LTD.

By:
Name:
Title:

ROIVANT SCIENCES LTD.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT H
CONTINGENT PAYMENTS

[See attached.]

Information marked  “[***]” has been omitted pursuant to Item 601(b)(10(iv) of Regulation S-K because it (i) is not material and (ii) is the type of  information the registrant customarily and actually treats as private or confidential.

Confidential

Exhibit H

Contingent Payments

* * *

Capitalized terms used but not defined in this Exhibit H shall have the meanings set forth in the Agreement.

1.1       Milestone Payments.

(a)         In General. Upon the achievement after the Closing of each milestone event set forth in the table below by any Parent Party (each, a “Milestone Event”), Parent shall pay, or cause to be paid, to the Securityholders an amount equal to the milestone payment set forth next to such Milestone Event in the table below (each, a “Milestone Payment”) in accordance with this Exhibit H and Section 3.11 and Section 3.13 of the Agreement. The Milestone Payments shall be non-refundable and non-creditable, but shall be subject to deduction and set-off in accordance with Section 3.10, Section 3.11, Section 3.13, Section 3.14, Article XI, and Exhibit I of the Agreement.

	Milestone Event	Milestone Payment
1.	Regulatory Approval by the FDA of the Product in the Existing Formulation for the AD Indication (“Milestone Event 1”)
Seventy-Five Million Dollars ($75,000,000) plus, solely in the event that the Closing shall not have occurred on or prior to the date that is seventy-five (75) days following the Execution Date and, as of such date, any of the conditions set forth in Section 8.1(a), Section 8.1(b) (if such Order arises under, or such Law is, an Antitrust Law) or Section 8.2(f) of the Agreement have not been satisfied or waived (to the extent permitted by applicable Law), the Pre-Launch Expense Amount (“Milestone Payment 1”)

2.	First achievement of aggregate Net Sales of the Milestone Products in the Territory in a Calendar Year of at least [***] (“Milestone Event 2”)	One Hundred Million Dollars ($100,000,000)

Confidential
3.	First achievement of aggregate Net Sales of the Milestone Products in the Territory in a Calendar Year of at least [***] (“Milestone Event 3”)	One Hundred Fifty Million Dollars ($150,000,000)
4.	First achievement of aggregate Net Sales of the Milestone Products in the Territory in a Calendar Year of at least [***] (“Milestone Event 4”)	One Hundred Seventy-Five Million Dollars ($175,000,000)
5.	First achievement of aggregate Net Sales of the Milestone Products in the Territory in a Calendar Year of at least [***] (“Milestone Event 5”)	Two Hundred Million Dollars ($200,000,000)
6.	First achievement of aggregate Net Sales of the Milestone Products in the Territory in a Calendar Year of [***] (“Milestone Event 6”)	Two Hundred Twenty-Five Million Dollars ($225,000,000)
7.	First achievement of aggregate Net Sales of the Milestone Products in the Territory of at least [***] (“Milestone Event 7”)	One Hundred Million Dollars ($100,000,000)

(b)          Limitation. For the avoidance of doubt, no more than one (1) Milestone Payment shall be payable with respect to each Milestone Event.

(c)          Sales Milestone Events. If a Sales Milestone Event (excluding Milestone Event 7) is achieved during a given Calendar Quarter and any Sales Milestone Event set forth above such first-referenced Sales Milestone Event has not been achieved during any prior Calendar Quarter (each a “Skipped Sales Milestone”), then each such Skipped Sales Milestone shall be deemed to have been achieved during such Calendar Quarter.

(d)          Achievement Prior to Closing. If Milestone Event 1 is achieved by or on behalf of the Company Group on or after the Execution Date and Milestone Payment 1 is included in the Estimated Closing Date Statement delivered in accordance with Section 3.6(a) of the Agreement, the amount of Milestone Payment 1 will be included in the Base Purchase Price and payable at the Closing in accordance with the Agreement, notwithstanding the fact that Milestone Event 1 has been achieved prior to the Closing. If Milestone Event 1 is achieved by or on behalf of the Company Group following delivery of the Estimated Closing Date Statement in accordance with Section 3.6(a) of the Agreement but prior to the Closing, Parent shall make, or cause to be made, the corresponding Milestone Payment in accordance with Section 3.11 and Section 3.13 of the Agreement, notwithstanding the fact that Milestone Event 1 has been achieved on or prior to the Closing.

2

Confidential
(e)          Calculation for Milestone Payments; Milestone Term. From and after the expiration of the Royalty Term for a given Milestone Product in a given country, the Net Sales of such Milestone Product in such country shall not be used for the calculation of aggregate Net Sales of the Milestone Products in the Territory pursuant to Section 1.1(a). Further, Parent’s obligation to make any Milestone Payments shall expire on the twentieth (20th) anniversary of the Closing Date (the “Milestone Term”).

1.2       Royalty Payments.

(a)          In General. Parent shall pay, or cause to be paid, to the Securityholders tiered royalty payments on aggregate Net Sales of the Milestone Products within the Territory in a given Calendar Year calculated by multiplying (i) the applicable royalty rate set forth in the table below by (ii) the corresponding portion of aggregate Net Sales of the Milestone Products within the Territory in the applicable Calendar Year (each, a “Royalty Payment”). The Royalty Payments shall be made in accordance with this Exhibit H and Section 3.11 and Section 3.13 of the Agreement. The Royalty Payments shall be non-refundable and non-creditable, but shall be subject to deduction and set-off in accordance with Section 3.10, Section 3.11, Section 3.13, Section 3.14, Article XI, and Exhibit I of the Agreement and Section 1.2(c) of this Exhibit H.

Portion of aggregate Net Sales of the Milestone Products within the Territory in a given Calendar Year during the Royalty Term	Royalty Rate
1) Less than or equal to [***]	One percent (1%)
2) Greater than [***] but less than or equal to [***]	Two percent (2%)
3) Greater than [***] but less than or equal to [***]	Five percent (5%)
4) Greater than One Billion Dollars ($1,000,000,000)	Thirty percent (30%)

(b)        Royalty Term. Parent’s obligation to make Royalty Payments shall commence on January 1, 2027 and shall expire, on a Milestone Product-by-Milestone Product and country-by-country basis within the Territory, upon the latest to occur of: (i) the expiration of the last Valid Claim of a Milestone Patent Covering such Milestone Product in such country, (ii) December 31, 2036, and (iii) if aggregate Net Sales within the Territory for the Calendar Year ending on December 31, 2036 are equal to or greater than [***], the end of the first Calendar Year following the Calendar Year ending on December 31, 2036 in which the aggregate Net Sales within the Territory are less than [***] (provided, that, for clarity, if aggregate Net Sales within the Territory for the Calendar Year ending on December 31, 2036 are less than [***], this sub-clause (iii) shall expire on December 31, 2036) (the “Royalty Term”). For the avoidance of doubt, no Royalty Payments shall be due on any sales of Milestone Products made prior to January 1, 2027. From and after the expiration of the Royalty Term for a given Milestone Product in a given country, the Net Sales of such Milestone Product in such country shall not be used for the calculation of Royalty Payments pursuant to Section 1.2(a).

3

Confidential
(c)         U.S. Patent Expiration. In the United States during the Royalty Term for a given Milestone Product, upon the expiration of the last Valid Claim of a Milestone Patent Covering such Milestone Product in the United States, the Net Sales of such Milestone Product in the United States used for the calculation of Royalty Payments pursuant to Section 1.2(a) shall be reduced by [***] for each following Calendar Quarter during the remainder of the Royalty Term.

1.3       Notices and Payments.

(a)          Milestone Event 1. No later than ten (10) Business Days after the achievement of Milestone Event 1 following the Closing Date, Parent shall provide written notice to the Securityholders’ Representative thereof. Subject to Section 3.11 of the Agreement, Parent shall make, or cause to be made, the corresponding Milestone Payment in accordance with Section 3.11 and Section 3.13 of the Agreement.

(b)          Sales Milestone Events and Royalty Payments. No later than forty-five (45) days after the end of each Calendar Quarter following the Closing Date, Parent shall deliver to the Securityholders’ Representative a written report specifying, for such Calendar Quarter: (i) total gross sales of the Milestone Products sold by a Parent Party in the Territory, (ii) amounts deducted by category in accordance with the definition of “Net Sales” from gross amounts to calculate Net Sales, (iii) Net Sales, (iv) the Royalty Payments payable, and (v) whether any Sales Milestone Event(s) have been achieved by a Parent Party. Subject to Section 3.11 of the Agreement, Parent shall make, or cause to be made, the corresponding Sales Milestone Payment(s), if any, and Royalty Payment with the corresponding written report.

1.4       Reports; Meetings. No later than forty-five (45) days following the end of each Calendar Year (and, in addition, until the third (3rd) anniversary of the Closing Date, no later than forty-five (45) days following the end of each Calendar Quarter ending on June 30), (in both instances) prior to the earlier of (i) the Securityholders’ Representative’s receipt of notice from Parent that the last Milestone Event has been achieved and (ii) the expiration of the Diligence Term, Parent shall deliver, or cause to be delivered, to the Securityholders’ Representative a written status update that: (a) outlines, in reasonable detail, the material activities and progress undertaken by the Parent Parties toward the achievement of the then-unachieved Milestone Event(s) since the date of the last report delivered in accordance with this Section 1.4; and (b) includes a copy of the Parent Parties’ then-current annual commercialization plan for the Milestone Products (and any updates thereto since the date of the last report delivered in accordance with this Section 1.4) (each, a “Status Report”). If the Securityholders’ Representative requests a meeting to discuss a given Status Report within sixty (60) days after receipt thereof, Parent shall promptly (and, in any event, within thirty (30) days following such request) make available for such a meeting (which may be attended by Representatives of the Securityholders’ Representative and any Representatives thereof, including independent scientific experts) such of its and any applicable Parent Party’s respective Representatives (including any specific individuals reasonably requested by the Securityholders’ Representative) with appropriate expertise and knowledge of the activities undertaken to achieve the applicable Milestone Events in order to answer reasonable inquiries and otherwise discuss the Status Report, including any questions with respect thereto submitted in advance of such discussion.

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1.5       Currency; Late Payments. All payments under this Exhibit H shall be made in U.S. Dollars. Any Net Sales invoiced in a currency other than U.S. Dollars shall be converted to the U.S. Dollar equivalent using the applicable Parent Party’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into U.S. Dollars. If any Contingent Payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of three and one-half percent (3.5%) plus the prime rate as published in The Wall Street Journal in effect on the date such Contingent Payment was required to be made, calculated on the total number of days payment is delinquent; provided that in no event shall such annual interest rate exceed the maximum rate permitted by applicable Law. Each such payment when made shall be accompanied by all interest so accrued.

1.6      Records. Parent shall, and shall cause each other Parent Party to, keep complete, true and accurate books and records pertaining to Net Sales and the applicable calculations in sufficient detail to calculate all amounts payable hereunder (“Financial Records”). Each Parent Party shall keep such Financial Records until the later of: (a) three (3) years after the end of the period to which such Financial Records pertain; and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by applicable Law.

1.7      Audits. The Securityholders’ Representative may, by written request to Parent, cause an internationally recognized independent accounting firm reasonably acceptable to Parent (the “Auditor”) to inspect the relevant Financial Records of the Parent Parties as may be reasonably necessary for the purpose of verifying the basis and accuracy of payments made under this Exhibit H and Section 3.11 of the Agreement. Before beginning its inspection, the Auditor shall execute an undertaking reasonably acceptable to Parent by which the Auditor agrees to keep confidential all information reviewed during the inspection. Parent shall, and shall cause each other Parent Party to, make their respective Financial Records available for inspection by the Auditor during regular business hours at such place(s) where such records are customarily kept, upon receipt of reasonable advance notice from the Securityholders’ Representative. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to Financial Records covering any specific period of time. In addition, the Auditor shall only be entitled to inspect the Financial Records of any Parent Party from the twenty-four (24) calendar months prior to the date in which the audit request is made. The Auditor shall disclose to the Securityholders’ Representative only whether the payments made under this Exhibit H and Section 3.11 of the Agreement are correct or incorrect and the amount of any discrepancy. No other information shall be provided by the Auditor to the Securityholders’ Representative. The Auditor shall provide its inspection report to Parent at the same time such report is provided to the Securityholders’ Representative. Parent shall have the right to discuss any discrepancy with the Auditor. The Securityholders’ Representative shall pay the full cost of the inspection unless the underpayment of amounts due is greater than Five Hundred Thousand Dollars ($500,000) and ten percent (10%) of the total amounts due for the entire period being examined, in which case Parent shall pay the entire cost charged by the Auditor for such inspection. Upon the expiration of twenty-four (24) months following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon the Securityholders, and the Parent Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year except to the extent such matter remains subject to an ongoing audit or dispute under this Section 1.7 or Section 1.8. The Securityholders and the Securityholders’ Representative shall treat all financial information subject to review under this Section 1.7 and Section 1.8 in accordance with the confidentiality and non-use provisions of the Agreement.

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1.8      Audit Dispute. In the event Parent disagrees in good faith with the inspection report from the Auditor with respect to any audit under Section 1.7, Parent shall give written notice to the Securityholders’ Representative within thirty (30) days after the receipt of the inspection report from the Auditor. The Securityholders’ Representative and Parent shall work in good faith to resolve such dispute within thirty (30) days after the receipt of such notice from Parent. If such parties are unable to reach a mutually acceptable resolution of any such dispute within such thirty (30)-day period, Parent may submit the dispute for resolution to a certified public accounting firm jointly selected by each such party’s certified public accountants or to such other Person as such parties shall mutually agree (the “Neutral Auditor”). The decision of the Neutral Auditor shall be final and binding. Parent shall pay the entire cost charged by the Neutral Auditor and the Auditor unless the underpayment of amounts due is [***] of the total amounts due for the entire period being examined, in which case the Securityholder’s Representative shall pay the entire cost charged by the Neutral Auditor and the Auditor for such inspection.

1.9       Diligence.

(a)          From and after the Closing, Parent shall use Commercially Reasonable Efforts to achieve Milestone Event 1; provided that until the first (1st) anniversary of the Closing Date, Parent agrees to undertake the applicable Agreed Actions.

(b)          From the Closing until the earlier of (i) the tenth (10th) anniversary of the Closing Date, and (ii) the date on which Milestone Event 3 has been achieved (the “Diligence Term”), Parent shall use Commercially Reasonable Efforts to Commercialize the Product in the United States.

(c)          Parent shall conduct, in accordance with FDA legal requirements, (i) at least one (1) Clinical Trial of the Product for use in pediatric subjects with psoriasis; and (ii) contingent upon achievement of Milestone Event 1, at least one (1) Clinical Trial of the Product for use in infant subjects with atopic dermatitis; provided, that the first human subject shall be dosed under the Clinical Trial referenced in foregoing sub-clause (ii) within eighteen (18) months following achievement of Milestone Event 1, so long as permitted by FDA legal requirements.

(d)          Parent shall have no obligation at any time to undertake any Development activities in connection with any Milestone Product, including no obligation to undertake any Clinical Trials, except as set forth in Section 1.9(c).

(e)         Parent shall not, and shall cause the other Parent Parties not to, take any action, or omit to take any action, the primary purpose of which is to avoid the achievement of any of the Milestone Events or the payment of any of Contingent Payment.

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1.10     Divestitures. Following the Closing Date, Parent shall not, and shall cause its Affiliates (including the Surviving Company and its Subsidiaries) not to, sell, assign, transfer or otherwise dispose of by any means (including by way of merger, consolidation, asset acquisition, sale, option, license, sublicense, purchase, assignment or other similar transfer) (“Divest”) to a Third Party all or substantially all of the Company Intellectual Property Covering or otherwise relating to the Commercialization of the Milestone Products in a given country or group of countries in the Territory if: (a) any Milestone Payments remain unpaid; or (b) the Royalty Term remains in effect with respect to the Milestone Products in any country or group of countries within the Territory, unless, as a condition to the consummation of such Divestment, such Third Party (the “Acquiror”) assumes in writing all such obligations set forth under this Exhibit H to the extent relating to the rights such Acquiror is acquiring or otherwise obtaining in the Milestone Products, including, to the extent applicable, any related payment obligations under the Agreement, with respect to the Milestone Products and Milestone Payments or Royalty Payments. If the Acquiror is not a Qualified Party, Parent shall remain responsible for all such obligations referenced in Section 1.10 following any such Divestiture. If the Acquiror is a Qualified Party, Parent shall have no liability for any such obligations assumed by the Acquiror in accordance with this Section 1.10.

1.11     Definitions.

(a)          “Acquiror” has the meaning set forth in Section 1.10.

(b)          “AD Indication” means the treatment of atopic dermatitis without any Black Box Warnings.

(c)          “Agreed Actions” shall mean the following: [***]

(i)

(ii)

(iii)

(iv)

(v)

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(d)          “Auditor” has the meaning set forth in Section 1.7.

(e)        “Black Box Warning” means any boxed warning required by 21 C.F.R. § 201.57(c)(l) to appear on the prescription drug labeling for a drug or biologic product, as further described by 21 C.F.R. § 201.57(a)(4).

(f)          “Calendar Quarter” means any of the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 of any Calendar Year. Notwithstanding the foregoing, the first Calendar Quarter following the Closing Date will commence on the Closing Date.

(g)          “Calendar Year” means each period of twelve (12) months commencing on January 1 and ending on December 31. Notwithstanding the foregoing, the first Calendar Year following the Closing Date will end on December 31.

(h)          “Combination Product” means a Milestone Product that is comprised of or contains (i) [***].

(i)          “Commercially Reasonable Efforts” means with respect to the efforts to be expended, or considerations to be undertaken, by Parent with respect to any objective, activity or decision to be undertaken under this Exhibit H, the use of commercially reasonable efforts and resources on a country (or jurisdiction)-by-country (or jurisdiction) basis that are no less than the level of efforts and resources that a global pharmaceutical company of the size and market capitalization or enterprise value of Parent would reasonably be expected to devote in pursuing the development, approval and commercialization of its own products or product candidates to accomplish such objective, activity, or decision with respect to a product of similar commercial potential, profit potential or strategic value at a similar stage in its lifecycle taking into account issues of efficacy and safety, the competitiveness of alternative products, the product profile (including product labelling), the proprietary protection and regulatory exclusivity, the expected market potential and actual profitability and return on investment, stage of development and anticipated product life, other product opportunities and all other relevant factors[***].

(j)          “Cover” means, with respect to a given product or method and a given Patent, that the use, offer for sale, sale, importation or exportation (and specifically excluding Manufacture) of such product or the practice of such method would infringe a claim of such Patent in the country in which such activity occurs absent a license thereto or ownership thereof, and, in the case of a pending Patent application, that the use, offer for sale, sale, importation or exportation (and specifically excluding Manufacture) of such product or the practice of such method would infringe a pending claim thereof, assuming that such pending claim had been issued.

(k)          “Diligence Term” has the meaning set forth in Section 1.9(b).

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(l)           “Divest” has the meaning set forth in Section 1.10. “Divestiture” and “Divestment” shall have corresponding meanings.

(m)         “Existing Formulation” means the formulation of the Product with Regulatory Approval from the FDA as of the Execution Date.

(n)          “Financial Records” has the meaning set forth in Section 1.6.

(o)          “Milestone Event” has the meaning set forth in Section 1.1(a).

(p)          “Milestone Event 1” has the meaning set forth in Section 1.1(a).

(q)          “Milestone Event 2” has the meaning set forth in Section 1.1(a).

(r)           “Milestone Event 3” has the meaning set forth in Section 1.1(a).

(s)           “Milestone Event 4” has the meaning set forth in Section 1.1(a).

(t)           “Milestone Event 5” has the meaning set forth in Section 1.1(a).

(u)          “Milestone Event 6” has the meaning set forth in Section 1.1(a).

(v)          “Milestone Event 7” has the meaning set forth in Section 1.1(a).

(w)          “Milestone Patent” means any Patent: (i) included in the Company Intellectual Property; or (ii) that claims priority, directly or indirectly, in whole or in part, to any of the Patents included in foregoing sub-clause (i) or from which any of the Patents included in foregoing sub-clause (i) claim priority, directly or indirectly.

(x)          “Milestone Payment” has the meaning set forth in Section 1.1(a).

(y)          “Milestone Payment 1” has the meaning set forth in Section 1.1(a).

(z)        “Milestone Product” means (i) the Product; and (ii) any other pharmaceutical product incorporating the Compound or that (A) targets aryl hydrocarbon receptor (HGNC: 348) and (B) is Covered by a Valid Claim of a Milestone Patent (whether alone or with another active pharmaceutical ingredient), in any formulation, including any modified, derivative, or future iteration of the Product.

(aa)        “Milestone Term” has the meaning set forth in Section 1.1(e).

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(bb)        “Net Sales” means, with respect to a Milestone Product, the gross amounts invoiced (not including value added taxes, sales taxes, or similar taxes) by or to a Parent Party to any Person other than a Parent Party for sales of such Milestone Product in the Territory following the Closing Date, less the following items, if not previously deducted, to the extent specifically allocable to such Milestone Product calculated in accordance with GAAP, as applicable: (i) trade, quantity and cash discounts allowed; (ii) discounts, refunds, rebates (including wholesaler inventory management fees), credits, cost of free goods, chargebacks, retroactive price adjustments and any other customary allowances; (iii) deductions for Health Care Reform fees and similar deductions to gross invoice price of such Milestone Product imposed by Regulatory Authorities or other governmental entities; (iv) other payments required by law to be made under Medicaid, Medicare or other government special medical assistance programs; (v) credits for actual product returns, recalls, rejections and allowances for sales of such Milestone Product; (vi) price reductions or rebates, retroactive or otherwise, imposed by or negotiated with Governmental Authorities with respect to sales of such Milestone Product; (vii) a fixed amount of [***] of the amount invoiced to cover (A) bad debt, (B) transportation, (C) shipping, (D) taxes (not including value added taxes, sales taxes, or similar taxes) imposed on the production, sale, delivery or any other disposition of the Milestone Product, and (E) insurance and custom duties; (viii) the standard inventory cost of devices or delivery systems used for dispensing or administering Milestone Product, as applicable; (ix) fees or commissions paid to non-affiliated brokers or agents or other third-party distributors, including specialty distributors; (x) early payment cash discounts; and (xi) any other charges, costs, expenses or accruals that are customarily deducted in the determination of net sales in accordance with GAAP, as applicable, and as consistent applied to products sold by the applicable Parent Party. Net Sales shall not include sales or other dispositions of such Milestone Product by a Parent Party to Third Parties for purposes of resale by a Parent Party to Third Parties; provided, however, that such Milestone Product’s resale shall be included in Net Sales. Net Sales shall be determined from the books and records of the Parent Parties maintained in accordance with GAAP, as applicable, consistently applied. In the event that the Milestone Product is sold as part of a Combination Product, then Net Sales for such Combination Product will be calculated, on a country-by-country basis, by multiplying the Net Sales of the Combination Product in the applicable period by the fraction A / (A+B), in which “A” is the average selling price of the Milestone Product (not sold as part of a Combination Product) that is sold in substantial quantities in such country and “B” is the average selling price of any product comprising other therapeutically active ingredients that is sold separately in substantial quantities in such country, in each case during the accounting period in which the sales of the Combination Product were made or, if no sales of the Milestone Product or product comprising other therapeutically active quantities occurred during such period in such country, then such average selling prices as sold during the most recent accounting period in which such sales did occur in such country. If the Milestone Product, as contained in such Combination Product, is not sold separately in finished form in the applicable country, the Parties shall submit the matter to an independent valuation to be conducted by a valuation firm mutually accepted by the Parties.

(cc)         “Neutral Auditor” has the meaning set forth in Section 1.8.

(dd)       “Parent Parties” means: (i) Parent, its Affiliates (including, following the Closing, the Surviving Company and its Subsidiaries), or any of their respective successors or assigns with respect to any of their rights to Commercialize any Milestone Product in the Territory (including under any Company Intellectual Property Covering or otherwise relating to such Commercialization); or (ii) any other Person who has been delegated responsibility for achieving any of the Milestone Events or Commercializing any Milestone Product by, and obtains, directly or indirectly, from, any of the Persons included in foregoing sub-clause (i), any rights to any Company Intellectual Property in the Territory or any Commercialization of such Milestone Product, in each case, whether such rights are obtained by assignment, license, sublicense, or any other grant or transfer of rights. Notwithstanding the foregoing, in the event of a Divestment to a Qualified Party in accordance with Section 1.10, the references to Parent and its Affiliates in the preceding sentence shall refer to the applicable Acquiror and its Affiliates in connection with such Divestment.

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(ee)         “Pre-Launch Expense Amount” means the aggregate amount of documented costs, expenses or other amounts paid by or on behalf of the Company Group during the Pre-Closing Period, and incurred after the date that is seventy-five (75) days after the Execution Date, in relation to the launch of the Product for the AD Indication in accordance with the activities and budget set forth on Schedule H1.11(ee); provided that the Pre-Launch Expense Amount shall not exceed [***].  For the avoidance of doubt, the Pre-Launch Expense Amount shall not include any current assets for which credit has been given in the calculation of Closing Net Working Capital.

(ff)         “Qualified Party” means a pharmaceutical or biotech company: (i) with annual product revenue for its most recently completed fiscal year prior to the date on which the definitive agreement for the applicable Divestment is entered into, based on the most recent data collected or compiled by EvaluatePharma (or a similar company or such pharmaceutical company to the extent such data is not available from EvaluatePharma), of at least [***] in the United States; (ii) that is a solvent corporation; (iii) that, at the time the definitive agreement for the applicable Divestment is entered into, has a market capitalization or enterprise value (as determined in good faith by Parent) in excess of (A) [***] in the event the definitive agreement becomes effective prior to the tenth (10th) anniversary of the Closing Date or (B) [***] in the event the definitive agreement becomes effective on or after the tenth (10th) anniversary of the Closing Date; and (iv) that, at the time the definitive agreement for the applicable Divestment is entered into, shall not already own, market, promote, make, manufacture, distribute, import, export offer to sell or sell a branded topical product that (x) has received Regulatory Approval in the United States to treat one or more of the same indication(s) for which any Milestone Product has received Regulatory Approval in the United States and (y) has achieved at least thirty-three percent (33%) market share in such indication(s) in the United States in any given Calendar Quarter (measured by total volume of prescriptions in such indication(s) in the United States as reported by EvaluatePharma (or a similar company to the extent reported data from EvaluatePharma are not available)).

(gg)        “Royalty Payment” has the meaning set forth in Section 1.2(a).

(hh)        “Royalty Term” has the meaning set forth in Section 1.2(b).

(ii)        “Sales Milestone Events” means, collectively, Milestone Event 2, Milestone Event 3, Milestone Event 4, Milestone Event 5, Milestone Event 6, and Milestone Event 7.

(jj)          “Skipped Sales Milestone” has the meaning set forth in Section 1.1(c).

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(kk)        “Status Report” has the meaning set forth in Section 1.4.

(ll)       “Territory” means the entire world, excluding (i) Japan and (ii) the People’s Republic of China, including Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

(mm)      “Valid Claim” means: (i) a claim of an issued and unexpired Patent that (A) has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and (B) has not been canceled, withdrawn, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; or (ii) a claim of a Patent that is a pending patent application that (A) has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken, and (B) has been pending for less than five (5) years from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit. Notwithstanding the foregoing, any claim included in foregoing sub-clause (ii) that has been pending for more than such five (5)-year period shall become a Valid Claim if and when such claim issues and satisfies the requirements of foregoing sub-clause (i).

*     *     *     *     *

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